      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2001.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM F-10
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                            THE THOMSON CORPORATION
             (Exact name of Registrant as specified in its charter)

             ONTARIO                              2731                            98-0176673
                                      (Primary Standard Industrial             (I.R.S. Employer
(Province or other Jurisdiction of   Classification Code Number, if       Identification Number, if
  Incorporation or Organization)              applicable)                        applicable)

                             ---------------------

                                                                CORPORATION SERVICE COMPANY
              THE THOMSON CORPORATION                           1177 AVENUE OF THE AMERICAS
                   METRO CENTER                                         17TH FLOOR
                 ONE STATION PLACE                             NEW YORK, NEW YORK 10036-2721
               STAMFORD, CONNECTICUT                                  (212) 299-9100
                UNITED STATES 06902                  (Name, address (including zip code) and telephone
                  (203) 328-9400                                          number
   (Address and telephone number of Registrant's     (including area code) of agent for service in the
           principal executive offices)                               United States)

                             ---------------------
                                   COPIES TO:

EDWARD A. FRIEDLAND, ESQ.   ANDREW J. BECK, ESQ.      LISA L. JACOBS, ESQ.       DAVID A. JUDSON, ESQ.
 THE THOMSON CORPORATION            TORYS              SHEARMAN & STERLING       MCCARTHY TETRAULT LLP
      METRO CENTER             237 PARK AVENUE        599 LEXINGTON AVENUE        ONE NEW YORK PLAZA,
    ONE STATION PLACE        NEW YORK, NEW YORK        NEW YORK, NEW YORK             25TH FLOOR
  STAMFORD, CONNECTICUT             10017                     10022               NEW YORK, NEW YORK
          06902                (212) 880-6000            (212) 848-4000                  10004
     (203) 969-8700                                                                  (212)785-6410

                             ---------------------
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after this Registration Statement becomes effective.
                          PROVINCE OF ONTARIO, CANADA
               (Principal jurisdiction regulating this offering)
                             ---------------------
    It is proposed that this filing shall become effective (check appropriate box):

    A. [ ] Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
    B.   [X] At some future date (check the appropriate box below).
       1.   [ ] Pursuant to Rule 467(b) on (        ) at (    ) (designate a
            time not sooner than seven calendar days after filing).
       2.   [ ] Pursuant to Rule 467(b) on (        ) at (    ) (designate a
            time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has
            issued a receipt or notification of clearance on (        ).
       3. [ ] Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
       4. [X] After the filing of the next amendment to this Form (if preliminary material is being filed).

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS                AMOUNT          PROPOSED MAXIMUM       PROPOSED MAXIMUM           AMOUNT OF
          OF SECURITIES                   TO BE            OFFERING PRICE            AGGREGATE             REGISTRATION
         TO BE REGISTERED             REGISTERED(1)         PER SHARE(2)         OFFERING PRICE(2)             FEE
---------------------------------------------------------------------------------------------------------------------------
Common Shares.....................  43,700,000 Shares         US$33.89           US$1,480,993,000           US$136,252
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Includes 5,700,000 common shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant's common shares on the Toronto Stock Exchange on April 29, 2002 converted into U.S. dollars at the inverse of the noon buying rate in New York City for cable transfers in Canadian dollars by the Federal Reserve Bank of New York on April 29, 2002.
                             ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

                           INFORMATION REQUIRED TO BE
                      DELIVERED TO OFFEREES OR PURCHASERS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                    PRELIMINARY PROSPECTUS DATED MAY 2, 2002

PROSPECTUS

                                      LOGO

                               38,000,000 SHARES

                            THE THOMSON CORPORATION
                                 COMMON SHARES
                             ---------------------

    We are selling 14,615,385 of our common shares and The Woodbridge Company Limited, our principal shareholder, is selling 23,384,615 of our common shares. We will not receive any proceeds from the sale of the common shares being sold by Woodbridge. Our common shares are listed on the Toronto Stock Exchange under the symbol TOC. On May 1, 2002, the closing sale price of our common shares on the Toronto Stock Exchange was Cdn$53.80. We have applied to list our common shares on the New York Stock Exchange under the symbol TOC.

     INVESTING IN OUR COMMON SHARES INVOLVES RISKS.   SEE "RISK FACTORS"
BEGINNING ON PAGE 14 OF THIS PROSPECTUS.
                             ---------------------

    WE ARE PERMITTED TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. WE PREPARE OUR FINANCIAL STATEMENTS IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND OUR FINANCIAL STATEMENTS ARE SUBJECT TO CANADIAN GENERALLY ACCEPTED AUDITING STANDARDS AND CANADIAN AND UNITED STATES SECURITIES REGULATORY AUDITOR INDEPENDENCE STANDARDS. OUR FINANCIAL STATEMENTS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

    OWNING OUR COMMON SHARES MAY SUBJECT YOU TO TAX CONSEQUENCES IN BOTH THE UNITED STATES AND CANADA. THIS PROSPECTUS MAY NOT FULLY DESCRIBE THESE TAX CONSEQUENCES. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR OWN PARTICULAR CIRCUMSTANCES AND READ THE TAX DISCUSSION UNDER "CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS."

    YOUR ABILITY TO ENFORCE CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS MAY BE ADVERSELY AFFECTED BECAUSE WE ARE INCORPORATED UNDER THE LAWS OF THE PROVINCE OF ONTARIO, CANADA, SOME OF OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS ARE CANADIAN RESIDENTS, AND SOME OF OUR ASSETS AND SOME OF THE ASSETS OF THOSE OFFICERS, DIRECTORS AND EXPERTS ARE LOCATED OUTSIDE THE UNITED STATES.
                             ---------------------

                                                              PER SHARE     TOTAL
                                                              ---------   ----------
Public offering price.......................................   US$        US$
Underwriting commission.....................................   US$        US$
Proceeds, before expenses, to us............................   US$        US$
Proceeds, before expenses, to the selling shareholder.......   US$        US$

    The underwriters may also purchase up to an additional 5,700,000 common shares from the selling shareholder at the public offering price, less the underwriting commission, within 30 days from the date of the final prospectus to cover over-allotments, if any.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The common shares will be ready for delivery in New York, New York on or
about        , 2002.
                             ---------------------

                          Joint Book-Running Managers

MERRILL LYNCH & CO.                                               MORGAN STANLEY
                             ---------------------

RBC CAPITAL MARKETS
                     BEAR, STEARNS & CO. INC.
                                       CREDIT SUISSE FIRST BOSTON
                        GOLDMAN, SACHS & CO.
                                                  TD SECURITIES
                                                                     UBS WARBURG
                             ---------------------
                  The date of this prospectus is       , 2002.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................    2
Risk Factors..........................   14
Special Note Regarding Forward-Looking
  Information.........................   19
Use of Proceeds.......................   20
Dividends.............................   20
Market and Price Range of Common
  Shares..............................   21
Capitalization........................   22
Selected Consolidated Financial and
  Operating Data......................   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   26
Business..............................   44
Management............................   81
Beneficial Ownership of Common
  Shares..............................   89
Principal and Selling Shareholder.....   91

                                        PAGE
                                        ----
Certain Relationships and
  Related Party Transactions..........   92
Description of Share Capital..........   93
Shares Eligible for Future Sale.......   94
Certain United States and Canadian
  Federal Income Tax Considerations...   95
Underwriting..........................  101
Legal Matters.........................  104
Experts...............................  104
Registrar and Transfer Agent..........  105
Enforceability of Certain Civil
  Liabilities in the United States....  105
Documents Incorporated by Reference...  105
Where You Can Find More Information...  106
Documents Filed as Part of the
  Registration Statement..............  106
Index to Consolidated Financial
  Statements..........................  F-1

                             ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

     All dollar amounts in this prospectus are expressed in United States dollars, except where otherwise indicated. References to $ or to US$ are to United States dollars and references to Cdn$ are to Canadian dollars.

     Our estimates of market share and market size in this prospectus, in certain cases, are based on public disclosure and industry and trade publications and on reports prepared by third parties and are measured in terms of revenues.
                             ---------------------

     In this prospectus, Thomson, we, us and our, each refers to The Thomson Corporation and its consolidated subsidiaries unless the context requires otherwise. Our consolidated financial statements and certain other financial information of ours contained or incorporated by reference in this prospectus are, except where otherwise noted, reported in United States dollars and have been prepared in accordance with accounting principles generally accepted in Canada, or Canadian GAAP. To the extent applicable to our consolidated financial statements included elsewhere in this prospectus, these principles conform in all material respects with accounting principles generally accepted in the United States, or U.S. GAAP, except as described in the reconciliation to U.S. GAAP, found elsewhere in this prospectus.

     Certain names used in this prospectus are our trademarks. This prospectus also includes references to trademarks, product names and company names of other companies.

                                    SUMMARY

     This summary highlights more detailed information contained elsewhere in this prospectus. You should read the entire prospectus, including, in particular, the "Risk Factors" beginning on page 14 and our consolidated financial statements and related notes presented later in this prospectus.

                            THE THOMSON CORPORATION

     We are a global leader in providing integrated information solutions to business and professional customers. In a global economy in which the flow of information is vital, we supply vast amounts of value-added information to our customers, in both print and electronic formats. We increasingly deliver our information electronically, with applications and tools that enable our customers to adapt it and combine it with their own information. By enhancing the timeliness and effectiveness of our customers' use of information, we help them serve their customers better.

     We serve customers in the following sectors: law, tax, accounting, financial services, higher education, reference information, corporate training and assessment, scientific research and healthcare. We believe these sectors are fundamental to economic development globally and consequently have potential for consistent long-term growth.

     We have a leading market position and well recognized and respected brands in each of our principal markets. Our revenues, which in 2001 totaled $7.2 billion, are generally recurring or predictable. Approximately 61% of our revenues in 2001 were generated under subscription arrangements, with advertising accounting for only 4%. Our revenues are also diversified. In addition to having multiple lines of business, we have over 20 million users and no single customer accounts for more than 2% of our revenues. In 2001, 82% of our revenues were from our operations in the United States and we have users in approximately 130 countries worldwide.

CORPORATE CENTER AND MARKET GROUPS

     Our corporate center initiates and executes strategy and manages other company-wide functions. We organize our operations in four market groups that are structured on the basis of the customers they serve:

     - Thomson Legal and Regulatory,

     - Thomson Learning,

     - Thomson Financial, and

     - Thomson Scientific and Healthcare.

     By centralizing key functions in our corporate center, we foster a company-wide approach while allowing our market groups sufficient operational flexibility and scope for initiative in dealing with customers. In addition to identifying new business opportunities and acquisitions, our corporate center oversees the planning processes of our market groups and their implementation of strategy and assesses their performance. Our corporate center develops and executes capital strategy, including tax planning, and determines the overall direction on technology. In addition, our corporate center has the responsibility for the appointment of senior executives and their training and development.

     The following table summarizes certain information about our four market groups relating to 2001 revenues, employees and countries in which they operate.

                          MARKET GROUPS -- OPERATIONS

                                                                      PERCENTAGE OF
                                                 PERCENTAGE           REVENUES FROM
                               REVENUES(1)    OF REVENUES(1)(2)   ELECTRONIC DELIVERY(1)   COUNTRIES   EMPLOYEES
                              -------------   -----------------   ----------------------   ---------   ---------
                              (IN MILLIONS)
Thomson Legal and
  Regulatory................     $2,827              39%                    52%               30        17,000
Thomson Learning............      1,851              26                     31                26        13,000
Thomson Financial...........      1,590              22                     89                27         9,200
Thomson Scientific and
  Healthcare................        697              10                     53                13         3,800

---------------

(1) Represents revenues from ongoing businesses, which exclude disposals. Disposals are businesses sold or held for sale which do not qualify as discontinued operations.

(2) Percentages are calculated on the basis of revenues from ongoing businesses, including revenues of our corporate and other category. That category includes the results of Thomson Media, which was previously designated for sale but subsequently retained.

     We engage in businesses that we believe can readily be extended into new markets by capitalizing on our expertise in adapting existing successful products and services, our strong brands and our technology platforms. By delivering our products and services electronically, we have access to existing and new customers around the world. We have recently undertaken a significant initiative to increase the awareness of the Thomson brand, which involves linking the Thomson name with our many well recognized product and service brands. We believe the heightened awareness of the Thomson brand will become a significant asset in supporting our global growth initiatives.

INFORMATION AND TECHNOLOGY

     We believe the breadth and depth of our value-added information and our technological strength are significant competitive advantages.

     Compiled over many decades, our collection of information is one of the world's largest and we maintain much of it in electronic databases. Our Westlaw databases, for example, contain the equivalent of approximately 400 million printed pages and our Gale online reference library includes the equivalent of approximately 125 million printed pages. We have generally enhanced the value of our information, including that derived from public sources, by adding proprietary editorial content, formatting, organization and indexing. We also create some of our information, such as textbooks and course materials. We keep our information up to date with a large staff of professionals, researchers and technology specialists. Much of our information is not available to our customers from other sources in the value-added form in which we provide it.

     Our customers rely on our information for its accuracy, comprehensiveness and utility as well as on the ready access to it that we provide. For example:

     - lawyers depend on our Westlaw databases of legal cases, legislation and other legal information that we have supplemented with summaries and classified by topic areas and points of law,

     - investment professionals and analysts work with our First Call Analyst database that aggregates 26 years of financial results and analysts' earnings estimates for over 18,000 companies, including all of the companies in the S&P 500 index, and

     - college professors teach from our Wadsworth and other textbooks authored by experts in the most popular disciplines, including the humanities, social sciences, languages, science, mathematics, engineering and business, which are augmented by electronic teaching aids, such as online interactive supplements and websites.

     Since the early 1990s, we have invested in technology to build platforms that have sufficient scale and scope to meet the needs of our customers globally. We have the flexibility to deliver our products and services to our customers electronically in a variety of ways, including over the Internet and our own proprietary platforms. As a result, our products and services are readily integrated into the systems of our customers. In 2001, 54% of our revenues were derived from products and services delivered electronically, up from 45% in 1997.

     We also use technology to develop new products and services and to repackage and reuse our information and applications in a variety of ways to create integrated solutions that serve customers effectively. In developing products and services, we purchase or license and use widely available operating and data management systems, software and other components and we typically enhance them by adding applications and tools that we design.

KEY BRANDS, PRODUCTS AND SERVICES

     The following table summarizes our key brands and products and services by market group and customers.

MARKET GROUP       CUSTOMERS                      KEY BRANDS                 KEY PRODUCTS AND SERVICES
------------       ----------------------------   ------------------------   ---------------------------------------
Thomson Legal      lawyers, law students,         West                       legal information-based products and
and Regulatory     legal professionals            Westlaw                    services
                                                  Sweet & Maxwell
                   tax professionals,             RIA                        tax and accounting information-based
                   accountants                    Creative Solutions         products and services
                   business professionals         Dialog                     online databases of business
                                                  NewsEdge                   information and current and archival
                                                                             news
--------------------------------------------------------------------------------------------------------------------
Thomson Learning   professors, students,          Wadsworth                  textbooks and electronic course
                   business professionals                                    materials in the humanities and social
                                                                             sciences
                                                  South-Western              textbooks and electronic course
                                                                             materials in business and economics
                   libraries, corporations,       Gale                       printed and electronic reference
                   reference centers                                         materials, electronic databases of
                                                                             magazine, newspaper and periodical
                                                                             content, microfilm collections and
                                                                             encyclopedias
                   corporations,                  Prometric                  technology-based test delivery and
                   government agencies                                       assessment services including test
                                                                             preparation, test results processing
                                                                             and certification program creation
                                                  NETg                       online and instructor-led information
                                                                             technology and business skills training
--------------------------------------------------------------------------------------------------------------------
Thomson            portfolio managers,            First Call                 online databases of financial
Financial          research analysts              I/B/E/S                    information including brokerage
                                                                             research, forecast data, market indices
                                                                             data, institutional holdings data, SEC
                                                                             filings and news
                   investment bankers             Securities Data            online databases of global information
                                                                             on mergers and acquisitions
                   institutional and retail       ILX                        electronic financial information
                   traders, investment advisors                              including real- time market data such
                                                                             as stock quotes and news
--------------------------------------------------------------------------------------------------------------------
Thomson            pharmaceutical/biotechnology,  Derwent World Patent       indexed and abstracted databases of
Scientific and     chemical and engineering       Index                      patents
Healthcare         companies, government
                   agencies, research
                   libraries, universities
                                                  ISI Web of Science         website for research scientists
                                                                             providing access to over 8,500
                                                                             abstracted and indexed journals,
                                                                             journal article cited references,
                                                                             meetings and conference proceedings
                   physicians, health             Physicians' Desk           database of Food and Drug
                   professionals,                 Reference                  Administration approved drug
                   pharmaceutical companies,                                 monographs, delivered in print and
                   hospitals, poison control                                 electronic formats
                   centers, government agencies
                                                  Micromedex                 drug, clinical, toxicological and
                                                                             environmental database products
                   pharmaceutical companies,      Gardiner-Caldwell          continuing medical education training
                   physicians                     Physicians World           for physicians in connection with new
                                                                             drug launches

INTEGRATED INFORMATION SOLUTIONS

     Based on the particular needs of a customer segment, we combine our products and services to create integrated information solutions. Our integrated information solutions provide our customers with value-added information from one or more sources along with applications and tools that enable them to use it in a manner that suits them best, including by adapting it and combining it with their own information. As customers take advantage of this flexibility, our solutions are increasingly integrated into their workflow. For example, First Call Analyst integrates a range of our products and services and our customers' own data on a single delivery platform, allowing investment professionals and analysts to review the research of others and produce their own analysis, utilizing applications that, among other things, enable them to compare estimates of companies' earnings with actual results.

TRANSFORMATION

     Since the 1980s, we have been engaged in publishing business and professional information, until recently within a multi-business enterprise. We have now largely completed a strategic transformation through which we divested cyclical, consumer-focused businesses and acquired market-leading information businesses with professional and business customers. Our acquisitions include West Publishing, which became the core of our legal group, Primark and Carson in our financial group and academic publishing and corporate training businesses of Harcourt and Prometric, the leading provider of computer-based testing, in our learning group.

     We believe that as a result of our transformation, each of our market groups has sufficient scale and scope to compete effectively on a global basis and that we have greatly improved our ability to evolve and grow as a provider of integrated information solutions and generate strong financial results.

     While effecting our transformation, our EBITDA grew from $1.2 billion, or 17% of revenues from continuing operations, in 1995 to $1.8 billion, or 25% of revenues from continuing operations, in 2001. The following charts illustrate our transformation, showing the replacement of revenues and EBITDA from our former travel and newspaper businesses with revenues and EBITDA, respectively, from our information businesses.

                      REVENUES FROM CONTINUING OPERATIONS
                                 (IN BILLIONS)

                                  (BAR CHART)

                       EBITDA FROM CONTINUING OPERATIONS
                                 (IN BILLIONS)

                                  (BAR CHART)

STRATEGY

     Our strategic objective is to be the foremost global provider of integrated information solutions to businesses and professionals in markets with consistent long-term growth prospects. In order to achieve this objective, we apply the following strategy consistently across our market groups.

  CREATING VALUE FOR CUSTOMERS BY PROVIDING INTEGRATED INFORMATION SOLUTIONS

     We provide integrated information solutions that create value for our customers. We supply value-added information and use technology to deliver it faster and in a form that enables our customers to use it flexibly and efficiently. As we meet our customers' needs for more and better solutions, we enhance their ability to serve their customers. Our solutions also become integral to our customers' workflow and businesses, which is conducive to a high level of customer retention. Accordingly, we seek to grow primarily by expanding our opportunities to serve our customers, in addition to improving our market share. To do so, we will continue to expand the breadth and depth of the integrated information solutions we offer to our customers.

  LEVERAGING OUR TECHNOLOGICAL PLATFORMS AND OTHER ASSETS AND CAPABILITIES TO GENERATE GROWTH AND EXPAND MARGINS

     We have technological platforms of scale and scope, high quality information, strong brands and skilled senior management and employees. We plan to capitalize on our technological strength and these other assets and capabilities to generate revenue growth and expand our profit margins.

     We seek to leverage our investment in technology to lower the cost of developing and marketing new products and services and realize operating efficiencies. Using the systems we now have, we can adapt products and services developed for customers in one sector for those in others. Having designed a technological application to permit one customer to use our information, we can modify that application for utilization of the same or other information by another customer. We are using strong brands in one country -- such as Westlaw in the United States -- as the basis of entry into others. We are also building Thomson as a global co-brand to foster the development of our product and service brands. We continue to emphasize the recruitment, training and career development of our people, on whose ability and creativity our business depends. We deploy management across our market groups to broaden work experience, foster cross-fertilization of thinking and encourage a common management approach.

  EXPANDING ELECTRONIC DELIVERY TO IMPROVE SCALABILITY

     We believe that our focus on electronic delivery allows us to respond more effectively to our customers' needs, to provide products and services that have more features and to enhance our customers' ability to use our information as it suits them. We also believe that our focus on electronic delivery permits us to expand more readily into new markets. By expanding electronic delivery of products and services, which can generally be done at lower variable costs than those that are print-based, we believe that we will generate revenue growth and expand our profit margins.

  EXPLOITING INTERNATIONAL EXPANSION OPPORTUNITIES

     We plan to continue to invest outside of North America, which we expect will enable us to accelerate our overall rate of growth. Our businesses are readily expandable into new geographic markets and we intend to grow them internationally, particularly in Europe, Latin America and Asia-Pacific. Many of our products and services developed originally for the United States or other markets can be modified and offered internationally. Many of our customers operate internationally, which gives us the opportunity to expand with them. In addition, the scalability and flexibility of our technology platforms allow us to reach customers globally.

  ASSESSING ACQUISITIONS

     Within our existing businesses, we have opportunities to evolve and grow and can achieve our strategic objective. We plan to grow by reinvesting in our existing businesses. We will continue to regularly evaluate and make acquisitions that broaden the range of our product and service offerings. We will also continue to assess the acquisition of new businesses that can either improve our ability to serve our existing markets or allow us to enter new markets effectively. We believe that we have demonstrated the ability to identify acquisitions that enhance or complement our business, evaluate them in a disciplined manner and execute acquisition transactions effectively. We also believe that our experience in integrating acquired businesses allows us to eliminate cost redundancies and combine the acquired products and services with our existing offerings, resulting in incremental revenues, expanded profit margins and improved potential for revenue growth.

     We also continue to assess strategic alliances and joint ventures, especially when entering new markets. Examples include U21global, our joint venture with 16 leading research universities from around the world to form an online university, and our Omgeo joint venture with The Depository Trust & Clearing Corporation that provides post-trade transaction services to our financial services customers.

  ACHIEVING SUPERIOR LONG-TERM RETURNS AND MAINTAINING FINANCIAL DISCIPLINE

     We manage our businesses and deploy our capital to maximize returns to shareholders over the long term. In growing our businesses, we will continue to rely on our recurring revenues, strong cash flow from our operations and our strong balance sheet.

     We make disciplined investment decisions largely on the basis of return on invested capital and other long-term financial measurements such as discounted cash flow and internal rate of return. Since the early 1990s, we have invested to focus ourselves on providing integrated information solutions and to build technology platforms. Having made these investments, we aim to achieve improved returns on invested capital through sustained revenue growth, realizing operating efficiencies and leveraging our technology. We expect that the percentage of our revenues that we spend on technology will decrease, although we plan to continue to invest in technology at significant levels.

     We assess each of our businesses on the basis of annual performance targets. In making any tactical acquisitions that complement our existing businesses, we will generally do so on the basis that the acquired business, while adding to our capacity for growth over the long term, will also be expected to increase our return on invested capital and earnings by the second year after it is acquired.

PRINCIPAL AND REGISTERED OFFICES

     Our principal office in the United States is at the Metro Center, One Station Place, Stamford, Connecticut, 06902. Our registered office is at Suite 2706, Toronto Dominion Bank Tower, P.O. Box 24, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A1. Our website address is: www.thomson.com. Information contained on our website shall not be deemed to be part of, or incorporated by reference in, this prospectus. Our website address is included in this document as an inactive textual reference only.

                                  THE OFFERING

Common shares offered by us...   14,615,385 common shares

Common shares offered by the
selling   shareholder.........   23,384,615 common shares

Common shares to be
outstanding after   the
offering......................   646,729,359 common shares

Use of proceeds...............   The net proceeds to us from the offering will
                                 be approximately $          million. We intend
                                 to use the net proceeds for general corporate purposes, including the repayment of indebtedness. See "Use of Proceeds." We will not receive any proceeds from the sale of common shares by the selling shareholder.

Proposed New York Stock
Exchange and Toronto Stock
Exchange symbol...............   TOC
                             ---------------------

     Unless we specifically state otherwise, the information in this prospectus does not take into account the sale of up to 5,700,000 common shares which the underwriters have the option to purchase from the selling shareholder solely to cover over-allotments. In addition, the number of common shares shown in this prospectus as outstanding following the offering excludes 7,137,013 common shares issuable upon exercise of outstanding options issued pursuant to our stock incentive plan.

              SUMMARY OF CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table presents our summary historical financial and operating data for the periods indicated. Our summary historical financial and operating data for each of the three years ended December 31, 2001 and at December 31, 2000 and 2001 are derived from our audited consolidated financial statements beginning on page F-1. Historical results are not necessarily indicative of the results that may be expected for any future period.

     Our results for the year ended December 31, 1999 reflect the results of Macmillan Library Reference and Aranzadi from July 1999, in each case the month in which we acquired the business. Our results for the year ended December 31, 2000 reflect the results of Prometric from March 2000, the results of Dialog from May 2000 and the results of Carson and Primark from September 2000, in each case the month in which we acquired the business. Our results for the year ended December 31, 2001 reflect the results of the interest in First Call we previously did not own from June 2001, the results of the acquired businesses of Harcourt from July 2001 and the results of NewsEdge from September 2001, in each case the month in which we acquired the business or interest. In addition to the acquisition of these larger businesses and interest, our results also reflect the acquisition and disposition of smaller businesses that occurred in each respective period. As a result of these acquisitions and dispositions, the results in each period are not directly comparable.

     The following summary of certain of our historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes that are included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP. See our reconciliation to U.S. GAAP beginning on page F-34 for a discussion of the principal differences between Canadian GAAP and U.S. GAAP applicable to our consolidated financial statements and a reconciliation of our earnings to those under U.S. GAAP.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1999      2000      2001
                                                              -------   -------   -------
                                                              (IN MILLIONS, EXCEPT SHARE
                                                                     RELATED DATA)
CANADIAN GAAP
CONSOLIDATED INCOME STATEMENT DATA:
Revenues....................................................  $5,752    $6,514    $7,237
                                                              ------    ------    ------
Earnings before interest, tax, depreciation, amortization,
  restructuring charges and Year 2000 costs(1)..............   1,407     1,534     1,786
Depreciation................................................    (386)     (416)     (476)
                                                              ------    ------    ------
Operating profit before amortization, restructuring charges
  and Year 2000 costs(1)....................................   1,021     1,118     1,310
                                                              ------    ------    ------
Operating profit after amortization, restructuring charges
  and Year 2000 costs.......................................     634       750       836
                                                              ------    ------    ------
Earnings from continuing operations.........................     409       571       657
Earnings from discontinued operations.......................     123       652        92
                                                              ------    ------    ------
Earnings attributable to common shares......................  $  532    $1,223    $  749
                                                              ======    ======    ======
Basic and diluted earnings per common share from continuing
  operations................................................  $ 0.66    $ 0.92    $ 1.05
                                                              ======    ======    ======

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1999      2000      2001
                                                              -------   -------   -------
                                                              (IN MILLIONS, EXCEPT SHARE
                                                                     RELATED DATA)
OTHER DATA:
Adjusted earnings from continuing operations
  (unaudited)(1)(2).........................................  $  461    $  468    $  451
Capital expenditures........................................     472       585       684
Components of revenue (unaudited)(3):
  Electronic delivery based.................................      48%       52%       54%
  Advertising based.........................................       5         5         4
  Subscription based........................................      60        60        61
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents...................................            $  337    $  532
Working capital(4)..........................................              (260)     (506)
Total assets................................................            15,699    18,402
Total debt(5)...............................................             3,059     4,982
Total shareholders' equity..................................             7,818     8,220
U.S. GAAP
CONSOLIDATED INCOME STATEMENT DATA:
Income from continuing operations...........................  $  365    $  589    $  543
Income from discontinued operations.........................     120       743         9
                                                              ------    ------    ------
Net income..................................................  $  485    $1,332    $  552
                                                              ======    ======    ======
Basic and diluted earnings per common share from continuing
  operations................................................  $ 0.55    $ 0.90    $ 0.82
                                                              ======    ======    ======
OTHER DATA:
Earnings before interest, tax, depreciation, amortization,
  restructuring charges and Year 2000 costs
  (unaudited)(1)............................................  $1,377    $1,523    $1,759
Depreciation................................................    (386)     (416)     (476)
                                                              ------    ------    ------
Operating profit before amortization, restructuring charges
  and Year 2000 costs (unaudited)(1)........................  $  991    $1,107    $1,283
                                                              ------    ------    ------

---------------

(1) Earnings before interest, tax, depreciation, amortization, restructuring charges and Year 2000 costs (EBITDA), and operating profit before amortization, restructuring charges and Year 2000 costs (adjusted operating profit), are used by us to measure our operating performance, including our ability to generate cash flow. Among other things, EBITDA eliminates the differences that arise between businesses due to the manner in which they were acquired, funded or recorded. In particular, EBITDA excludes the effects of amortization of identifiable intangible assets and goodwill, which is a non-cash charge arising from acquisitions accounted for under the purchase method of accounting. Adjusted operating profit reflects depreciation expense but eliminates the effects of amortization of identifiable intangible assets and goodwill, restructuring charges and Year 2000 costs. Because we do not consider these items to be operating costs, we exclude them from the measurement of our operating performance. We also measure our earnings from continuing operations to adjust for non-recurring items (adjusted earnings from continuing operations) to assist in comparing them from one period to another. EBITDA, adjusted operating profit, adjusted earnings from continuing operations and related measures do not have any standardized meaning prescribed by GAAP and therefore are unlikely to be comparable with the calculation of similar measures for other companies, and should not be viewed as alternatives to operating profits, cash flow from operations, net income or other measures of financial performance calculated in accordance with GAAP.

(2) The calculation of adjusted earnings from continuing operations is set out within "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" included elsewhere in this prospectus.

(3) Represents percentage of revenues from ongoing businesses, which exclude disposals. Disposals consist of results of businesses sold or held for sale which do not qualify as discontinued operations.

(4) Working capital represents current assets less current liabilities of continuing operations, excluding cash, short-term indebtedness and current portion of long-term debt.

(5) Total debt includes short-term indebtedness, current portion of long-term debt and long-term debt, as well as amounts which represent the carrying value of currency swaps related to our debt. Carrying values of currency swaps are included within "Other non-current liabilities" and "Accounts payable and accruals" and total $197 million and $238 million in our December 31, 2000 and 2001 consolidated balance sheets, respectively.

                                  RISK FACTORS

     You should carefully consider the following risk factors as well as the other information included in this prospectus, including our consolidated financial statements and related notes, before making a decision to invest in our common shares. Additional risks not presently known to us or that we currently consider not to be material may also impair our businesses.

RISKS RELATING TO OUR BUSINESSES

WE OPERATE IN HIGHLY COMPETITIVE MARKETS, WHICH MAY ADVERSELY AFFECT OUR MARKET SHARE AND OUR FINANCIAL RESULTS.

     We operate in highly competitive markets with significant established competitors such as Pearson plc, Reed Elsevier plc, Wolters Kluwer N.V., Reuters Group plc, Bloomberg L.P. and The McGraw-Hill Companies, Inc. that have substantial financial resources, recognized brands, technological expertise and market experience. Our competitors are continuously enhancing their products and services, developing new products and services and investing in technology to better serve the needs of their existing customers and attract new customers. Some of our competitors are acquiring additional businesses in key sectors which will allow them to offer a broader array of products and services. We may also face competition from businesses that have not traditionally participated in our markets but that could adapt their products and services to meet the demands of our customers or combine with one of our traditional competitors to enhance its products and services. Competition may require us to reduce the price of our products and services or make additional capital investments which would adversely affect our profit margins. If we are unable or unwilling to do so, we may lose market share and our financial results may be adversely affected.

OUR SIGNIFICANT INVESTMENTS IN TECHNOLOGY MAY NOT INCREASE OUR REVENUES OR DECREASE OUR OPERATING COSTS, WHICH MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     Over the past several years, we have made significant investments in technology including spending on computer hardware, software, electronic systems, telecommunications infrastructure and digitization of content. We expect our investment in technology to continue at significant levels. We cannot assure you that as a result of these significant investments in technology, we will be able to increase our revenues or decrease our operating costs and this may adversely affect our financial results.

IF WE ARE UNABLE TO FULLY DERIVE THE ANTICIPATED BENEFITS FROM OUR ACQUISITIONS, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

     During the past several years we have completed a number of acquisitions and we may acquire other businesses in order to enhance our ability to serve existing markets or enter new markets. Achieving the expected returns and synergies from our past and future acquisitions will depend in part upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses into our market groups in an efficient and effective manner. We cannot assure you that we will be able to do so or that acquired businesses will perform at anticipated levels. If we are unable to successfully integrate acquired businesses, our anticipated revenues may be lower and our operational costs may be higher.

IF WE ARE UNABLE TO DEVELOP ADDITIONAL PRODUCTS AND SERVICES TO MEET OUR CUSTOMERS' NEEDS, ATTRACT NEW CUSTOMERS OR EXPAND INTO NEW GEOGRAPHIC MARKETS, OUR ABILITY TO GENERATE ADDITIONAL REVENUES MAY BE ADVERSELY AFFECTED.

     Our growth strategy involves developing additional products and services to meet our customers' needs for integrated solutions. In addition, we plan to grow by attracting new customers and expanding into new geographic markets. It may take a significant amount of time and expense to develop additional products and services to meet our customers' needs, attract new customers or expand into new geographic markets. If we are unable to do so, our ability to generate additional revenues may be adversely affected.

EXPANSION OF OUR OPERATIONS OUTSIDE NORTH AMERICA INVOLVES SPECIAL CHALLENGES THAT WE MAY NOT BE ABLE TO MEET AND THAT MAY ADVERSELY AFFECT OUR ABILITY TO GROW.

     While our primary markets are in North America, we operate globally and have targeted certain markets outside North America for continued growth. In particular, we are focusing on opportunities in Europe, Latin America and Asia-Pacific for expansion. There are certain risks inherent in doing business in some jurisdictions outside North America, including the following:

     - difficulties in penetrating new markets due to established and entrenched competitors,

     - difficulties in developing products and services that are tailored to the needs of local customers,

     - lack of local acceptance or knowledge of our products and services,

     - lack of recognition of our brands,

     - unavailability of joint venture partners or local companies for acquisition,

     - instability of international economies and governments,

     - changes in laws and policies affecting trade and investment in other jurisdictions,

     - exposure to varying legal standards, including intellectual property protection laws, in other jurisdictions, and

     - foreign currency exchange rates and exchange controls.

     These risks could affect our ability to expand successfully outside North America, which may adversely affect our ability to grow.

IF WE DO NOT CONTINUE TO RECRUIT AND RETAIN HIGH QUALITY MANAGEMENT AND KEY EMPLOYEES, WE MAY NOT BE ABLE TO EXECUTE OUR STRATEGY.

     The implementation and execution of our strategy depends on our ability to continue to recruit and retain high quality management and other employees across all of our businesses. We compete with many businesses that are seeking skilled individuals, including those with advanced technological abilities. We cannot assure you that we will be able to continue to identify or be successful in recruiting or retaining the appropriate qualified personnel for our businesses and this may adversely affect our ability to execute our strategy.

CONSOLIDATION OF OUR CUSTOMERS MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     Mergers among our customers in some of our key markets have occurred or are occurring, including among financial services companies, legal and accounting firms and scientific and healthcare research institutions. Consolidation may create larger customers with more bargaining power, which may adversely impact the prices we can charge for our products and services. In some instances following a consolidation, divisions and employees are eliminated. This may result in lower demand for our products and services. Lower demand and lower prices for our products and services may adversely affect our financial results.

OUR CUSTOMERS MAY BECOME MORE SELF-SUFFICIENT, WHICH MAY REDUCE DEMAND FOR OUR PRODUCTS AND SERVICES AND ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     Our customers may decide to independently develop certain products and services that they currently obtain from us. For example, some of the customers of our financial group have established a consortium to aggregate and disseminate their research reports to their institutional clients. Customers of our corporate training business may develop and implement their own corporate training programs. To the extent that our customers become more self-sufficient, demand for our products and services may be reduced which may adversely affect our financial results.

INCREASED ACCESSIBILITY TO FREE OR RELATIVELY INEXPENSIVE INFORMATION SOURCES MAY REDUCE DEMAND FOR OUR PRODUCTS AND SERVICES AND ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     In recent years, more public sources of free or relatively inexpensive information have become available, particularly through the Internet, and we expect this trend to continue. For example, governmental agencies have increased the amount of information they make publicly available for free. Public sources of free or relatively inexpensive information may reduce demand for our products and services. To the extent that our customers choose to use these public sources directly for their information needs, our financial results may be adversely affected.

WE MAY NOT BE WILLING OR ABLE TO MAINTAIN THE AVAILABILITY OF INFORMATION OBTAINED THROUGH LICENSING ARRANGEMENTS OR THE TERMS OF OUR LICENSING ARRANGEMENTS MAY CHANGE, WHICH MAY REDUCE OUR PROFIT MARGINS OR OUR MARKET SHARE.

     We obtain significant information through licensing arrangements with content providers. For example, we do not have a proprietary news source and we license all of our news content from various sources. Some content providers may seek to increase licensing fees for providing their proprietary content to us. If we are unable to renegotiate acceptable licensing arrangements with these content providers or find alternative sources of equivalent content, we may be required to reduce our profit margins or experience a reduction in our market share.

PARTS OF OUR BUSINESSES ARE AFFECTED BY CHANGES IN THE GENERAL ECONOMY, WHICH MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     The performance of parts of our businesses is dependent on the financial health and strength of our customers, which is in turn dependent on the general economies in our major markets, North America and Europe. For example, customers of our financial group, of our corporate training business in our learning group and of our trademark search business in our legal and regulatory group are particularly affected by fluctuations in the economy. A significant downturn in the economy could lead to cost cutting measures by these customers. As a result, purchases of our products and services may be reduced. In addition, approximately 4% of our revenues are derived from advertising. During an economic downturn, spending on advertising generally decreases. Cost-cutting by our customers and lower spending on advertising in response to a weak economic climate may adversely affect our financial results.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT BE ADEQUATELY PROTECTED, WHICH MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     Many of our products and services are comprised of information delivered through a variety of media, including books, journals, compact discs, dedicated transmission lines, the Internet and software-based applications. We rely on agreements with our customers and patent, trademark, copyright and other intellectual property laws to establish and protect our proprietary rights in our products and services. Third parties may be able to copy, infringe or otherwise profit from our proprietary rights without our authorization. The lack of specific legislation relating to the protection of intellectual property rights for content delivered through the Internet or other electronic formats creates an additional challenge for us in protecting our proprietary rights in content delivered through these media. We also conduct business in some countries where the extent of effective legal protection for intellectual property rights is uncertain. We cannot assure you that we have adequate protection of our intellectual property rights. If we are not able to protect our intellectual property rights, our financial results may be adversely affected.

OUR EFFECTIVE INCOME TAX RATE MAY INCREASE SIGNIFICANTLY, WHICH WOULD HAVE A NEGATIVE EFFECT ON OUR EARNINGS AND OUR AVAILABLE CASH.

     We have benefited from a low effective income tax rate in recent years. In 2001, our effective income tax rate was 18.6% of our earnings before income taxes, dividends on our preferred shares and our share of losses on our investments accounted for under the equity method, compared to the statutory corporate income tax rate in Canada of approximately 40%. Our low effective income tax rate was due principally to the lower effective tax rates applicable to our operating and financing subsidiaries in countries outside of Canada. In addition, in the past, we were able to utilize net operating loss carryforwards to reduce our effective income tax rate. Most of our remaining loss carryforwards are in Canada. Our ability to use these loss carryforwards in the future may be limited because our taxable earnings in Canada may be insufficient. We expect our effective income tax rate to increase within the next several years and this increase may be significant. An increase in our effective tax rate could arise as a result of increases in the proportion of our earnings being generated in countries that have higher tax rates than our current effective tax rate, including the United States, the effect of changes in tax legislation and changes in tax treaties that may increase the amount of tax payable by some of our subsidiaries. An increase in our effective income tax rate would have an adverse effect on our earnings and on the amount of cash we have available.

WE HAVE SIGNIFICANT GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS RECORDED ON OUR BALANCE SHEET WHICH MAY BE SUBJECT TO IMPAIRMENT LOSSES THAT WOULD REDUCE OUR REPORTED ASSETS AND EARNINGS.

     Identifiable intangible assets and goodwill, arising from acquired businesses, comprise a substantial portion of our total assets. At December 31, 2001, our total assets were approximately $18.4 billion, of which approximately $7.9 billion, or 43%, was goodwill and approximately $4.9 billion, or 27%, was identifiable intangible assets. Economic, legal, regulatory, competitive, contractual and other factors may affect the value of goodwill and identifiable intangible assets. If any of these factors impair the value of these assets, accounting rules require us to reduce their carrying value and recognize an impairment charge, which would reduce our reported assets and earnings in the year the impairment charge is recognized. In accordance with new accounting rules, we have recently completed our initial impairment review and have recognized an impairment charge in the first quarter of 2002 of $67 million, after tax. We anticipate recording an additional impairment charge of up to $100 million in the second quarter of 2002 in connection with the application of the new rule by our equity method investees. These charges will not affect our earnings under Canadian GAAP because they result from a change in accounting principle and will be charged directly to opening retained earnings in our consolidated balance sheet, but under U.S. GAAP these amounts will be charged to our earnings. Further impairment charges may have a material adverse affect on our financial results.

OUR BUSINESSES RELY HEAVILY ON ELECTRONIC DELIVERY SYSTEMS AND THE INTERNET AND ANY FAILURES OR DISRUPTIONS MAY ADVERSELY AFFECT OUR ABILITY TO SERVE OUR CUSTOMERS.

     We depend heavily on the capacity, reliability and security of our electronic delivery systems and the Internet. Heavy use of our electronic delivery systems and other factors such as loss of service from third parties, operational failures, sabotage, break-ins and similar disruptions from unauthorized tampering, human error, national disasters, power loss and computer viruses could cause our systems to operate slowly or interrupt their availability for periods of time. Our ability to effectively use the Internet may be impaired due to infrastructure failures, service outages at third party Internet providers or increased government regulation. If disruptions, failures or slowdowns of our electronic delivery systems or the Internet occur, our ability to distribute our products and services effectively and to serve our customers may be adversely affected.

RISKS RELATING TO THE OFFERING OF COMMON SHARES

WE CANNOT PREDICT WHETHER AN ACTIVE TRADING MARKET FOR OUR COMMON SHARES WILL DEVELOP IN THE UNITED STATES OR THE MARKET PRICE AT WHICH OUR COMMON SHARES WILL TRADE.

     Our common shares are currently traded on the Toronto Stock Exchange. In connection with this offering, we have applied for listing of our common shares on the New York Stock Exchange. We cannot assure you that an active trading market in our common shares will develop on the New York Stock Exchange.

     You may not be able to resell our common shares at or above the offering price due to changes in our operating performance, our prospects, market conditions or analysts' recommendations and estimates of our earnings. In addition, the stock market in general has recently experienced volatility that often has been unrelated to the operating performance of particular companies. The broad market and industry fluctuations may adversely affect the market price of our common shares, regardless of our actual operating performance.

WE ARE CONTROLLED BY WOODBRIDGE, WHICH IS IN A POSITION TO AFFECT OUR GOVERNANCE AND OPERATIONS AND MAY SELL ADDITIONAL COMMON SHARES IN THE FUTURE.

     Upon completion of the offering, Woodbridge will beneficially own 408,731,173 of our common shares or 63.2% of our outstanding common shares or, if the overallotment option is exercised, 403,031,173 of our common shares or 62.3% of our outstanding common shares. For as long as Woodbridge has a controlling interest in us, it will generally be able to approve any matter submitted to a vote of shareholders without the consent of our other shareholders, including, among other things, the election of our board of directors and the amendment of our articles of incorporation and by-laws. In addition, Woodbridge will be able to exercise a controlling influence over our business and affairs, the selection of our senior management, the acquisition or disposition of assets by us, our access to capital markets, the payment of dividends and any change of control of us, such as a merger or take-over. The effects of this control may be to limit the price that investors are willing to pay for our common shares.

     Also, we cannot assure you that Woodbridge will not sell any of our common shares it owns in the future. A sale of our common shares by Woodbridge or perception of the market that a sale may occur may adversely affect the market price of our common shares.

WE MAY ISSUE ADDITIONAL COMMON SHARES IN THE FUTURE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES.

     We may issue additional common shares in the future. Under our dividend reinvestment plan, shareholders are entitled to use their dividends to purchase additional common shares which we issue rather than purchase in the open market. Woodbridge has agreed to reinvest, until June 30, 2005, at least 50% of the dividends it and its subsidiaries receive in newly issued shares under our dividend reinvestment plan. In addition, the granting of stock options, which entitle the holder to purchase newly issued common shares, is an integral element of our compensation policies. Additional issuances of common shares by us or market perception that an issuance may occur, may adversely affect the market price of our common shares.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements included or incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, the statements in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook" constitute forward looking statements. When used in this prospectus, the words "anticipate," "believe," "plan," "estimate" and "expect" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not historical facts but reflect our current expectation concerning future results and events. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations, including the matters discussed under "Risk Factors" and in other sections of this prospectus, which include, but are not limited to:

     - actions of our competitors,

     - failure of our significant investments in technology to increase our revenues or decrease our operating costs,

     - failure to fully derive anticipated benefits from our acquisitions,

     - failure to develop additional products and services to meet our customers' needs, attract new customers or expand into new geographic markets,

     - failure to meet the special challenges involved in expansion of our operations outside North America,

     - failure to recruit and retain high quality management and key employees,

     - consolidation of our customers,

     - increased self-sufficiency of our customers,

     - increased accessibility to free or relatively inexpensive information sources,

     - failure to maintain the availability of information obtained through licensing arrangements and changes in the terms of our licensing arrangements,

     - changes in the general economy,

     - inadequate protection of our intellectual property rights,

     - an increase in our effective income tax rate,

     - impairment of goodwill and identifiable intangible assets,

     - failures or disruptions of our electronic delivery systems or the Internet, and

     - actions, or potential actions that could be taken by Woodbridge.

     We caution you not to place undue reliance on these forward-looking statements which reflect our view only as of the date of this prospectus. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of 14,615,385 of our common shares are
estimated to be approximately $          million, after deducting underwriting
commissions and estimated offering expenses payable by us. Such commissions and expenses will be paid out of our general funds. We will not receive any of the proceeds from the sale of common shares by Woodbridge.

     We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of indebtedness.

                                   DIVIDENDS

POLICY AND REINVESTMENT COMMITMENT

     We presently pay quarterly dividends on our common shares and intend to continue to do so.

     Our policy is to pay dividends at a rate that takes into account all factors that our board of directors considers relevant, including our earnings, available free cash flow, financial condition and capital requirements. Our dividend rate also takes into account Woodbridge's agreement to reinvest, until June 30, 2005, at least 50% of the dividends it and its subsidiaries receive in newly issued shares under our dividend reinvestment plan. Woodbridge originally made this commitment in 1989 and it has since been extended, most recently on May 1, 2002.

     Our board of directors periodically reviews our dividend policy. The declaration of dividends by our board of directors and the amount of those dividends may be adjusted or eliminated at the discretion of our board of directors.

PAYMENTS

     During the past twelve months, quarterly dividends of $0.175 per common share were paid on June 15, 2001, September 17, 2001, December 17, 2001 and March 15, 2002. Dividends on our common shares are paid in United States dollars but our common shareholders have the option to receive dividends in equivalent Canadian funds. Some of our common shareholders who are resident in the United Kingdom hold related shares of The Thomson Corporation PLC, a subsidiary of ours, which give them the option to receive dividends from Thomson PLC in equivalent British pounds sterling. We have given notice that we will redeem the related shares of Thomson PLC on June 17, 2002 but will maintain the option for our common shareholders to receive dividends in equivalent British pounds sterling from us. See "Description of Share Capital."

DIVIDEND REINVESTMENT PLAN

     Under our dividend reinvestment plan, our common shareholders may elect to have their dividends reinvested in additional common shares which are newly issued rather than purchased in the market. The price per common share is calculated by reference to the weighted average price of our common shares on the Toronto Stock Exchange during the five trading days immediately preceding the record date for each dividend payment. No brokerage commissions are payable in connection with the purchase of common shares under our dividend reinvestment plan and all administrative costs are borne by us. Currently, our dividend reinvestment plan is not available to shareholders resident in the United States but we intend to extend it to these shareholders concurrently with our listing on the New York Stock Exchange.

                    MARKET AND PRICE RANGE OF COMMON SHARES

     Our common shares are listed and trade on the Toronto Stock Exchange under the symbol TOC. The following table shows, for the periods indicated, the high and low sale prices of our common shares as reported on the Toronto Stock Exchange.

                                                                HIGH          LOW
                                                              ---------    ---------
2002
  First Quarter...........................................    Cdn$54.00    Cdn$44.70
  Second Quarter (through May 1, 2002)....................        57.00        52.26
2001
  First Quarter...........................................    Cdn$58.00    Cdn$48.50
  Second Quarter..........................................        55.40        50.50
  Third Quarter...........................................        53.00        41.05
  Fourth Quarter..........................................        49.75        42.30
2000
  First Quarter...........................................    Cdn$55.50    Cdn$37.00
  Second Quarter..........................................        55.15        45.60
  Third Quarter...........................................        62.75        51.00
  Fourth Quarter..........................................        64.50        53.25

     On May 1, 2002, the closing sale price of our common shares as reported on the Toronto Stock Exchange was Cdn$53.80 (U.S.$34.53, converted at the noon buying rate in the city of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York). On May 1, 2002, there were 632,113,974 common shares issued and outstanding.

                                 CAPITALIZATION

     The following table sets out our consolidated capitalization at March 31, 2002, and as adjusted to reflect the offering of common shares and the application of net proceeds as described under "Use of Proceeds."

                                                                   MARCH 31, 2002
                                                              -------------------------
                                                              ACTUAL      AS ADJUSTED
                                                              -------    --------------
                                                              (UNAUDITED, IN MILLIONS)
Short-term debt(1)..........................................  $   581       $
Current portion of long-term debt(1)........................      654
Long-term debt (less current portion)(1)....................    3,876
                                                              -------       -------
     Total debt.............................................  $ 5,111       $
                                                              -------       -------
Shareholders' equity:
Series II, cumulative redeemable preference shares
  (authorized, issued and outstanding -- 6,000,000).........  $   110       $
Series V, cumulative redeemable preference shares, no par
  value
  (authorized, issued and outstanding -- 18,000,000)........      332
Common shares (authorized -- unlimited; issued and
  outstanding -- 632,112,974; as adjusted --
  646,728,359)(2)...........................................    1,796
Cumulative translation adjustment...........................     (286)
Retained earnings...........................................    6,042
                                                              -------       -------
     Total shareholders' equity.............................    7,994
                                                              -------       -------
     Total capitalization(3)................................  $13,105       $
                                                              =======       =======

---------------

(1) Includes amounts which represent the carrying value of currency swaps related to our debt. Carrying values of currency swaps are included within "Other non-current liabilities" and "Accounts payable and accruals" in our consolidated balance sheet and are related to the components of debt as follows: short-term debt $(1 million), current portion of long-term debt $60 million, and long-term debt $177 million.

(2) Based on 632,112,974 common shares outstanding at March 31, 2002. Excludes 7,138,013 common shares issuable upon exercise of outstanding options at March 31, 2002 issued pursuant to our stock incentive plan. Included in stated capital is $0.7 million related to the 5,610,766 common shares of Thomson PLC held by holders of the same number of our common shares and the 10,982,764 "A" ordinary shares of Thomson PLC held by Woodbridge.

(3) Other than as reflected in this table, there has been no material change to our consolidated capitalization since March 31, 2002.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following selected historical consolidated financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes that are included elsewhere in this prospectus. The income statement data for each of the three years ended December 31, 2001 and the balance sheet data at December 31, 2000 and 2001 are derived from our audited consolidated financial statements for the three year period ended December 31, 2001 and at December 31, 2000 and 2001 audited by PricewaterhouseCoopers LLP, independent chartered accountants, beginning on page F-1. Historical results of operations are not necessarily indicative of future results.

     Our results for the year ended December 31, 1999 reflect the results of Macmillan Library Reference and Aranzadi from July 1999, in each case the month in which we acquired the business. Our results for the year ended December 31, 2000 reflect the results of Prometric from March 2000, the results of Dialog from May 2000, and the results of Carson and Primark from September 2000, in each case the month in which we acquired the business. Our results for the year ended December 31, 2001 reflect the results of the interest in First Call we previously did not own from June 2001, the results of the acquired Harcourt businesses from July 2001 and the results of NewsEdge from September 2001, in each case the month in which we acquired the business or interest. In addition to the acquisition of these larger businesses and interest, our results also reflect the acquisition and disposition of smaller businesses that occurred in each respective period. As a result of these acquisitions and dispositions, the results in each period are not directly comparable.

     Our consolidated financial statements are prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP. See our reconciliation to U.S. GAAP beginning on page F-34 for a discussion of the principal differences between Canadian GAAP and U.S. GAAP applicable to our consolidated financial statements and a reconciliation of our earnings to those under U.S. GAAP.

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         1999           2000           2001
                                                     ------------   ------------   ------------
CANADIAN GAAP                                         (IN MILLIONS, EXCEPT SHARE RELATED DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues...........................................        $5,752         $6,514         $7,237
Cost of sales, selling, marketing, general and
  administrative expenses..........................        (4,345)        (4,980)        (5,451)
                                                     ------------   ------------   ------------
Earnings before interest, tax, depreciation,
  amortization, restructuring charges and Year 2000
  costs(1).........................................         1,407          1,534          1,786
Depreciation.......................................          (386)          (416)          (476)
                                                     ------------   ------------   ------------
Operating profit before amortization, restructuring
  charges and Year 2000 costs(1)...................         1,021          1,118          1,310
Amortization.......................................          (258)          (327)          (444)
Restructuring charges..............................           (38)           (37)           (30)
Year 2000 costs....................................           (91)            (4)            --
                                                     ------------   ------------   ------------
Operating profit after amortization, restructuring
  charges and Year 2000 costs......................           634            750            836
Net gains on disposals of businesses and
  investments......................................            52             38            302
Net interest expense and other financing costs.....          (186)          (204)          (236)
Income taxes.......................................           (63)            15           (168)
Equity in losses of associates, net of tax.........            --             --            (50)
Dividends declared on preference shares............           (28)           (28)           (27)
                                                     ------------   ------------   ------------
Earnings from continuing operations................           409            571            657
Earnings from discontinued operations..............           123            652             92
                                                     ------------   ------------   ------------
Earnings attributable to common shares.............         $ 532         $1,223          $ 749
                                                     ============   ============   ============

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         1999           2000           2001
CANADIAN GAAP                                        ------------   ------------   ------------
                                                      (IN MILLIONS, EXCEPT SHARE RELATED DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Basic and diluted earnings per common share:
  From continuing operations.......................         $0.66         $ 0.92          $1.05
  From discontinued operations.....................          0.20           1.04           0.14
                                                     ------------   ------------   ------------
                                                            $0.86         $ 1.96          $1.19
                                                     ============   ============   ============
Weighted average common shares outstanding:
  Basic............................................   618,092,000    623,242,191    627,747,972
  Diluted..........................................   618,092,000    623,776,305    628,239,466
OTHER DATA:
Earnings from continuing operations................         $ 409          $ 571          $ 657
Adjustment for one-time items, net of tax,
  resulting from net (gains) losses on disposals of
  businesses and investments, restructuring charges
  and Year 2000 costs..............................            52              2           (206)
One-time tax benefits..............................            --           (105)            --
                                                     ------------   ------------   ------------
Adjusted earnings from continuing operations
  (unaudited)(1)(2)................................         $ 461          $ 468          $ 451
                                                     ============   ============   ============
Adjusted earnings per common share from continuing
  operations (unaudited)(1)(2).....................         $0.75         $ 0.75          $0.72
                                                     ============   ============   ============
Capital expenditures...............................         $ 472          $ 585          $ 684
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents..........................                        $ 337          $ 532
Working capital(3).................................                         (260)          (506)
Total assets.......................................                       15,699         18,402
Total debt(4)......................................                        3,059          4,982
Total shareholders' equity.........................                        7,818          8,220
U.S. GAAP
CONSOLIDATED INCOME STATEMENT DATA:
Income from continuing operations..................         $ 365          $ 589          $ 543
Income from discontinued operations................           120            743              9
                                                     ------------   ------------   ------------
Net income.........................................         $ 485         $1,332          $ 552
                                                     ============   ============   ============
Basic and diluted earnings per common share:
  From continuing operations.......................         $0.55         $ 0.90          $0.82
  From discontinued operations.....................          0.19           1.19           0.02
                                                     ------------   ------------   ------------
                                                            $0.74         $ 2.09          $0.84
                                                     ============   ============   ============
OTHER DATA:
Earnings before interest, tax, depreciation,
  amortization, restructuring charges and Year 2000
  costs
  (unaudited)(1)...................................        $1,377        $ 1,523        $ 1,759
Depreciation.......................................          (386)          (416)          (476)
                                                     ------------   ------------   ------------
Operating profit before amortization, restructuring
  charges and Year 2000 costs (unaudited)(1).......         $ 991        $ 1,107        $ 1,283
                                                     ============   ============   ============

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         1999           2000           2001
                                                     ------------   ------------   ------------
                                                      (IN MILLIONS, EXCEPT SHARE RELATED DATA)
U.S. GAAP
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Total assets.......................................                      $14,929        $17,672
Total shareholders' equity.........................                        7,312          7,681
REVENUE DATA
Components of revenue (unaudited)(5):
  Electronic delivery based........................           48%            52%            54%
  Advertising based................................             5              5              4
  Subscription based...............................            60             60             61
Percentage of revenue by geographic segments (by
  origin):
  North America....................................            88             86             83
  International....................................            12             14             17

---------------

(1) EBITDA and adjusted operating profit are used by us to measure our operating performance, including our ability to generate cash flow. Among other things, EBITDA eliminates the differences that arise between businesses due to the manner in which they were acquired, funded or recorded. In particular, EBITDA excludes the effects of amortization of identifiable intangible assets and goodwill, which is a non-cash charge arising from acquisitions accounted for under the purchase method of accounting. Adjusted operating profit reflects depreciation expense but eliminates the effects of amortization of identifiable intangible assets and goodwill, restructuring charges and Year 2000 costs. Because we do not consider these items to be operating costs, we exclude them from the measurement of our operating performance. We also measure adjusted earnings from continuing operations to assist in comparing them from one period to another. EBITDA, adjusted operating profit, adjusted earnings from continuing operations and related measures do not have any standardized meaning prescribed by GAAP and therefore are unlikely to be comparable with the calculation of similar measures for other companies, and should not be viewed as alternatives to operating profits, cash flow from operations, net income or other measures of financial performance calculated in accordance with GAAP.

(2) The calculation of adjusted earnings from continuing operations is set out within "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" included elsewhere in this prospectus.

(3) Working capital represents current assets less current liabilities of continuing operations, excluding cash, short-term indebtedness and current portion of long-term debt.

(4) Total debt includes short-term indebtedness, current portion of long-term debt and long-term debt, as well as amounts which represent the carrying value of currency swaps related to our debt. Carrying values of currency swaps are included within "Other non-current liabilities" and "Accounts payable and accruals" and total $197 million and $238 million in our December 31, 2000 and 2001 consolidated balance sheets, respectively.

(5) Represents percentage of revenues from ongoing businesses, which exclude disposals. Disposals consist of results of businesses sold or held for sale which do not qualify as discontinued operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following management's discussion and analysis of financial condition and results of operations, or MD&A, for the years ended December 31, 1999, 2000 and 2001 should be read with "Selected Consolidated Financial and Operating Data" and our consolidated financial statements and related notes that are included elsewhere in this prospectus. Certain information contained in MD&A, particularly under the heading "Outlook," are forward-looking statements that are not historical facts but reflect our current expectation concerning future results. Our actual results may differ materially from the results discussed in the forward-looking statements because of a number of risks and uncertainties, including the matters discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors." Our MD&A is based on financial statements prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP. See our reconciliation to U.S. GAAP beginning on page F-34 for a discussion of the principal differences between Canadian GAAP and U.S. GAAP applicable to our consolidated financial statements and a reconciliation of our earnings to those under U.S. GAAP.

OVERVIEW

     We are a global leader in providing integrated information solutions to business and professional customers. We serve customers in the following sectors: law, tax, accounting, financial services, higher education, reference information, corporate training and assessment, scientific research and healthcare. We believe these sectors are both fundamental to economic development globally and consequently have potential for consistent long-term growth. We organize our operations in four market groups that are structured on the basis of the customers they serve:

     - Thomson Legal and Regulatory,

     - Thomson Learning,

     - Thomson Financial, and

     - Thomson Scientific and Healthcare.

     We report the financial results of our four market groups together with those of our corporate and other reporting category. Corporate and other includes corporate costs, costs associated with our stock appreciation rights, minority interests and the results of Thomson Media which was previously designated for sale but subsequently retained.

     We earn our revenues from sales of subscription-based products, other products and services and advertising. In 2001, approximately 61% of our revenues were generated under subscription agreements, 35% from other products and services and only 4% from advertising. A significant component of our revenues included in the category "other" is sales of textbooks from our publishing businesses. Our revenues are generally recurring or predictable. Our revenues are also diversified. In addition to having multiple lines of business, we have over 20 million users in approximately 130 countries worldwide and no single customer accounts for more than 2% of our revenues.

     Subscription revenues are from sales of products and services that are delivered under contract over a period of time. These revenues are primarily recognized ratably over the term of the subscription. Our subscription arrangements are most often for a term of one year, after which they are renewable at our customers' option, and the renewal dates of our subscriptions are spread over the course of the year. In the case of some of our subscription arrangements, additional fees are realized based upon usage. Subscription payments received or receivable in advance of delivery of our products and services are included in our deferred revenue account on our consolidated balance sheet. As subscription-based products and services are delivered to subscribers, the proportionate share of deferred revenue is recognized as revenue in our consolidated statement of earnings and our deferred revenue account is reduced. At December 31, 2001, our deferred revenue account was $882 million, representing approximately 12% of our revenues in 2001.

     Our revenues from sales of some products, primarily our textbooks, are recognized after we estimate customer returns. Our textbooks and related products are sold to bookstores on terms that allow them to return the books to us if they are unsold. We continue to pursue opportunities to reduce the number of books returned to us and have introduced programs which utilize incentives to encourage our customers to order an appropriate number of books. Since the introduction of these programs in 1998, our return rates have improved significantly.

     We segment our financial results geographically by origin in our financial statements, on the basis of the location of our operations that produces the product or service. The following table presents a summary of our revenues, before intercompany eliminations, segmented geographically for the past three years.

                                                     YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------
                                             1999             2000             2001
                                         -------------    -------------    -------------
                                                          (IN MILLIONS)
North America..........................  $5,061     88%   $5,644     86%   $6,096     83%
International..........................     691     12       911     14     1,232     17

     Many of our products and services developed originally for North America can be modified and offered internationally without excessive customization or translation and represent an opportunity for us to earn incremental revenues. For some of the products and services we sell internationally, we incur additional costs to customize our products and services for the local market and this can result in lower margins where we cannot increase our prices proportionately.

     We use a variety of media to deliver our products and services to our customers. Increasingly, our customers are seeking products and services delivered electronically. Information is delivered electronically over the Internet, through dedicated transmission lines, on compact discs and more recently through hand-held wireless devices. In 2001, 54% of our revenues from ongoing businesses were derived from products and services delivered electronically, an increase from 52% in 2000 and 48% in 1999. As we expand electronic delivery of our products and services, we improve our ability to provide additional products and services to our existing customers and to access new customers around the world. This allows us to increase our revenues and expand our margins because products and services delivered electronically generally have lower variable costs then those that are print-based.

     Our most significant expense is labor. Labor includes all costs related to our employees, including salaries, bonuses, commissions, benefits and payroll taxes but does not include costs related to our stock appreciation rights. Labor represented over 55% of our cost of sales, selling, marketing, general and administrative expenses (operating costs) in 2001. No other category of expenses accounts for more than 10% of our operating costs.

     We make significant investments in technology because it is essential to providing integrated information solutions to our customers and because we intend to maintain the significant competitive advantage we believe we have in this area. Our technology expenditures include spending on computer hardware, software, electronic systems, telecommunications infrastructure, and digitization of content. Our technology spending is capitalized where we can demonstrate future benefits and otherwise expensed when incurred. Over the past three years our total capital expenditures have been $1.7 billion of which approximately 70% was on technology. We expect our investment in technology to continue at significant levels, although we expect the percentage of our revenues that we spend on technology will decrease because we have largely completed our transformation into a provider of integrated information solutions which required a significant initial investment in technology.

     Beyond labor costs and technology spending, the operating costs of our market groups and our individual businesses vary widely. The most significant additional cost item is the cost related to the development and production of textbooks for our print businesses, including the costs of paper and the printing and binding of the books. In these businesses, some of our editorial costs are capitalized and depreciated over the expected life of the edition.

     During the past three years we completed 88 acquisitions with an aggregate cost of over $5 billion. During this period, acquired businesses generated a significant portion of the growth in our revenue and a lesser portion of the growth in our operating profit. Generally the businesses we have acquired have had lower margins initially than our existing businesses.

     The acquisition of Prometric, Primark and Carson in 2000 and the higher education and corporate training businesses of Harcourt in 2001 were large strategic acquisitions which significantly enhanced the scale and scope of the market group to which they were added. Our significant acquisitions have been initially dilutive to our earnings principally as a result of the amortization of goodwill and identifiable intangible assets.

     Many of our other acquisitions were tactical acquisitions where we purchased information or products or services that we integrated into our operations to broaden the range of our product and service offerings. As alternatives to the development of new products and services, these acquisitions had the advantages of faster integration into our product and service offerings and cost efficiencies.

     When integrating acquired businesses we focus on eliminating cost redundancies and combining the acquired products and services with our existing offerings. Because we often combine the acquired products and services with our existing offerings, it is increasingly difficult for us to determine the contribution acquired businesses make to our revenues and operating profits. In addition, we generally incur costs such as severance payments to terminate employees and contract cancellation fees when we integrate businesses. Prior to 2001, we were able to capitalize many of these costs which spread them over a longer period. Under new accounting rules applicable from January 1, 2001, certain costs that previously had been permitted to be capitalized as part of the purchase price now must be included as operating costs or restructuring costs.

     At the time of an acquisition, acquired identifiable intangible assets are recorded at their fair value on our balance sheet. Goodwill represents the excess of the cost of the acquired business over values attributed to underlying net tangible assets and identifiable intangible assets. Prior to July 1, 2001, we were required to amortize all identifiable intangible assets and goodwill over their estimated lives which reduced our earnings. For business combinations consummated on or after July 1, 2001, identifiable intangible assets with indefinite lives and goodwill resulting from these business combinations are not amortized. Effective January 1, 2002, all identifiable intangible assets with indefinite lives and goodwill, including those acquired prior to July 1, 2001, will no longer be amortized. As a result of these changes in accounting standards, we will have lower amortization charges in the future. See "-- Critical Accounting Policies -- Valuation of Identifiable Intangible Assets and Goodwill."

     Our consolidated financial statements are expressed in U.S. dollars but a portion of our business is carried on in currencies other than U.S. dollars. Changes in the exchange rate for such currencies into U.S. dollars can affect our revenues, earnings and the value of our assets and liabilities on our consolidated balance sheet either positively or negatively. For 2001, the effect of changes in exchange rates decreased our revenues by approximately 1% and our operating profit by less than 1%. The translation effects of changes in exchange rates on our consolidated balance sheet are recorded within the cumulative translation adjustment component of our shareholders' equity. For 2001, we increased our unrealized cumulative translation losses by $71 million, reflecting changes in exchange rates of currencies compared to the U.S. dollar, partially offset by reductions due to disposals of businesses.

SEASONALITY

     Typically, a much greater portion of our operating profit and operating cash flow arises in the second half of the year. Customer buying patterns are concentrated in the second half of the year, particularly in the learning and regulatory markets, while costs are spread more evenly throughout the year. As a result, our operating margins generally increase as the year progresses. For these reasons, the performance of our business may not be comparable quarter to consecutive quarter and should be considered on the basis of results for the whole year or by comparing results in a quarter with results in the same quarter for the previous year.

USE OF EBITDA, ADJUSTED OPERATING PROFIT AND ADJUSTED EARNINGS FROM CONTINUING OPERATIONS

     Earnings before interest, tax, depreciation, amortization, restructuring charges and Year 2000 costs (EBITDA), and operating profit before amortization, restructuring charges and Year 2000 costs (adjusted operating profit) are used by us to measure our operating performance, including our ability to generate cash flow. Among other things, EBITDA eliminates the differences that arise between businesses due to the manner in which they were acquired, funded or recorded. In particular, EBITDA excludes the effects of amortization of identifiable intangible assets and goodwill, which is a non-cash charge arising from acquisitions accounted for under the purchase method of accounting. Adjusted operating profit reflects depreciation expense but eliminates the effects of amortization of identifiable intangible assets and goodwill, restructuring charges and Year 2000 costs. Because we do not consider these items to be operating costs, we exclude them from the measurement of our operating performance. We also measure our earnings from continuing operations to adjust for non-recurring items (adjusted earnings from continuing operations) to assist in comparing them from one period to another. EBITDA, adjusted operating profit, adjusted earnings from continuing operations and related measures do not have any standardized meaning prescribed by GAAP and therefore are unlikely to be comparable with the calculation of similar measures for other companies, and should not be viewed as alternatives to operating profit, cash flow from operations, net income or other measures of financial performance calculated in accordance with GAAP. EBITDA and adjusted operating profit are included in our income statement which allows you to reconcile them with standard GAAP measures. We reconcile our adjusted earnings from continuing operations to our earnings from continuing operations under GAAP in the table below and in the following discussion.

RESULTS OF OPERATIONS

     Our results from continuing operations exclude the results of our discontinued newspaper operations, discussed under "-- Discontinued Operations" below. Our results from ongoing businesses for each of our market groups exclude the results of businesses sold or held for sale (disposals). The principal businesses included in disposals were The Globe and Mail, Mitchell International and Jane's Information Group in 1999, The Globe and Mail, Mitchell International and Jane's in 2000 and The Globe and Mail, Jane's and various businesses in our financial group in 2001.

     The following table presents a summary of our segmented and consolidated operating results from continuing operations for the past three years.

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1999     2000     2001
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
REVENUES:
  Legal and Regulatory.....................................  $2,346   $2,619   $2,827
  Learning.................................................     989    1,388    1,851
  Financial................................................     919    1,201    1,590
  Scientific and Healthcare................................     611      653      697
  Corporate and other(1)...................................     259      272      242
  Intercompany eliminations................................      --      (29)     (32)
                                                             ------   ------   ------
  Ongoing businesses.......................................  $5,124   $6,104   $7,175
  Disposals(2).............................................     628      410       62
                                                             ------   ------   ------
  Total revenues...........................................  $5,752   $6,514   $7,237
                                                             ======   ======   ======

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1999     2000     2001
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
EBITDA:
  Legal and Regulatory.....................................  $  709   $  775   $  855
  Learning.................................................     248      358      406
  Financial................................................     278      330      405
  Scientific and Healthcare................................     131      164      176
  Corporate and other(1)...................................     (39)     (98)     (52)
                                                             ------   ------   ------
  Ongoing businesses.......................................  $1,327   $1,529   $1,790
  Disposals(2).............................................      80        5       (4)
                                                             ------   ------   ------
  Total EBITDA.............................................  $1,407   $1,534   $1,786
                                                             ======   ======   ======
ADJUSTED OPERATING PROFIT:
  Legal and Regulatory.....................................  $  581   $  647   $  708
  Learning.................................................     149      234      264
  Financial................................................     186      220      257
  Scientific and Healthcare................................     106      140      151
  Corporate and other(1)...................................     (47)    (106)     (60)
                                                             ------   ------   ------
  Ongoing businesses.......................................  $  975   $1,135   $1,320
  Disposals(2).............................................      46      (17)     (10)
                                                             ------   ------   ------
  Total adjusted operating profit..........................  $1,021   $1,118   $1,310
                                                             ======   ======   ======
SUPPLEMENTAL INFORMATION:
  Earnings from continuing operations......................  $  409   $  571   $  657
  Adjust for one-time items:
     Net (gains) on disposals of businesses and
       investments.........................................     (52)     (38)    (302)
     Restructuring charges.................................      38       37       30
     Year 2000 costs.......................................      91        4       --
     Tax on above items....................................     (25)      (1)      66
     One-time tax benefits.................................      --     (105)      --
                                                             ------   ------   ------
  Adjusted earnings from continuing operations.............  $  461   $  468   $  451
                                                             ======   ======   ======

---------------

(1) Includes the following operating results of Thomson Media: revenues for 1999 -- $259 million, 2000 -- $272 million, 2001 -- $242 million; EBITDA for 1999 -- $56 million, 2000 -- $43 million, 2001 -- $12 million; adjusted operating profit for 1999 -- $48 million, 2000 -- $35 million, 2001 -- $4 million.

(2) Disposals consists of the results of businesses sold or held for sale which do not qualify as discontinued operations.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

  Consolidated Operations

     Our total revenues in 2001 increased by 11% to $7,237 million. Revenues from our ongoing businesses increased in 2001 by 18% to $7,175 million due to organic growth in each of our market groups, significant contributions from the acquisition of the higher education and corporate training businesses of Harcourt in July 2001, and the inclusion of the full year results of Primark and Carson which we acquired in September 2000. Revenues from electronic products and services accounted for 54% of our revenues from ongoing businesses, a slight increase from 52% in 2000.

     Our revenues from North America in 2001, prior to the elimination of intercompany revenues, increased 8% to $6,096 million, accounting for 83% of our total revenues. Our revenues from outside North America increased 35% to $1,232 million, accounting for 17% of our total revenues.

     Our EBITDA in 2001 increased 16% to $1,786 million, a margin of 24.7%, an increase from 23.5% in 2000. Our EBITDA from ongoing businesses increased 17% to $1,790 million, a margin of 24.9%, a slight decrease from our 25.0% margin in 2000.

     Our total adjusted operating profit in 2001 increased 17% to $1,310 million, a margin of 18.1%, an increase from 17.2% in 2000. Our adjusted operating profit from ongoing businesses in 2001 increased 16% to $1,320 million, a margin of 18.4%, a slight decrease from our 18.6% margin in 2000.

     The increases in our EBITDA and our adjusted operating profit resulted primarily from our increased revenues but were also impacted by lower expenses incurred in connection with our stock appreciation rights over the preceding year's. Costs related to our stock appreciation rights are linked to changes in the market price of our common shares and reflected a decrease in the trading price of our common shares during the year. The slight decrease in our margins for our ongoing businesses was primarily the result of integration costs incurred in connection with the acquisition of selected Harcourt businesses.

     Depreciation in 2001 increased 14% to $476 million as a result of our recent acquisitions and increased capital expenditures over the preceding year's in three of our four market groups. Amortization in 2001 increased 36% to $444 million also as a result of our recent acquisitions.

     We incurred restructuring charges in 2001 of $30 million, of which $20 million related to the integration of the Harcourt businesses, $8 million related to strategic initiatives in our legal and regulatory group commenced in the previous year to improve operational efficiencies and eliminate non-strategic and unprofitable products and $2 million related to the reorganization of certain magazine operations within our scientific and healthcare group to eliminate non-strategic and unprofitable products.

     Our net gains on disposals of businesses and investments in 2001 of $302 million on a pre-tax basis related primarily to the $317 million gain on the disposal of The Globe and Mail in January 2001 and the $80 million gain on the disposal of Jane's in April 2001, which were partially offset by a reduction of $100 million in the carrying values of certain investments to reflect their fair market value.

     Our interest expense and other financing costs in 2001 increased 16% to $236 million. The increase reflects increased borrowings to finance our acquisitions, in particular the acquisition of selected Harcourt businesses.

     Our income tax expense in 2001 of $168 million represents 18.6% of our earnings before income taxes, dividends on our preferred shares and our proportionate share of losses on investments accounted for under the equity method. This compares with an equivalent rate in 2000 of 15.4%, excluding $105 million of tax benefits principally associated with the disposal of The Globe and Mail. Our low effective income tax rate compared to the statutory corporate income tax rate in Canada in 2001 of approximately 40%, was due principally to the lower effective tax rates applicable to our operating and financing subsidiaries in countries outside Canada. In addition, in 2000, we were able to utilize net operating loss carryforwards to reduce our effective income tax rate. We expect our effective income tax rate to increase over the next several years.

     Our earnings in 2001 decreased 39% to $749 million principally as a result of the gain we recognized in 2000 on the disposition of substantially all of our newspaper group. Our earnings from continuing operations in 2001 increased 15% to $657 million.

     After adjusting for the after-tax effects of restructuring charges, net gains on disposals of businesses and investments and Year 2000 costs, our adjusted earnings from continuing operations in 2001 were $451 million. This represents a decrease of 4% compared to 2000 on the same basis and also after removing the one-time tax benefit recognized in that year. Our adjusted earnings from continuing operations decreased in 2001 because growth from our existing businesses was more than offset by dilution from our recent acquisitions and our proportionate share of net losses of our investments accounted for under the equity method.

     Our capital expenditures in 2001 increased 17% to $684 million. Approximately 70% of our capital expenditures related to our continued investment in technology to expand our operations and support the production and delivery of electronic products and services.

  Thomson Legal and Regulatory

     Revenues from our ongoing businesses in 2001 increased 8% to $2,827 million. The increase reflected a combination of modest growth in our existing businesses as well as contributions from acquisitions. The growth attributable to existing businesses reflected growth in revenues from Westlaw in excess of 10%, including the expansion of Westlaw outside the United States. Expansion in revenues from Westlaw reflected the continuing trend toward increased use of our electronic products and services. In addition, revenues from some of our print-based products, such as legal textbooks, increased. These increases were partially offset by unfavorable changes in currency exchange rates and reduced demand for trademark searches as a result of the weak economic climate. The increase in revenues attributable to acquisitions reflected acquisitions completed in 2001, including non-content businesses such as ProLaw and BAR/BRI, and the inclusion of the first full year of results from acquisitions made in 2000. Revenues from electronic products and services accounted for 52% of the group's revenues from ongoing businesses, unchanged from the previous year.

     EBITDA from our ongoing businesses in 2001 increased 10% to $855 million and our adjusted operating profit from ongoing businesses in 2001 increased 9% to $708 million. Our EBITDA margin in 2001 increased to 30.2% compared to 29.6% in 2000 and our adjusted operating profit margin in 2001 increased to 25.0% compared to 24.7% in 2000. Increases in EBITDA and adjusted operating profit reflect the increased revenues discussed above. Margin improvements were the result of increased sales of higher-margin products, the realization of benefits from restructuring efforts in our tax and accounting businesses to eliminate non-strategic and unprofitable products, and cost management programs initiated in response to the weak economic climate.

     Our capital expenditures in 2001 increased 10% to $198 million, reflecting recently acquired businesses, new product development, ongoing expenditures on infrastructure to support our online services and internal business systems and a one-time expenditure on a new enterprise resource planning system at West.

  Thomson Learning

     Revenues from our ongoing businesses in 2001 increased 33% to $1,851 million. While revenues from our existing businesses increased, a substantial portion of the overall increase resulted from the acquisition of the Harcourt businesses in July 2001, and from the inclusion of the first full year of results from acquisitions made in 2000. Our existing academic businesses generated increased revenues as a result of our targeted sales efforts, but this was partially offset by reduced revenues in our lifelong learning business due to a weaker market for information technology training and development. Revenues from electronic products and services accounted for 31% of the group's revenues from ongoing businesses, unchanged from the previous year.

     EBITDA from our ongoing businesses in 2001 increased 13% to $406 million and our adjusted operating profit from ongoing businesses in 2001 increased 13% to $264 million. These increases were primarily the result of increased operating efficiencies, higher revenues throughout the group and cost savings resulting from the integration of the Harcourt businesses. Our EBITDA margin in 2001 decreased to 21.9% compared to 25.8% in 2000 and our adjusted operating profit margin in 2001 decreased to 14.3% compared to 16.9% in 2000. These margin decreases primarily resulted from one-time costs related to our acquisition of the Harcourt businesses, as well as lower revenues in our corporate training and testing business.

     Our capital expenditures in 2001 increased 21% to $200 million, reflecting our ongoing investment in technology to support new and existing products, our one-time investment to build our new textbook distribution center, and spending related to the newly acquired Harcourt businesses.

  Thomson Financial

     Revenues from our ongoing businesses in 2001 increased 32% to $1,590 million, primarily as a result of the inclusion of the first full year of results of Primark and Carson, which we acquired in September 2000. The integration of Primark and Carson with our existing businesses allowed us to offer enhanced products to our customers and provided a strong market position in Europe. In our existing businesses, we experienced modest growth despite the negative financial impact of September 11 and weak financial markets, which led to reduced trading volumes, slower merger and acquisition and initial public offering activity, cost-cutting measures by our customers and industry consolidation. Revenues from electronic products and services represented 89% of the group's revenues from ongoing businesses, an increase from 80% in the previous year.

     EBITDA from our ongoing businesses in 2001 rose 23% to $405 million and our adjusted operating profit from ongoing businesses in 2001 increased 17% to $257 million. The integration of Primark and Carson with our existing businesses allowed us to increase operating efficiencies because we reduced the number of separate databases we maintain and centralized certain administrative functions. Growth in EBITDA and adjusted operating profit from ongoing businesses reflects some of the synergies from this program. Our EBITDA margin in 2001 decreased to 25.5% compared to 27.5% in 2000 and our adjusted operating profit margin in 2001 decreased to 16.2% compared to 18.3% in 2000. The margin decreases relate to the businesses we acquired in 2000 which initially have lower margins than our existing businesses.

     Our capital expenditures in 2001 increased 25% to $239 million, primarily reflecting one-time expenditures on the group's new headquarters in New York, ILX's new data center and Omgeo's trade management project.

  Thomson Scientific and Healthcare

     Revenues from our ongoing businesses in 2001 increased 7% to $697 million. About half of this increase was attributable to existing businesses, primarily within our scientific business. Within our scientific business, revenue increases resulted from the increased sales of the ISI Web of Science and Derwent's patent subscription products and gene sequence database, reflecting enhanced content offerings and the functionality of these products. In our healthcare business, our existing Micromedex drug and clinical information databases generated increased revenues. This was partly offset by a decrease in advertising revenues in our healthcare magazine businesses, as pharmaceutical company promotional spending shifted away from magazines. The remainder of the increase in revenues resulted from the inclusion of the first full year of results of Physicians World, which was acquired in August 2000. Revenues from electronic products and services represented 53% of the group's revenues from ongoing businesses, unchanged from the previous year.

     EBITDA from our ongoing businesses in 2001 increased 7% to $176 million and our adjusted operating profit from ongoing businesses in 2001 increased 8% to $151 million. Our EBITDA margin in 2001 increased to 25.3% compared to 25.1% in 2000 and our adjusted operating profit margin in 2001 increased to 21.7% compared to 21.4% in 2000. These increases in EBITDA and adjusted operating profit from ongoing businesses reflected increased sales of higher margin electronic products, cost management initiatives as well as the full year effect of acquisitions completed in 2000. The growth was partially offset by investments in technology in our healthcare business to deploy a common flexible content management system that will improve our ability to customize and combine our products to better meet our customers' needs.

     Our capital expenditures in 2001 decreased 16% to $26 million. They were made primarily to continue the development of a single content repository in our healthcare business. We also invested in new Internet and intranet system capabilities intended to increase product development and enhance product delivery.

  Corporate and Other

     Revenues in 2001, which relate solely to Thomson Media, declined 11% to $242 million primarily as a result of reduced advertising revenue across our publications.

     EBITDA improved by $46 million to a loss of $52 million in 2001 and our adjusted operating profit in 2001 improved by $46 million to a loss of $60 million. These improvements were primarily the result of lower expenses in connection with stock appreciation rights and minority interests, partially offset by lower profits from Thomson Media.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

  Consolidated Operations

     Our total revenues increased in 2000 by 13% to $6,514 million. Revenues from our ongoing businesses increased in 2000 by 19% to $6,104 million. About one-third of the increase was generated by growth in our existing businesses and the remainder was the result of the acquisitions of Prometric in March 2000, Dialog in May 2000, and Primark and Carson in September 2000. Revenues from electronic products and services accounted for 52% of our revenues from ongoing businesses, an increase from 48% in 1999.

     Our revenues from North America in 2000, prior to the elimination of intercompany revenues, increased 12% to $5,644 million, accounting for 86% of our total revenues. Our revenues from outside North America increased 32% to $911 million, accounting for 14% of our total revenues.

     Our EBITDA in 2000 increased 9% to $1,534 million, a margin of 23.5%, a decrease from 24.5% in 1999. Our EBITDA from ongoing businesses increased 15% to $1,529 million, a margin of 25.0%, a decrease from 25.9% in 1999.

     Our total adjusted operating profit in 2000 increased 10% to $1,118 million, a margin of 17.2%, a decrease from 17.8% in 1999. Our adjusted operating profit from ongoing businesses in 2000 increased 16% to $1,135 million, reflecting a margin of 18.6%, a decrease from 19.0% in 1999.

     The increases in our EBITDA and adjusted operating profit reflected contribution from acquisitions completed during 2000 and 1999 as well as growth in existing businesses. Our EBITDA margins from existing businesses improved in 2000, but this improvement was more than offset by the lower margins in the businesses acquired during the year, additional expenses to support our electronic infrastructure and increased expenses incurred in connection with our stock appreciation rights reflecting an increase in the trading price of our common shares during the year. Our adjusted operating profit margin decreased for the same reasons.

     Depreciation in 2000 increased 8% to $416 million as a result of our acquisitions and increased capital expenditures in the preceding years, particularly in technology. Amortization in 2000 increased 27% to $327 million also as a result of our recent acquisitions.

     We incurred restructuring charges in 2000 of $37 million, of which $15 million was used to implement a vertical customer segment structure in our financial group, $12 million was used to improve operational efficiencies and to eliminate non-strategic and unprofitable products in our legal and regulatory group and the remaining $10 million related to reduction of personnel and other programs to achieve administrative efficiencies in the learning and scientific and healthcare groups as well as in our corporate center.

     Our gains on disposals of businesses and investments in 2000 of $38 million on a pre-tax basis related primarily to the sale of Mitchell International in April 2000 by our scientific and healthcare group, but also include the sale of certain businesses by our financial and learning groups, as well as the sale of certain investments maintained in our corporate and other segment.

     Our interest expense and other financing costs in 2000 increased 10% to $204 million. The increase reflects increased borrowings to finance our acquisitions, which borrowings were offset in part by the proceeds received from sales of our newspaper operations in the second half of the year.

     Our income tax benefit in 2000 of $15 million reflects the recognition of $105 million of tax benefits principally associated with the disposal of The Globe and Mail in January 2001. Without this tax benefit, our income taxes as a percentage of earnings before income taxes and preference dividends would have been 15.4%. This compares with an equivalent rate of 12.6% in 1999. The effective tax rate differs from the

Canadian corporate tax rate in 2000 of approximately 44%, due principally to the effect of lower tax rates in other countries where we have operating and financing subsidiaries, and to the recognition of tax losses.

     Our earnings in 2000 increased 130% to $1,223 million principally as a result of the sale of substantially all of our newspaper operations. Our earnings from continuing operations in 2000 increased 40% to $571 million. These earnings increases reflect the one-time tax benefits of $105 million primarily associated with the sale of The Globe and Mail in January 2001.

     After adjusting for the effect of the tax benefits and other one-time items, our adjusted earnings from continuing operations in 2000 were $468 million. This represents an increase of 2% compared to 1999 earnings on the same basis. Our adjusted earnings from continuing operations were relatively unchanged in 2000 because increased earnings in our existing businesses were offset by dilution from acquisitions and dispositions as well as increased expense in connection with our stock appreciation rights.

     Our capital expenditures in 2000 increased 24% to $585 million. Over 70% of our capital expenditures related to our continued investment in technology.

  Thomson Legal and Regulatory

     Revenues from our ongoing businesses in 2000 increased 12% to $2,619 million. Approximately one-third of our growth was generated by our existing businesses, reflecting growth in excess of 10% in revenues from Westlaw, the March 2000 launch of Westlaw UK, increased European trademark search activity and increased sales in Canada. Growth in revenues from Westlaw reflected a trend toward increased usage of our electronic product offerings and was driven by sales of web-based Westlaw.com. The remaining growth resulted from acquisitions, including Dialog in May 2000, IOB in July 2000, La Ley in October 2000, and the inclusion of the first full year of results from Aranzadi acquired in July 1999. These increases were partially offset by unfavorable changes in currency exchange rates. Revenues from electronic products and services accounted for 52% of the group's revenues from ongoing businesses, an increase from 49% in 1999.

     EBITDA from our ongoing businesses in 2000 increased 9% to $775 million and our adjusted operating profit from ongoing businesses in 2000 increased 11% to $647 million. Our EBITDA margin in 2000 decreased to 29.6% compared to 30.2% in 1999 and our adjusted operating profit margin in 2000 decreased to 24.7% compared to 24.8% in 1999. Increases in EBITDA and adjusted operating profit from ongoing businesses reflect the increased revenues discussed above, as well as improved operating efficiencies in our businesses in Canada and the Asia-Pacific region and at RIA, our largest North American tax and accounting business. These improvements were partially offset by lower margins in the businesses recently acquired and continued investment in global expansion of our Westlaw platform.

     Capital expenditures in 2000 increased 10% to $180 million, primarily reflecting recently acquired businesses and continued investments in product development and infrastructure for online offerings.

  Thomson Learning

     Revenues from our ongoing businesses in 2000 increased 40% to $1,388 million. We experienced strong growth in our existing businesses. Our academic publishing business benefitted from the release of new products including adoptions for international markets and our lifelong learning business experienced strong sales of computer-based titles. However, our revenues increased primarily as a result of acquisitions completed in 2000, including Prometric in March 2000, Wave Technologies in April 2000 and K.G. Saur in September 2000. Revenues from electronic products and services accounted for 31% of the group's revenues from ongoing businesses, an increase from 7% in 1999.

     EBITDA from our ongoing businesses in 2000 increased 44% to $358 million and our adjusted operating profit from ongoing businesses in 2000 increased 57% to $234 million. Our EBITDA margin increased to 25.8% compared to 25.1% in 1999 and our adjusted operating profit margin in 2000 increased to 16.9% compared to 15.1% in 1999. Increases in EBITDA and adjusted operating profit from ongoing businesses primarily reflect the increased revenues discussed above. The margin improvements primarily resulted from increased revenues as well as improved operating efficiencies in our academic publishing and reference business.

     Our capital expenditures in 2000 increased 46% to $165 million, primarily reflecting recently acquired businesses and continued investment in electronic infrastructure to support new and existing products.

  Thomson Financial

     Revenues from our ongoing businesses in 2000 increased 31% to $1,201 million. Revenues from existing businesses increased in excess of 10%, led by businesses benefitting from high transaction volumes, such as BETA Systems and ESG, resulting from record levels of market activity in the United States and Europe. However, more than half of our growth resulted from the acquisitions of Primark and Carson in September 2000. These increases were partially offset by continued consolidation in the investment banking sector. Revenues from electronic products and services accounted for 80% of the group's revenues from ongoing businesses, an increase from 71% in 1999.

     EBITDA from our ongoing businesses in 2000 increased 19% to $330 million and our adjusted operating profit from ongoing businesses in 2001 increased 18% to $220 million. These increases were primarily the result of the acquisitions of Primark and Carson, but were also due to higher revenues from our existing businesses discussed above. Our EBITDA margin in 2000 decreased to 27.5% compared to 30.3% in 1999 and our adjusted operating margin in 2000 decreased to 18.3% compared to 20.2% in 1999. The margin decreases resulted primarily from significant investments in our electronic infrastructure that were expensed on a current basis.

     Our capital expenditures in 2000 increased 34% to $191 million, primarily reflecting recently acquired businesses as well as continued investment in electronic infrastructure.

  Thomson Scientific and Healthcare

     Revenues from our ongoing businesses in 2000 increased 7% to $653 million, with the majority of the increase attributable to existing businesses. Revenues in our existing scientific businesses increased as a result of increased sales of the ISI Web of Science and growth in excess of 10% in online sales of Derwent's patent subscription products and gene sequence database. Revenues in our existing healthcare businesses increased as a result of increased sales of drug and clinical information databases and tools at Micromedex as well as increased sales of Physicians' Desk Reference. The increase in revenues attributable to acquired businesses primarily resulted from the acquisition of Physicians World in August 2000. Revenues from electronic products and services accounted for 53% of the group's revenues from ongoing businesses, an increase from 49% in 1999.

     EBITDA from our ongoing businesses in 2000 increased 25% to $164 million and our adjusted operating profit from ongoing businesses in 2000 increased 32% to $140 million. Our EBITDA margin in 2000 increased to 25.1% compared to 21.4% in 1999 and our adjusted operating profit margin in 2000 increased to 21.4% compared to 17.3% in 1999. The margin increases were primarily the result of strong performance within our scientific business, where we experienced increased sales of higher margin electronic products and lower costs resulting from improvements in processing patent information. In our healthcare business, margin improvements resulted from revenue increases and cost savings from the integration of our Medical Economics and Micromedex businesses.

     Our capital expenditures in 2000 decreased 21% to $31 million. They were made to further develop our technology infrastructure, including spending on computer hardware and software, to increase the pace of our electronic product development and to provide more advanced products and services to our customers.

  Corporate and Other

     Revenues in 2000, which relate solely to Thomson Media, increased by 5% to $272 million, primarily as a result of strong advertising sales and increased sales to financial institutions and information technology professionals seeking commercial information. EBITDA in 2000 decreased by $59 million to a loss of

$98 million and our adjusted operating profit decreased by $59 million to a loss of $106 million. These decreases were primarily a result of increased expenses relating to our stock appreciation rights and lower profits from Thomson Media, where increased sales were offset by increased spending on new product development.

DISCONTINUED OPERATIONS

     In February 2000, we announced our intention to sell our newspaper group, as part of our strategic decision to focus on integrated information solutions for business and professional customers. The primary activities of this group were the publishing of newspapers and other advertising and specialty publications in the United States and Canada. In addition, this group held a 50% interest in Augusta Newsprint Company, a newsprint mill in Augusta, Georgia. During 2000, we completed the sale of 51 of 54 publications. We sold the remaining assets, including our interest in the newsprint mill, in 2001.

     The following table presents a summary of our results from discontinued operations for the past three years.

                                                                 {YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1999   2000   2001
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Revenues....................................................  $817   $592   $135
Earnings from operations....................................   123     62     15
Net gain on sale............................................    --    590     77
Earnings....................................................   123    652     92

LIQUIDITY AND CAPITAL RESOURCES

  FINANCIAL POSITION

     Our total assets at December 31, 2001 were $18,402 million. Our total assets increased by $2,703 million or 17% in 2001, primarily due to the acquisition of the Harcourt businesses.

     Our total assets at December 31, 2001 were distributed across our market groups and corporate and other as follows:

                                                                                 PERCENTAGE
                                                                                  OF TOTAL
                                                                TOTAL ASSETS       ASSETS
                                                                -------------    ----------
                                                                (IN MILLIONS)
Thomson Legal and Regulatory................................       $ 7,266           40%
Thomson Learning............................................         5,216           28
Thomson Financial...........................................         3,165           17
Thomson Scientific and Healthcare...........................           930            5
Corporate and other.........................................         1,825           10
                                                                   -------          ---
                                                                   $18,402          100%
                                                                   =======          ===

     Our total debt at December 31, 2001 was $4,744 million. Total debt consists of short-term indebtedness, the current portion of long-term debt and long-term debt. Our total debt in 2001 increased 66%, or $1,882 million, primarily due to our borrowings to fund the acquisition of the Harcourt businesses. After adding $238 million for the total liability for related currency swaps our total debt was $4,982 million.

     After deducting cash and cash equivalents of $532 million, our total net debt was $4,450 million. At the same date, our total shareholders' equity, including $442 million of preference share capital redeemable only at our option, was $8,220 million. Our ratio of net debt to shareholders' equity at December 31, 2001 was

0.54:1. This ratio increased from 0.35:1 at December 31, 2000 as a result of increased borrowings during 2001 associated with our acquisitions.

     Presently, our long-term debt is rated "A3" (stable outlook) by Moodys, "A-" (negative outlook) by Standard & Poor's and "A (low)" by Dominion Bond Rating Service. Our short-term debt is rated "R-1 (low)" by Dominion Bond Rating Service. The maturity dates for our long-term debt are well balanced with no significant concentration in any one year.

  CASH FLOW

     Our principal sources of liquidity have been cash provided by our operations, proceeds from the disposition of non-strategic assets, borrowings under our revolving bank credit facilities and our commercial paper program, the issuance of public debt and the reinvestment of dividends primarily by Woodbridge. Our principal uses of cash have been to finance working capital, debt servicing costs, capital expenditures, acquisitions and dividend payments.

     Cash provided by our operating activities in 2001 increased 45% to $1,623 million. This increase was attributable to income tax refunds received in 2001 of $172 million and a higher level of EBITDA which was partially offset by lower earnings from discontinued operations. Cash provided by our operating activities in 2000 decreased 3% to $1,116 million primarily because we had a higher level of working capital at the end of 2000 as a result of investments in working capital relating to acquisitions completed in 2000 and an overpayment of income taxes in late 2000 which was refunded in 2001.

     Cash used in our investing activities in 2001 was $3,015 million. Our primary use of cash in 2001 was the $2,060 million used to acquire the Harcourt businesses. Cash used in our investing activities for 2000 was $1,400 million, which primarily reflects acquisitions completed during that year in the amount of $2,824 million after deducting $64 million in cash in these businesses when they were acquired. This was partially offset by the proceeds from the disposition of our newspaper businesses of $1,868 million.

     Cash provided by our financing activities in 2001 was $1,591 million, principally reflecting borrowings to fund the acquisition of the Harcourt businesses which included the issuance of $1,801 million of public debentures. We also raised $250 million in 2001 from Woodbridge from the issuance by a subsidiary of ours of preferred shares. Cash provided by financing activities for 2000 was $294 million primarily from borrowings in 2000 associated with our acquisitions.

     Dividends declared on our common shares in 2001 amounted to $439 million. Of this amount, $160 million was reinvested in common shares through our dividend reinvestment program, primarily by Woodbridge, resulting in common share dividend cash payments of $279 million. Dividends declared on our common shares in 2000 totaled $427 million. Of this amount, $156 million was reinvested in common shares through our dividend reinvestment program, primarily by Woodbridge, resulting in common share dividend cash payments of $271 million. We increased the quarterly dividend by 2.9% to $0.175 per common share, which was effective with the dividend paid on December 15, 2000.

     In 2001, we increased our commercial paper program in Canada from the Canadian dollar equivalent of $314 million to $628 million, calculated using the exchange rate on December 31, 2001. At December 31, 2001, $600 million of commercial paper was outstanding. Presently, we maintain revolving credit facilities in the amount of $1,400 million which terminate in August 2004. These facilities also support our commercial paper program and therefore the amount available under our revolving credit facilities is reduced to the extent we have commercial paper outstanding. At December 31, 2001, we had outstanding $355 million under these facilities. At December 31, 2001, our credit facilities were supplemented by bridge financing facilities in the amount of $1,500 million used to complete the acquisition of the Harcourt businesses. At December 31, 2001, there were no amounts outstanding under the bridge facilities and they were terminated in January 2002. We also have access to global public capital markets.

     At December 31, 2001, our capital commitments to investments and joint ventures totaled $50 million and our existing obligations under operating lease commitments amounted to $937 million. We guarantee certain obligations of our subsidiaries, including borrowings by our subsidiaries under our revolving credit facilities. These guarantees generally require that we maintain a minimum amount of share capital and retained earnings and that our debt-to-equity ratio not exceed 2.0:1.

     We expect to generate cash from our operations that is adequate to fund our future cash dividends, debt service, projected capital expenditures and tactical acquisitions that we pursue in the normal course.

  MARKET RISKS

     We are exposed to potential losses arising from adverse changes in currency exchange and interest rates. We use hedging arrangements in the ordinary course of business to reduce our currency and interest rate exposures. In particular, where we borrow money in currencies other than U.S. dollars, we enter into currency swap arrangements only with counterparties that are significant financial institutions to convert our obligations into U.S. dollar amounts. At December 31, 2001, 97% of our indebtedness was denominated in U.S. dollars or had been swapped into U.S. dollar obligations. We do not enter into speculative positions through the use of derivatives or any other financial instruments.

     At December 31, 2001, after taking into account interest rate swap agreements, 76% of our total debt was at fixed rates of interest and the remainder was at floating rates of interest. Using these numbers, a 1% change in interest rates would increase or decrease our full-year interest expense by approximately $12 million.

     Based on our 2001 results of operations, a one cent change in either the average exchange rate for British pounds sterling into U.S. dollars or the average exchange rate for Canadian dollars into U.S. dollars would increase or decrease our adjusted operating profit by less than $1 million.

CRITICAL ACCOUNTING POLICIES

     The preparation of our financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our estimates are based upon historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of our ongoing evaluation of these estimates forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of revenues and expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions.

     Our most critical accounting policies are those that we believe are the most important in portraying our financial condition and results, and require the most subjective judgment and estimates on the part of management. A summary of our significant accounting policies, including the critical accounting policies discussed below, are set forth in the notes to our consolidated financial statements included elsewhere in this prospectus.

 REVENUE RECOGNITION

     Revenues from subscription-based products excluding software are primarily recognized ratably over the term of the subscription. Where applicable, usage fees are recognized as earned. Subscription revenue received or receivable in advance of the delivery of products or services is included in deferred revenue. Incremental costs that are directly related to the subscription revenue are deferred and amortized over the subscription period.

     Revenues from sales of products such as textbooks that are separate and distinct from any other product and carry no further substantive performance obligations on our part after shipment, are recognized when delivery has occurred and significant risks and rewards of ownership have transferred to the customer, provided that the price is fixed or determinable and ultimate collection is reasonably assured. We recognize revenues from sales of discrete products net of estimated returns. Significant judgment is involved in estimating future returns. Estimates are made after taking into account historical experience and current market conditions. If future returns differ from our estimates, the impact would be recorded against future revenues and profits.

     For all accounts receivable, we must make a judgment regarding the ability of our customers to pay and accordingly, we establish an allowance for estimated losses arising from non-payment. We consider customer credit-worthiness, current economic trends and our experience when evaluating the adequacy of this allowance. If future collections differ from our estimates, this would affect our future earnings.

 CAPITALIZED SOFTWARE

     A significant portion of our expenditures relate to software that is developed as part of our electronic databases, delivery systems and internal infrastructure, and, to a lesser extent, to software sold directly to customers. During the software development process, our judgment is required to determine which costs may be capitalized, as well as the expected period of benefit over which capitalized costs should be amortized. Due to rapidly changing technology and the uncertainty of the software development process itself, our future results could be affected if our current assessment of our various projects differs from actual performance.

 VALUATION OF IDENTIFIABLE INTANGIBLE ASSETS AND GOODWILL

     We account for our business acquisitions under the purchase method of accounting. The total cost of an acquisition is allocated to the underlying net assets based on their respective estimated fair values. As part of this allocation process, we must identify and attribute values and estimated lives to the intangible assets acquired. While we may employ an expert to assist us with these matters, such determinations involve considerable judgment, and often involve the use of significant estimates and assumptions, including those with respect to future cash inflows and outflows, discount rates and asset lives. These determinations will affect the amount of amortization expense recognized in future periods.

     We review the carrying values of all identifiable intangible assets and goodwill, when certain conditions arise, to determine if any impairment has occurred. Examples of these conditions include:

     - significant underperformance relative to historical or expected future operating results,

     - significant changes in the manner of our use of the acquired assets or our strategy,

     - significant negative industry or economic trends, or

     - significant decline in our share price or market capitalization.

     Prior to January 1, 2002, we determined impairment by comparing the undiscounted amount of expected future operating cash flows with the carrying amounts of such assets. Expected future cash flows are based upon our best estimate given the facts and circumstances at that time. Impairments in the carrying amount of identifiable intangible assets and goodwill are expensed.

     Effective January 1, 2002, we adopted the provisions of the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3062, "Goodwill and Other Intangible Assets." Accordingly, from that date we will test identifiable intangible assets with indefinite useful lives and goodwill by comparing carrying amounts to their fair values at least annually or when the conditions referred to above arise. The determination of fair value involves significant management judgment. Impairments in the carrying amounts of identifiable intangible assets with indefinite lives and goodwill will be expensed, except for impairments arising out of the initial adoption of this new accounting rule which will be treated as a change in accounting principle and charged directly to opening retained earnings in our consolidated balance sheet for fiscal 2002. We have recently completed our initial impairment review and have recognized an impairment charge in the first quarter of 2002 of $67 million, after tax. We anticipate recording an additional impairment charge of up to $100 million in the second quarter of 2002 in connection with the application of the new rule by our equity method investees. These charges will not affect our earnings under Canadian GAAP because they result from a change in accounting principle and will be charged directly to opening retained earnings in our consolidated balance sheet, but under U.S. GAAP these amounts will be charged to our earnings.

     As the valuation of identifiable intangible assets and goodwill requires significant estimates and judgment about future performance and fair value, our future results could be affected if our current estimates of future performance and fair value change.

 INCOME TAXES

     We are required to estimate our income taxes in each of the jurisdictions in which we operate. This includes estimating a value for our existing net operating losses based on our assessment of our ability to utilize them against future taxable income before they expire. If our assessment of our ability to use our net operating losses proves inaccurate in the future, we might be required to recognize more or less of the net operating losses as assets, which would increase or decrease our income tax expense in the relevant year and this would affect our earnings in that year.

NEW ACCOUNTING PRONOUNCEMENTS

     In 2001, CICA issued Handbook Section 3062 "Goodwill and Other Intangible Assets." This standard requires that goodwill and identifiable intangible assets with indefinite lives no longer be amortized. Instead, those assets are subject to annual impairment tests. For business combinations occurring before July 1, 2001, amortization continued until December 31, 2001. After that date, carrying amounts of goodwill and identifiable intangible assets with indefinite lives will no longer be amortized. For business combinations occurring on or after July 1, 2001, goodwill and identifiable intangible assets with indefinite lives will not be amortized. See "-- Critical Accounting Policies" and Note 1 to our consolidated financial statements included elsewhere in this prospectus for a more detailed description of this standard.

     In 2001, CICA issued Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments" which requires that if an entity does not use the fair value-based method to account for non-direct stock-based transactions with employees, the entity must disclose pro-forma net income and earnings per share as if the fair value-based method of accounting was used. Additionally, this standard provides specific rules for accounting for stock appreciation rights and stock-based payments to employees, as well as non-employees. The new section is effective for fiscal periods beginning on or after January 1, 2002. We do not use the fair value-based method and, therefore, will disclose the required pro forma information in our financial statements beginning in 2002.

     In 2001, CICA issued Accounting Guideline AcG13, "Hedging Relationships," which addresses the identification, designation, documentation and effectiveness of hedging relationships and establishes conditions for applying hedge accounting. The guideline applies to hedging relationships in effect in fiscal years beginning on or after July 1, 2002.

     In 2001, CICA issued Amended Handbook Section 1650, "Foreign Currency Translation" which eliminates the deferral and amortization of foreign currency gains and losses on foreign currency denominated long-term assets and liabilities.

     We have determined that the adoption of Handbook Section 1650 will have no material impact on our financial position or results of operations. We have not completed our assessment of the impact of adopting Accounting Guideline AcG13.

QUARTERLY INFORMATION (UNAUDITED)

     The following table presents a summary of our segmented and consolidated operating results from continuing operations for each of the eight quarters ended March 31, 2000 through December 31, 2001.

                                                              QUARTER ENDED
                                  ---------------------------------------------------------------------
                                     MARCH 31,         JUNE 30,        SEPTEMBER 30,     DECEMBER 31,
                                  ---------------   ---------------   ---------------   ---------------
                                   2000     2001     2000     2001     2000     2001     2000     2001
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                             (UNAUDITED)(IN MILLIONS, EXCEPT PER SHARE DATA)
REVENUES
Legal and Regulatory............    $505     $618     $637     $683     $664     $691     $813     $835
Learning........................     183      241      279      312      489      676      437      622
Financial.......................     250      401      257      405      288      393      406      391
Scientific and Healthcare.......     146      157      155      161      148      160      204      219
Corporate and other(1)..........      53       54       79       71       62       54       78       63
Intercompany eliminations.......      --      (9)      (7)      (7)      (8)      (9)     (14)      (7)
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                   1,137    1,462    1,400    1,625    1,643    1,965    1,924    2,123
Disposals(3)....................     126       35       95       10       89       12      100        5
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                   1,263    1,497    1,495    1,635    1,732    1,977    2,024    2,128
                                  ------   ------   ------   ------   ------   ------   ------   ------
EBITDA
Legal and Regulatory............    $103     $128     $188     $206     $195     $210     $289     $311
Learning........................     (8)     (10)       37       46      183      205      146      165
Financial.......................      68       94       71       99       76       99      115      113
Scientific and Healthcare.......      25       28       34       34       30       35       75       79
Corporate and other(1)..........    (28)     (12)     (19)      (2)     (33)      (5)     (18)     (33)
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                     160      228      311      383      451      544      607      635
Disposals(3)....................       4      (1)       --        2      (1)        1        2      (6)
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                     164      227      311      385      450      545      609      629
                                  ------   ------   ------   ------   ------   ------   ------   ------
ADJUSTED OPERATING PROFIT
Legal and Regulatory............    $ 71     $ 90     $153     $170     $164     $176     $259     $272
Learning........................    (29)     (35)       12       16      141      150      110      133
Financial.......................      45       57       46       62       50       62       79       76
Scientific and Healthcare.......      19       21       28       29       24       29       69       72
Corporate and other(1)..........    (30)     (14)     (21)      (4)     (34)      (8)     (21)     (34)
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                      76      119      218      273      345      409      496      519
Disposals(3)....................     (4)      (2)      (4)        1     (11)       --        2      (9)
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                      72      117      214      274      334      409      498      510
                                  ------   ------   ------   ------   ------   ------   ------   ------
EARNINGS (LOSS) ATTRIBUTABLE TO
  COMMON SHARES:
From continuing operations......   $(42)     $151      $74     $110     $168     $147     $371     $249
From discontinued operations....      20       16       30        7      503       64       99        5
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                   $(22)     $167     $104     $117     $671     $211     $470     $254
                                  ======   ======   ======   ======   ======   ======   ======   ======

                                                              QUARTER ENDED
                                  ---------------------------------------------------------------------
                                     MARCH 31,         JUNE 30,        SEPTEMBER 30,     DECEMBER 31,
                                  ---------------   ---------------   ---------------   ---------------
                                   2000     2001     2000     2001     2000     2001     2000     2001
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                             (UNAUDITED)(IN MILLIONS, EXCEPT PER SHARE DATA)
BASIC EARNINGS (LOSS) PER COMMON
  SHARE:(2)
From continuing operations......  $(0.07)   $0.24    $0.12    $0.18    $0.27    $0.23    $0.59    $0.40
From discontinued operations....    0.03     0.03     0.05     0.01     0.81     0.11     0.16       --
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                  $(0.04)   $0.27    $0.17    $0.19    $1.08    $0.34    $0.75    $0.40
                                  ======   ======   ======   ======   ======   ======   ======   ======
DILUTED EARNINGS (LOSS) PER
  COMMON SHARE:(2)
From continuing operations......  $(0.07)   $0.24    $0.12    $0.18    $0.27    $0.23    $0.59    $0.40
From discontinued operations....    0.03     0.03     0.05     0.01     0.80     0.11     0.16       --
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                  $(0.04)   $0.27    $0.17    $0.19    $1.07    $0.34    $0.75    $0.40
                                  ======   ======   ======   ======   ======   ======   ======   ======

---------------

(1) Both 2000 and 2001 quarterly results have been restated to include the reclassification of Thomson Media.

(2) Per common share amounts for the quarter are computed independently and due to the computation formula, the sum of the quarters may not equal the year-to-date period.

(3) Disposals consist of results of businesses sold or held for sale which do not qualify as discontinued operations.

OUTLOOK

     Going forward, the level of our profitability will depend primarily on our ability to generate increased revenues from our existing assets while continuing to improve our profit margins across our businesses. We are currently focused on generating revenues by increasing the market penetration of our products and services with our existing customers, expanding the sales of our products and services in new markets and investing in new products and services. We are also focused on continuing to integrate our businesses, which will allow us to eliminate cost redundancies and more effectively use our assets and capabilities across our business.

     Our long-term financial targets are to achieve average annual revenue growth of between 7% to 9% and to expand our EBITDA margin. We expect that for 2002 our revenue growth and our EBITDA margin, excluding one-time costs we will incur in connection with the integration of the Harcourt businesses, will meet these targets.

                                    BUSINESS

OVERVIEW

     We are a global leader in providing integrated information solutions to business and professional customers. In a global economy in which the flow of information is vital, we supply vast amounts of value-added information to our customers, in both print and electronic formats. We increasingly deliver our information electronically, with applications and tools that enable our customers to adapt it and combine it with their own information. By enhancing the timeliness and effectiveness of our customers' use of information, we help them serve their customers better.

     We serve customers in the following sectors: law, tax, accounting, financial services, higher education, reference information, corporate training and assessment, scientific research and healthcare. We believe these sectors are fundamental to economic development globally and consequently have potential for consistent long-term growth.

     We have a leading market position and well recognized and respected brands in each of our principal markets. Our revenues, which in 2001 totaled $7.2 billion, are generally recurring or predictable. Approximately 61% of our revenues in 2001 were generated under subscription arrangements, with advertising accounting for only 4%. Our revenues are also diversified. In addition to having multiple lines of business, we have over 20 million users and no single customer accounts for more than 2% of our revenues. In 2001, 82% of our revenues were from our operations in the United States and we have users in approximately 130 countries worldwide.

 CORPORATE CENTER AND MARKET GROUPS

     Our corporate center initiates and executes strategy and manages other company-wide functions. We organize our operations in four market groups that are structured on the basis of the customers they serve:

     - Thomson Legal and Regulatory,

     - Thomson Learning,

     - Thomson Financial, and

     - Thomson Scientific and Healthcare.

     By centralizing key functions in our corporate center, we foster a company-wide approach while allowing our market groups sufficient operational flexibility and scope for initiative in dealing with customers. In addition to identifying new business opportunities and acquisitions, our corporate center oversees the planning processes of our market groups and their implementation of strategy and assesses their performance. Our corporate center develops and executes capital strategy, including tax planning, and determines the overall direction on technology. In addition, our corporate center has the responsibility for the appointment of senior executives and their training and development.

     The following table summarizes certain information about our four market groups relating to 2001 revenues, employees and countries in which they operate.

                          MARKET GROUPS -- OPERATIONS

                                                             PERCENTAGE OF
                                                             REVENUES FROM
                                            PERCENTAGE        ELECTRONIC
                          REVENUES(1)    OF REVENUES(1)(2)    DELIVERY(1)     COUNTRIES     EMPLOYEES
                         -------------   -----------------   -------------   ------------   ---------
                         (IN MILLIONS)
Thomson Legal and
  Regulatory...........     $2,827              39%               52%             30         17,000
Thomson Learning.......      1,851              26                31              26         13,000
Thomson Financial......      1,590              22                89              27          9,200
Thomson Scientific and
  Healthcare...........        697              10                53              13          3,800

---------------

(1) Represents revenues from ongoing businesses, which exclude disposals. Disposals are businesses sold or held for sale which do not qualify as discontinued operations.

(2) Percentages are calculated on the basis of revenues from ongoing businesses, including revenues of our corporate and other category. That category includes the results of Thomson Media, which was previously designated for sale but subsequently retained.

     We engage in businesses that we believe can readily be extended into new markets by capitalizing on our expertise in adapting existing successful products and services, our strong brands and our technology platforms. By delivering our products and services electronically, we have access to existing and new customers around the world. We have recently undertaken a significant initiative to increase the awareness of the Thomson brand, which involves linking the Thomson name with our many well recognized product and service brands. We believe the heightened awareness of the Thomson brand will become a significant asset in supporting our global growth initiatives.

 INFORMATION AND TECHNOLOGY

     We believe the breadth and depth of our value-added information and our technological strength are significant competitive advantages.

     Compiled over many decades, our collection of information is one of the world's largest and we maintain much of it in electronic databases. Our Westlaw databases, for example, contain the equivalent of approximately 400 million printed pages and our Gale online reference library includes the equivalent of approximately 125 million printed pages. We have generally enhanced the value of our information, including that derived from public sources, by adding proprietary editorial content, formatting, organization and indexing. We also create some of our information, such as textbooks and course materials. We keep our information up to date with a large staff of professionals, researchers and technology specialists. Much of our information is not available to our customers from other sources in the value-added form in which we provide it.

     Our customers rely on our information for its accuracy, comprehensiveness and utility as well as on the ready access to it that we provide. For example:

     - lawyers depend on our Westlaw databases of legal cases, legislation and other legal information that we have supplemented with summaries and classified by topic areas and points of law,

     - investment professionals and analysts work with our First Call Analyst database that aggregates 26 years of financial results and analysts' earnings estimates for over 18,000 companies, including all of the companies in the S&P 500 index,

     - college professors teach from our Wadsworth and other textbooks authored by experts in the most popular disciplines, including the humanities, social sciences, languages, science, mathematics, engineering and business, which are augmented by electronic teaching aids, such as online interactive supplements and websites,

     - librarians consult our Gale's online reference library of proprietary reference material, periodical content and primary source research information, and

     - physicians and other healthcare professionals check our Physicians' Desk Reference product, a directory of Food and Drug Administration approved drug-labeling information.

     Since the early 1990s, we have invested in technology to build platforms that have sufficient scale and scope to meet the needs of our customers globally. We have the flexibility to deliver our products and services to our customers electronically in a variety of ways, including over the Internet and our own proprietary platforms. As a result, our products and services are readily integrated into the systems of our customers. In 2001, 54% of our revenues were derived from products and services delivered electronically, up from 45% in 1997.

     We also use technology to develop new products and services and to repackage and reuse our information and applications in a variety of ways to create integrated solutions that serve customers effectively. In developing products and services, we purchase or license and use widely available operating and data management systems, software and other components and we typically enhance them by adding applications and tools that we design.

 KEY BRANDS, PRODUCTS AND SERVICES

     The following table summarizes our key brands and products and services by market group and customers.

MARKET GROUP       CUSTOMERS                      KEY BRANDS                 KEY PRODUCTS AND SERVICES
------------       ----------------------------   ------------------------   ---------------------------------------
Thomson Legal      lawyers, law students, legal   West                       legal information-based products and
and Regulatory     professionals                  Westlaw                    services
                                                  Sweet & Maxwell
                   tax professionals,             RIA                        tax and accounting information-based
                   accountants                    Creative Solutions         products and services
                   business professionals         Dialog                     online databases of business
                                                  NewsEdge                   information and current and archival
                                                                             news
--------------------------------------------------------------------------------------------------------------------
Thomson Learning   professors, students,          Wadsworth                  textbooks and electronic course
                   business professionals                                    materials in the humanities and social
                                                                             sciences
                                                  South-Western              textbooks and electronic course
                                                                             materials in business and economics
                   libraries, corporations,       Gale                       printed and electronic reference
                   reference centers                                         materials, electronic databases of
                                                                             magazine, newspaper and periodical
                                                                             content, microfilm collections and
                                                                             encyclopedias
                   corporations, government       Prometric                  technology-based test delivery and
                   agencies                                                  assessment services including test
                                                                             preparation, test results processing
                                                                             and certification program creation
                                                  NETg                       online and instructor-led information
                                                                             technology and business skills training
--------------------------------------------------------------------------------------------------------------------
Thomson            portfolio managers, research   First Call                 online databases of financial
Financial          analysts                       I/B/E/S                    information, including brokerage
                                                                             research, forecast data, market indices
                                                                             data, institutional holdings data, SEC
                                                                             filings and news
                   investment bankers             Securities Data            online databases of global information
                                                                             on mergers and acquisitions
                   institutional and retail       ILX                        electronic financial information,
                   traders, investment advisors                              including real-time market data such as
                                                                             stock quotes and news
--------------------------------------------------------------------------------------------------------------------
Thomson            pharmaceutical/biotechnology,  Derwent World Patent       indexed and abstracted databases of
Scientific and     chemical and engineering       Index                      patents
Healthcare         companies, government
                   agencies, research
                   libraries, universities
                                                  ISI Web of Science         website for research scientists
                                                                             providing access to over 8,500
                                                                             abstracted and indexed journals,
                                                                             journal article cited references,
                                                                             meetings and conference proceedings
                   physicians, health             Physicians' Desk           database of Food and Drug
                   professionals,                 Reference                  Administration approved drug
                   pharmaceutical companies,                                 monographs, delivered in print and
                   hospitals, poison control                                 electronic formats
                   centers, government agencies
                                                  Micromedex                 drug, clinical, toxicological and
                                                                             environmental database products
                   pharmaceutical companies,      Gardiner-Caldwell          continuing medical education training
                   physicians                     Physicians World           for physicians in connection with new
                                                                             drug launches

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

  INTEGRATED INFORMATION SOLUTIONS

     Based on the particular needs of a customer segment, we combine our products and services to create integrated information solutions. Our integrated information solutions provide our customers with value-added information from one or more sources along with applications and tools that enable them to use it in a manner that suits them best, including by adapting it and combining it with their own information. As customers take advantage of this flexibility, our solutions are increasingly integrated into their workflow.

     We provide users with a wide variety of integrated information solutions. Some examples are:

     - Westlaw enables lawyers to research points of law or related commentary online with sophisticated features that guide them through our databases,

     - First Call Analyst integrates a range of our products and services and our customers' own data on a single delivery platform, allowing investment professionals and analysts to review the research of others and produce their own analysis, utilizing applications that, among other things, enable them to compare estimates of companies' earnings with actual results,

     - NETg electronic courses and instructor-led sessions and Course Technology manuals and books are combined with Prometric specialized certification examinations to allow information technology professionals both to learn and to measure the results of their learning, and

     - ISI Web of Science offers access to primary journal information, relevant literature, abstracts and citations across multiple databases as well as search, bibliography and writing tools, such as an automated alert feature that identifies relevant newly published material, enabling scientists to improve their productivity in research and writing.

     Our integrated information solutions are evolving to reflect technological change and are becoming increasingly sophisticated and comprehensive in response to our customers' needs. In developing new products and services, we are focusing on expanding the range of our integrated information solutions for users. In addition, we are positioning ourselves to offer our customers enterprise solutions that improve productivity across entire organizations. For example, for financial services enterprises, by combining First Call Analyst and other products and services, we will be able to integrate each phase of the investment process from initial research through trading in securities to settlement of trades. We have also begun to help lawyers manage the business aspects of their professional practice, with our ProLaw software solution for document management, case management, recording lawyers' hours, billing and other records management and our FindLaw solution for marketing through an online legal directory and websites created for lawyers.

TRANSFORMATION

     Since the 1980s, we have been engaged in publishing business and professional information, until recently within a multi-business enterprise. We have now largely completed a strategic transformation through which we have divested other businesses and have become focused on information businesses. We believe that as a result of our transformation, each of our market groups has sufficient scale and scope to compete effectively on a global basis and that we have greatly improved our ability to evolve and grow as a provider of integrated information solutions and generate strong financial results.

     In addition to information publishing, in the early 1990s we carried on two other principal businesses: leisure travel services based in the United Kingdom and community and other newspapers in the United States, Canada and the United Kingdom. Both our travel and our newspaper businesses were cyclical and consumer-focused, with the latter highly dependent on advertising revenues. Recognizing that our information publishing business had the greatest potential for growth, especially by capitalizing on technological developments, we increasingly focused on building this business, utilizing the strong cash flow from our other businesses.

     In 1996, we acquired West Publishing, a U.S.-based provider of primarily legal information, for $3.4 billion. We made West the core of our legal and regulatory group and became a leader in this sector. We have used West's leading technology platform as the base for expanding electronic delivery of our

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

information-based products and services. In addition, by acquiring West we took a substantial step in shifting our strategy to focus on professional and business customers and a subscription-based revenue model.

     Subsequently, we made other strategic acquisitions of information businesses, including:

     - in our learning group, we greatly increased our scale by purchasing academic publishing and corporate training businesses of Harcourt for $2.1 billion in 2001 and we acquired Prometric, the leading provider of computer-based testing, for $775 million in 2000, and

     - in our financial group, we greatly expanded the breadth and depth of our products and services by purchasing Primark, a global provider of financial information, and Carson, a global provider of investor relations products and services, for an aggregate amount of $1.3 billion in 2000.

In addition, we have regularly made other tactical acquisitions that complemented our existing information businesses. Many acquisitions were in effect the purchase of information or a product or service that we integrated into our operations to broaden the range of our offerings. As alternatives to the development of new products and services, these acquisitions had the advantages of faster integration into our product and service offerings and cost efficiencies.

     As part of our transformation, we also divested successful but mature businesses that were no longer core holdings, including:

     - our leisure travel business, which we disposed of in 1998 for proceeds of $1.9 billion, and

     - our community newspapers and a related 50% interest in a newsprint manufacturing business, which we sold in 2000 and 2001 for aggregate proceeds of $2.8 billion.

     The principal sources of funding for our transformation were divestitures and cash flow from operations, as well as debt and investment by Woodbridge under our dividend reinvestment plan.

     While effecting our transformation, our EBITDA grew from $1.2 billion, or 17% of revenues from continuing operations, in 1995 to $1.8 billion, or 25% of revenues from continuing operations, in 2001. The following charts illustrate our transformation, showing the replacement of revenues and EBITDA from our former travel and newspaper businesses with revenues and EBITDA, respectively, from our information businesses.

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

                      REVENUES FROM CONTINUING OPERATIONS
                                 (IN BILLIONS)

                                  (BAR CHART)

                       EBITDA FROM CONTINUING OPERATIONS
                                 (IN BILLIONS)

                                  (BAR CHART)

STRATEGY

     Our strategic objective is to be the foremost global provider of integrated information solutions to businesses and professionals in markets with consistent long-term growth prospects. In order to achieve this objective, we apply the following strategy consistently across our market groups.

 CREATING VALUE FOR CUSTOMERS BY PROVIDING INTEGRATED INFORMATION SOLUTIONS

     We provide integrated information solutions that create value for our customers. We supply value-added information and use technology to deliver it faster and in a form that enables our customers to use it flexibly and efficiently. As we meet our customers' needs for more and better solutions, we enhance their ability to serve their customers. Our solutions also become integral to our customers' workflow and businesses, which is conducive to a high level of customer retention. Accordingly, we seek to grow primarily by expanding our opportunities to serve our customers, in addition to improving our market share. To do so, we will continue to expand the breadth and depth of the integrated information solutions we offer to our customers.

 LEVERAGING OUR TECHNOLOGICAL PLATFORMS AND OTHER ASSETS AND CAPABILITIES TO GENERATE GROWTH AND EXPAND MARGINS

     We have technological platforms of scale and scope, high quality information, strong brands and skilled senior management and employees. We plan to capitalize on our technological strength and these other assets and capabilities to generate revenue growth and expand our profit margins.

     We seek to leverage our investment in technology to lower the cost of developing and marketing new products and services and realize operating efficiencies. Using the systems we now have, we can adapt products and services developed for customers in one sector for those in others. Having designed a technological application to permit one customer to use our information, we can modify that application for utilization of the same or other information by another customer. We are using strong brands in one country -- such as Westlaw in the United States -- as the basis of entry into others. We are also building Thomson as a global co-brand to foster the development of our product and service brands. We continue to emphasize the recruitment, training and career development of our people, on whose ability and creativity our business depends. We deploy management across our market groups to broaden work experience, foster cross-fertilization of thinking and encourage a common management approach.

 EXPANDING ELECTRONIC DELIVERY TO IMPROVE SCALABILITY

     We believe that our focus on electronic delivery allows us to respond more effectively to our customers' needs, to provide products and services that have more features and to enhance our customers' ability to use our information as it suits them. We also believe that our focus on electronic delivery permits us to expand more readily into new markets. By expanding electronic delivery of products and services, which can generally be done at lower variable costs than those that are print-based, we believe that we will generate revenue growth and expand our profit margins.

 EXPLOITING INTERNATIONAL EXPANSION OPPORTUNITIES

     We plan to continue to invest outside of North America, which we expect will enable us to accelerate our overall rate of growth. Our businesses are readily expandable into new geographic markets and we intend to grow them internationally, particularly in Europe, Latin America and Asia-Pacific. Many of our products and services developed originally for the United States or other markets can be modified and offered internationally. Many of our customers operate internationally, which gives us the opportunity to expand with them. In addition, the scalability and flexibility of our technology platforms allow us to reach customers globally.

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

 ASSESSING ACQUISITIONS

     Within our existing businesses, we have opportunities to evolve and grow and can achieve our strategic objective. We plan to grow by reinvesting in our existing businesses. We will continue to regularly evaluate and make acquisitions that broaden the range of our product and service offerings. We will also continue to assess the acquisition of new businesses that can either improve our ability to serve our existing markets or allow us to enter new markets effectively. We believe that we have demonstrated the ability to identify acquisitions that enhance or complement our business, evaluate them in a disciplined manner and execute acquisition transactions effectively. We also believe that our experience in integrating acquired businesses allows us to eliminate cost redundancies and combine the acquired products and services with our existing offerings, resulting in incremental revenues, expanded profit margins and improved potential for revenue growth.

     We also continue to assess strategic alliances and joint ventures, especially when entering new markets. Examples include U21global, our joint venture with 16 leading research universities from around the world to form an online university, and our Omgeo joint venture with The Depository Trust & Clearing Corporation that provides post-trade transaction services to our financial services customers.

 ACHIEVING SUPERIOR LONG-TERM RETURNS AND MAINTAINING FINANCIAL DISCIPLINE

     We manage our businesses and deploy our capital to maximize returns to shareholders over the long term. In growing our businesses, we will continue to rely on our recurring revenues, strong cash flow from our operations and our strong balance sheet.

     We make disciplined investment decisions largely on the basis of return on invested capital and other long-term financial measurements such as discounted cash flow and internal rate of return. Since the early 1990s, we have invested to focus ourselves on providing integrated information solutions and to build technology platforms. Having made these investments, we aim to achieve improved returns on invested capital through sustained revenue growth, realizing operating efficiencies and leveraging our technology. We expect that the percentage of our revenues that we spend on technology will decrease, although we plan to continue to invest in technology at significant levels.

     We assess each of our businesses on the basis of annual performance targets. In making any tactical acquisitions that complement our existing businesses, we will generally do so on the basis that the acquired business, while adding to our capacity for growth over the long term, will also be expected to increase our return on invested capital and earnings by the second year after it is acquired.

THOMSON LEGAL AND REGULATORY

     Our legal and regulatory group provides integrated information solutions to legal, tax, accounting, intellectual property, compliance and business professionals. We offer a range of over 12,000 products and services primarily based on our electronic databases of legal, regulatory and business information and news. We maintain one of the largest electronic databases of legal, regulatory and business information and news in the world that currently includes more than 60 terabytes of data, which is equivalent to more than 800 million printed pages of information. Our information-based products and services are in most cases available in both print and electronic formats to satisfy our customers' requirements. Information is offered electronically primarily through the Internet and more recently through newly developed wireless technology. Information offered electronically is combined with analytical tools and software applications that enable our customers to search, analyze and manipulate the information to increase their productivity. We also offer non-content based products and services to our customers such as software to assist lawyers and accountants with management functions, including document management, case management, records management, billing and accounting. We also offer software that assists tax professionals with preparing and filing tax returns. More recently, we have begun to offer online legal directories to assist our customers in their client development initiatives and continuing legal educational programs. We have more than one million customer accounts with more than 120,000 users of our online services each day and provide integrated information solutions to more than 95% of the 100 largest law firms in the world.

     We derive our legal, regulatory and business information and news from public sources and through licensing arrangements with third-party providers. This information is continually updated. We also enhance this information with editorial analysis and organize, categorize and combine it with other value added features enabling our customers to more readily use it in their daily workflow.

     In 2001, approximately 75% of our legal and regulatory group's revenues from ongoing businesses were derived from legal products and services, 18% were from tax and accounting products and services and 7% were from business information and news. The following table provides a breakdown of our legal and regulatory group's revenues from ongoing businesses in 2000 and 2001 as a percentage of the group's revenues from ongoing businesses by product format, revenue origin and revenue type.

                              REVENUE BREAKDOWN(1)

                                                              2000   2001
                                                              ----   ----
REVENUE BY PRODUCT FORMAT:
  Electronic................................................   52%    52%
  Print.....................................................   40     39
  Other.....................................................    8      9
REVENUE BY ORIGIN:
  North America.............................................   86%    85%
  Europe....................................................   10     10
  Asia-Pacific..............................................    3      3
  Latin America.............................................    1      2
REVENUE BY TYPE:
  Subscription..............................................   91%    91%
  Advertising...............................................   --     --
  Other.....................................................    9      9

---------------

(1) Represents percentages of revenues from ongoing businesses, which exclude disposals. Disposals consist of results of businesses sold or held for sale which do not qualify as discontinued operations.

     Revenue is earned relatively evenly over the course of the year but is slightly higher in the fourth quarter since a significant number of our print-based products are updated during this period corresponding to most legislative sessions in the United States. Revenue is recognized in connection with subscriptions for our online services throughout the year and not in connection with the update of information. Since our product mix is becoming increasingly electronic, with most of our new products and services being developed in that format, future revenue will be earned more evenly throughout the year. Our subscription contracts generally have a term of one year and renewal dates are spread throughout the year.

     In 2001, our largest customer was the United States federal government through its various agencies that together accounted for approximately 3% of the group's revenues. No other single customer accounted for more than 1% of the group's revenues.

 MARKETS

     According to our estimates, the global market for legal and regulatory information in which we operate generated more than $12 billion in revenues in 2001. We estimate that legal information represented approximately 57% of the market while regulatory information represented approximately 43%. Our estimates indicate that the market for legal and regulatory information in most developed countries is relatively mature with average annual revenue growth rates expected to be approximately 3%. Growth in this market tends to correlate with gross domestic product growth. However, we believe there are significant opportunities to expand the market by offering information combined with innovative software products and services.

     In 2001, according to our estimates, we were the leader in the global legal and regulatory information market, accounting for approximately 21% of the market. This is primarily a result of our leading position in the United States legal information market, of which we estimate we accounted for approximately 48%.

     As the economy becomes increasingly global, the demand for legal and regulatory information on a global basis is increasing. Similarly, some of our largest customers are becoming increasingly global. These customers require a broader array of products and services to meet their varied information needs. Increasingly, our global customers prefer their information needs to be met by one strategic partner as opposed to multiple providers to ensure consistency.

     Technology also continues to affect the market for legal and regulatory information. The availability and reliability of the Internet and the demand for faster access to information has significantly increased the demand for products and services online. In addition, the Internet has made it much easier to both deliver and receive information and services. Many of our smaller customers can now access information and services over the Internet that were previously unavailable to them.

     Competitive differentiation in the market for legal and regulatory information is becoming increasingly difficult to demonstrate through traditional means such as content and reliability. We believe that value-added products and services are increasingly becoming the point of competitive differentiation. As a result, information providers are putting a greater focus on, and offering a broader selection of, value-added products and services, including non-information based products. In addition, brands are becoming increasingly important as customers associate brands with value.

     We believe that we maintain an advantage over our competitors as a result of the breadth and depth of our products and services and our ability to respond to market demands quickly and effectively. We believe our focus on technology as a critical component in meeting our customers' needs differentiates us from some of our competitors that have historically invested in technology at much lower levels.

     Online business information and news services supply a variety of current and archival business information and news to professionals in a wide variety of areas such as marketing, strategic planning, business development and research and development. According to our estimates, the global market for online business information and news in which we operate generated more than $2 billion in revenues in 2001. We estimate that, in 2001, we were one of the leading providers of online business information and news with a market share of approximately 12%. According to our estimates, the global market for business information and news has had average annual revenue growth rates ranging from three to five percent in recent years. Similar to the legal and regulatory information market, the availability and reliability of the Internet has increased the demand for business information and news online, which is driving growth in this market.

 OPERATIONS

 Legal

     Based primarily on our West business, we are the leading provider in the United States of legal information-based products and services, offering our customers access to over 16,000 databases. We provide integrated information solutions to virtually every large law firm, significant government institution and law school in the United States and increasingly to small and mid-sized law firms and corporate in-house legal professionals.

     Our information includes case law, statutes, administrative material, law reviews and treatises, lawyer profiles, legal commentary, public records and legal forms, in print and electronic formats. Cases, statutes and other legal information published by our West business are generally enhanced by head-notes, synopses, key topic numbers and other editorial enhancements prepared by our staff of lawyers and editorial professionals. These editorial enhancements facilitate more productive searching and researching by our customers. For instance, our case synopses are a concise summary of an entire case which includes the legal determination, legal principles referred to, procedural history and related facts of the case. A case synopsis allows our customers to quickly determine the value and relevance of a case and allows our customers accessing Westlaw to uncover with a keyword search related cases that might otherwise have been missed since our case synopsis includes synonyms, acronyms, terms of art, generic names and legal relationship terms that may not be included in the case itself. We also enhance our legal content with a proprietary editorial feature known as the West Key Number System. The West Key Number System is a master classification system under which each point of law is assigned a key number and which includes more than 400 topic areas and 100,000 points of law. Our topical outline allows our customers to identify the key number that corresponds to a specific area of law. Using the key number, our customers can search for topically related cases and commentary.

     Through West, we also offer KeyCite, an online citation research service that, among other things, enables our customers to trace the history of a case, statute, administrative decision or regulation to determine if it is still authoritative, to retrieve a list of cases that cite a particular case or compile a table of authorities. We launched KeyCite in 1997 and it is now used online by more legal professionals than any other competing service.

     We also operate legal information businesses in Canada, the United Kingdom, Denmark, France, Ireland, the Netherlands, Spain, Sweden, Australia, Hong Kong, New Zealand, Brazil and Argentina through local operations and in Switzerland through a joint venture. Through these businesses we provide a range of primary materials such as case law and statutes and secondary materials such as treatises and legal commentary specific to the countries in which we operate.

     Westlaw is our online delivery platform. Most of our customers access our products and services over the Internet through Westlaw.com. We also offer access to Westlaw using newly developed wireless technology. Westlaw offers numerous search features and navigation tools that enable our customers to search our databases to research points of law, build tables of authorities or search for other topically related commentary. Westlaw allows our customers to customize a search by limiting it to only those databases that are relevant to them. We recently introduced mywestlaw.com, an innovative set of features that allows individual users to customize Westlaw by focusing on specific jurisdictions or practice areas. Our offering of mywestlaw.com, together with increased use of the Internet, has allowed us to further penetrate the market for smaller and specialized law firms.

     Westlaw was launched in the United Kingdom in 2000 and is now used by 76 of the 125 largest U.K. law firms. Westlaw UK offers a combination of legal information from the United Kingdom and the European Union, derived from our legal publishing businesses in those jurisdictions, together with information licensed from third-parties, such as business information and news from Dow Jones & Company, Inc. Customers may also access, on a transactional basis, legal and regulatory information from West in the United States and our other businesses such as Dialog, our global online provider of business information and news. In addition, we are currently offering Westlaw online services in Australia, Denmark, Spain and Sweden. In each case, we offer local content, owned or licensed by our operations in that region, and supplemented with relevant information from other regions of the world such as our databases of European Council directives maintained by our ELLIS business unit. We are currently developing Westlaw online services in Canada and Germany.

     In addition to launching a customized online service in each of these countries, we also provide a basic Westlaw service, known as Westlaw International, in Argentina, Hong Kong, Japan, New Zealand and Singapore. Through Westlaw International, we are able to offer our current online products and services to customers in markets where we may not have an existing publishing presence or have not yet developed a fully customized Westlaw service.

     In 2001, we acquired ProLaw, which offers software that assists primarily small and mid-sized law firms with front and back-office management functions including document management, case management, accounting, billing and records management. In 2001, we also acquired FindLaw, which maintains web-based services in the United States offering access to a legal directory, legal news, a legal career center and other legal resources. FindLaw charges law firms a fee to be included in its online legal directory but users may search its legal directories and other products and services free of charge. FindLaw also provides website design and hosting services to more than 6,000 law firms.

     We offer integrated information solutions to assist professionals in developing and protecting trademarks. Through Thomson & Thomson, Compu-Mark and Brandy, a Japanese joint venture, we maintain a database containing all current trademark registrations in the United States, Japan, Malaysia, Singapore, Canada and most European countries. We also offer a wide range of products and services that cover all aspects of developing and protecting a trademark, including enabling customers to screen trademarks, determine the availability of trademarks, protect trademarks from infringement and search domain names.

     Our West Education Group, formed in 2001, is a leading provider of educational solutions to legal professionals and law students in the United States. Through BAR/BRI, we provide bar examination review courses and materials. We also maintain a legal text book publishing business with over 1,200 titles making us a leading provider of casebooks and other learning materials to law students in the United States. In 2001, we launched West LegalEdCenter, a provider of continuing legal education materials which offers one of the largest selections of video and audio continuing legal education programs on the Internet including more than 1,800 hours of accredited content. In addition to providing a stable source of revenues, we believe that our educational business provides us with a competitive advantage by giving us the opportunity to develop relationships with our professional customers beginning during their formal training and continuing throughout their careers. For example, our presence in the legal education market enables us to develop a preference among junior legal professionals for our products and services, such as Westlaw. We believe these relationships increase demand for our products and services.

     We primarily sell directly to our customers. In the United States, we have approximately 490 regionally-based sales representatives in addition to a team of more than 400 account managers and 120 sales representatives who work out of our offices to ensure that our existing customers' needs are met. In many of the countries in which we operate outside the United States we have a regional sales force that focuses on marketing and selling our products to customers located in that country.

 Tax and Accounting

     We provide tax and accounting professionals with integrated information solutions. We offer regulatory information such as relevant statutes, regulations, commentary and practice guides and tax and accounting software to assist our customers in their daily work. Over the past four years, we have made significant changes in our regulatory business by exiting businesses and product lines that provided low operating margins or were inconsistent with our overall strategy.

     Our regulatory information is made available in both print and electronic formats. In 2001, we introduced a new version of our online product, Checkpoint 4.0, which provides our customers with increased speed of service and the flexibility to link to a broader collection of databases. We continue to add additional content in this area. As a result of these initiatives, the number of customers subscribing to the service increased by approximately 14% in 2001 and we believe we will be able to firmly establish ourselves as the market leader by continuing to develop our electronic services.

     We also offer a comprehensive line of integrated tax, accounting and practice management software solutions to assist our customers in improving their productivity and profitability. Through Creative Solutions, we offer software products that perform payroll, write-up, bookkeeping, audit and practice management functions and enable our customers to interact with their clients through the Internet. In addition, we offer tax accounting software known as UltraTax which assists our customers in the preparation of tax returns and enables them to file tax returns electronically. Through our Fast-Tax Trust Services business, we provide our customers with a specialized range of products for managing trust accounting, from tax preparation software to complete tax preparation services. Our regulatory business is currently focused on integrating our developing software business and our information business to create a broader offering of solutions.

     We market and sell our tax and accounting information and software products to tax and accounting professionals through our 96 regionally-based sales representatives and through our 161 sales representatives who work out of our offices. In addition, we have been successful in selling a significant amount of our products and services over the Internet. Focusing our marketing and sales efforts on Internet sales has allowed us to broaden our range of customers and reduce sales and marketing costs. We also use the Internet to provide product support to our existing customers.

     While our principal market is the United States, we also provide tax and accounting professionals with information solutions in Canada, Sweden, Denmark, Australia, New Zealand and Brazil through domestic operations in each country.

 Business Information and News

     Our legal and regulatory group manages Dialog, a leading global online provider of business information and news to a wide range of customers of all our market groups, including business, science, engineering, financial and legal professionals. The information offered by this service includes content relating to pharmaceuticals, science and technology, medicine, intellectual property, government regulations, social sciences, food and agriculture, news and media, business and finance, reference, energy and the environment and chemicals. Dialog provides online access to 15 terabytes of data, which is equivalent to more than 350 million printed pages of information. This is comprised of approximately 1.3 billion records. This data is primarily licensed from third parties and is derived from more than 200,000 sources, such as publicly filed documents, industry literature and trade journals. This makes the Dialog database one of the largest of its kind in the world. In September 2001, we acquired NewsEdge, an online provider of current news licensed from third parties, and integrated it with Dialog. Dialog and NewsEdge allow our customers to identify current information on particular topics and to search our archival databases for information on particular topics to assist in their research activities. Through Dialog Newsroom, we bundle Dialog's and NewsEdge's products and services together to provide our customers with a complete solution for news and business research and monitoring.

     Dialog has operations in 29 countries and global customer support centers in London, Raleigh, North Carolina and Sydney, Australia. Dialog provides business information and news services to more than 25,000 corporate customers and more than 100,000 professional researchers and is accessed by over two million end-users worldwide. We market and sell Dialog through our global sales forces of 277 regionally-based sales representatives and 36 sales representatives who work out of our offices.

     We are focusing on the expansion of Dialog by making it available in combination with Westlaw. In addition, through Dialog we are offering content from our other market groups such as patent information from Derwent in our scientific and healthcare group and reference information from Gale in our learning group. To support this initiative, we are converting Dialog's content formats so that they are compatible with Westlaw's next generation technology platform. This will improve our ability to offer content from our other market groups through Dialog and to combine Dialog with our other online services.

  TECHNOLOGY

     In our legal and regulatory group, we maintain a sophisticated electronic infrastructure and highly developed online systems and support capabilities to provide our customers with products and services primarily through the Internet. In particular, we maintain two data centers with several hundred servers that have the capacity to handle over 18 million transactions per day from 10,000 simultaneous users. We are continuing to develop the next generation of Westlaw's online delivery platform which utilizes new and highly scalable technologies resulting in significantly enhanced capabilities. This platform hosts other online services such as Checkpoint, and will soon host Dialog. Moving to our next generation platform will allow us to more easily combine content from our various online services, reduce product delivery costs and reduce development time for new products and services. We are also significantly upgrading and standardizing our applications and infrastructure, enabling us to support more sophisticated web transactions to enhance our ability generally to market and sell our products over the Internet.

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

  STRATEGIC IMPLEMENTATION

     Our legal and regulatory group is implementing our corporate strategy through the following initiatives:

     - Broadening our offerings with non-content based products and services. We are continuing to develop and acquire innovative non-content based products and services which generate additional revenues and enable us to become further integrated into our customers' daily workflow. For example, we have introduced practice management software, continuing education programs and marketing services to our legal customers. Since these products are integral to our customers' businesses, they serve to strengthen our relationships with our customers.

     - Expanding global access to our information through the Internet. To increase global access to our information through the Internet, we have followed the introduction of Westlaw in the United Kingdom by offering Westlaw online services in Australia, Denmark, Spain and Sweden. In addition, we are currently developing Westlaw online services in Canada and Germany. The global expansion of Westlaw was made possible by a combination of our Westlaw.com platform and our next generation online platform.

     - Expanding into new markets in Europe, Latin America and Asia-Pacific. We continue to pursue opportunities to develop or acquire leading positions in markets that we believe offer stable long-term growth. We have over the past two years acquired businesses in Argentina, Australia, Brazil, France, Germany, New Zealand, Spain, Sweden and the United Kingdom. We continue to view Latin America as an area offering growth prospects due to the increasing use of technology, growing number of professionals and complexity of the legal system. Germany and Japan also offer significant opportunities due to the size and fragmentation of the markets.

     - Combining our online services and offering content from other market groups. We are increasing our penetration of the legal, regulatory and business information and news markets by combining our online services and offering content from other market groups. For example, we are focusing on combining Dialog with Westlaw and offering the combined service to our existing customers. In addition, the combination of NewsEdge with Dialog and the addition of content from our other market groups has allowed us to pursue a broader customer base. As we continue to move our key products and services to our common, next generation online platform, we are enhancing our ability to combine our online services and offer content from across our market group through our existing online services.

  COMPETITION

     Our primary competitors in the legal and regulatory information market are Reed Elsevier and Wolters Kluwer, who we compete with in the United States and in many of the other countries in which we operate. We also compete with smaller domestic competitors in our international markets.

     In the business information and news market we compete with other business information and news aggregators, the most significant being Factiva, a joint venture between Reuters and Dow Jones. In addition, we compete with smaller competitors such as OneSource Information Services, Inc., Hoover's Inc., Ovid Technologies, a subsidiary of Wolters Kluwer, and STN International that focus on specific segments of the business information and news market.

  PRINCIPAL PRODUCTS AND SERVICES

     The following chart summarizes, by product and service type, the major brands and principal products and services of our legal and regulatory group.

PRODUCT AND
SERVICE TYPE       CUSTOMERS                      MAJOR BRANDS(1)                PRINCIPAL PRODUCTS AND SERVICES
------------       ----------------------------   ----------------------------   ------------------------------------
Legal              lawyers, law students,         West                           legal information-based products and
                   law librarians,                Westlaw (U.S., U.K.,           services
                   trademark professionals,       Australia, Denmark, Spain
                   legal professionals            and Sweden) Carswell
                                                  (Canada) Sweet & Maxwell
                                                  (U.K., Asia) ELLIS (The
                                                  Netherlands) Aranzadi
                                                  (Spain) Civitas (Spain)
                                                  Karnov (Denmark and Sweden)
                                                  Lawpoint (Australia) Lawbook
                                                  Co (Australia) Brookers (New
                                                  Zealand) La Ley (Argentina)
                                                  Sintese (Brazil)
                                                  ProLaw                         law firm management software
                                                  FindLaw                        web-based legal directory and
                                                                                 website creation and hosting
                                                                                 services
                                                  Foundation Press West Law      text books, study aids, bar review
                                                  School Publishing BAR/BRI      courses and continuing education
                                                  West LegalEdCenter             materials
                                                  Thomson & Thomson Compu-       trademark search and information
                                                  Mark (Europe) Brandy(2)        services
                                                  (Japan) O. Gracklauer
                                                  (Germany)
---------------------------------------------------------------------------------------------------------------------
Tax and            lawyers, accountants,          RIA Checkpoint PPC GEE         tax and accounting information-based
Accounting         consultants                    (U.K.) IOB (Brazil)            products and services
                                                  Creative Solutions Fast-Tax    tax and accounting software and
                                                  Trust Services                 services
---------------------------------------------------------------------------------------------------------------------
Business           business professionals,        Dialog NewsEdge Profound       online database of business and
Information and    scientists, consultants        Datastar Intelligence Data     scientific information and current
News                                                                             and archival news

---------------

(1) Where brands are principally associated with products and services offered in countries other than the United States, the countries are indicated in parentheses.

(2) Denotes a joint venture.

THOMSON LEARNING

     Our learning group provides integrated learning solutions to colleges, universities, professors, students, libraries, reference centers, government agencies, corporations and professionals. We help customers find the learning resources they need, learn using print and electronic resources and measure their learning success.

     Our publishing and reference business provides textbooks and related learning products used in colleges and universities, together with a broad range of online and print-based reference materials used in libraries, reference centers, colleges and universities. Our lifelong learning business provides electronic and print-based training, career education, vocational learning and testing and certification programs and materials to corporations, government agencies, universities, vocational schools, teachers and students.

     Over the past two years, we have transformed our learning group by acquiring the higher education and corporate training businesses of Harcourt and by adding Prometric, a key testing and certification business.

     In 2001, approximately 57% of our learning group's revenues from ongoing businesses were derived from our academic publishing and reference products and services and 43% were from our lifelong learning products and services. The following table provides a breakdown of our learning group's revenues from ongoing businesses in 2000 and 2001 as a percentage of the group's revenues from ongoing businesses by product format, revenue origin and revenue type.

                              REVENUE BREAKDOWN(1)

                                                              2000   2001
                                                              ----   ----
REVENUE BY PRODUCT FORMAT:
  Electronic................................................   31%    31%
  Print.....................................................   68     61
  Other.....................................................    1      8
REVENUE BY ORIGIN:
  North America.............................................   88%    85%
  Europe....................................................    8     10
  Asia-Pacific..............................................    3      4
  Latin America.............................................    1      1
REVENUE BY TYPE:
  Subscription..............................................   14%    20%
  Advertising...............................................   --      1
  Other(2)..................................................   86     79

---------------

(1) Represents percentages of revenues from ongoing businesses, which exclude disposals. Disposals consist of results of businesses sold or held for sale which do not qualify as discontinued operations.

(2) Other is primarily comprised of revenues from sales of our textbooks and related products.

     The greater proportion of revenues of our academic publishing and reference business is earned in the third and fourth quarters primarily due to the buying patterns in this market. Revenues in our lifelong learning businesses are earned more evenly over the year. Our customer base is diversified, with no single customer representing more than 3% of our revenues.

  MARKETS

     The global learning market can be divided into the primary and secondary school segment, the higher education segment, including post-secondary, college and university education, the library reference segment and the corporate training and testing segment. We participate primarily in the higher education, library reference and corporate training and testing market segments. The higher education segment is less cyclical than the primary and secondary school segment because it does not rely on public school districts to adopt textbooks and other learning materials and is less exposed to government-related budget constraints. The higher education market is also less capital intensive because publishers in this market are not required, as in the primary and secondary school market, to invest funds for book development prior to receiving a commitment from state education bodies that their books will be adopted and purchased. We participate in the library reference market because it has high electronic information adoption rates and its electronic information can be easily combined with our higher education products and services. We participate in the corporate training and testing market because we believe it has strong growth potential due to high electronic information adoption rates, the cost efficiency of digital delivery and the increasing demand for corporate training and testing products.

     While printed materials continue to be the most widely used learning resource, electronic resources are increasingly sought by instructors and students. With the shift to electronic resources, scale and operating efficiency are becoming increasingly important and accordingly significant investments need to be made in technology, marketing and distribution. Our acquisition of the higher education and corporate training businesses of Harcourt significantly increased the operational scale of our learning businesses. This acquisition also provided us with electronic capabilities that we are integrating with existing technologies and leveraging across our businesses to meet our customers' needs.

  Academic Publishing and Reference

     According to our estimates, the higher education publishing market in the United States, our primary market, generated approximately $3.4 billion in revenues in 2001 and outside the United States generated approximately $830 million. The higher education publishing market is generally not exposed to economic downturns and grew, globally, at an estimated rate of 5% in 2001 attributable in part to increasing university enrollments that were partially offset by the declining rate at which students purchased new textbooks. We are responding to this decreasing rate of new textbook purchases by supplementing our textbooks with electronic study and teaching aids that are not available with used books. We estimate that for 2001, our learning group had the second largest share of the higher education publishing market with approximately 22% in the United States and 15% outside the United States. In 2001, we estimate that our higher education business had the largest or second largest market share in 28 of the 36 academic disciplines in which we participate in the United States. We believe our strength in this market results from several factors, including the breadth and depth of our title list, author relationships, technology investments, scale and our specialized sales and marketing efforts.

     According to our estimates, the global library reference market generated approximately $6.2 billion in revenues in 2001. We estimate that the highest growth sector of this market is the electronic products segment, where growth rates have reached as high as 10% in 2001. According to our estimates, growth for print-based products was approximately 5% in 2001. We estimate that in 2001, we had the largest market share in the global library print reference market with approximately 36% and the second largest market share in the global library electronic reference market with approximately 16%. We believe our strength in the global library reference market results from several factors, including our technology investment, entrenched customer relationships, proprietary content and bundled products.

     A significant trend in the United States reference market is that consortia are increasingly being formed by libraries and reference centers to negotiate lower prices for information services. We are partially insulated from this pricing pressure because we offer our customers many highly valued proprietary products. We are also responding to this pressure by aggressively introducing new products and services designed to meet specific information needs.

  Lifelong Learning

     According to our estimates, the outsourced corporate training and testing market in the United States, our primary market, generated approximately $15.2 billion in revenues in 2001, of which approximately 70% was spent on instructor-led training. We believe that businesses are increasingly outsourcing training and are shifting spending from instructor-led to technology-based training. The corporate training and testing market can be affected by changes in the general economy as training budgets are often reduced in an economic downturn.

     The corporate training and testing market has traditionally been characterized by numerous small providers of specialized products and services. The smaller companies servicing this market are facing increasing pressure to consolidate as customers are demanding training solutions that combine traditional training products with electronic products and validation of training programs. Customers are also increasingly addressing training on an enterprise-wide basis and in some cases on a global basis.

     We believe we have one of the largest and broadest lifelong learning businesses, combining computer-based testing, electronic instructional materials for information technology and business skills training and print-based instructional materials for career education, technology and out-placement services.

  OPERATIONS

  Academic Publishing and Reference

     We provide textbooks, study guides and teaching guides in print and electronic formats for use in colleges and universities and electronic, print and microfilm reference materials for libraries, reference centers, schools, colleges, universities and corporations. Our major textbooks are supplemented by electronic teaching aids, such as online interactive supplements and websites. We publish in selected disciplines that we believe offer the highest long-term growth and where we have or believe we can attain substantial market share such as in the humanities, social sciences, languages, science, mathematics, business and economics fields. We create proprietary reference material, aggregate periodical content and primary source research information and integrate this information into a broad array of sophisticated online reference libraries. Our online reference library is one of the largest in the world and currently includes four terabytes of data, which is the equivalent of approximately 125 million printed pages of information. We also maintain academic microfilm collections that we provide to our library customers. We are currently digitizing our microfilm collection and include this content in some of our electronic products.

     Our textbooks and learning materials are authored by experts in the relevant discipline. We contract with our authors under long-term royalty arrangements. The authors work with our editors to prepare the original materials for new editions, revised editions and teaching supplements. The depth and breadth of our product offerings allow us to manage the release dates of major textbook titles so that revenues from new product releases are spread more predictably from year to year.

     The online interactive supplements and websites that complement our textbooks and other printed materials are an integral part of our textbook offerings. The additional content and electronic tools are designed to make the learning experience more effective. They also encourage sales of our new textbooks because only students who purchase these books receive special electronic supplements. For example, we provide purchasers of some new textbooks with a time-limited subscription to our Gale InfoTrac College Edition reference database, which contains approximately 4,000 full-text publications and an historical archive of selected titles.

     We are working to design new electronic products to promote more effective learning by students and more effective teaching and assessment by instructors. The Learning Equation, one of our online instructional products, is designed to help college and university students who have difficulty learning math. Independent studies have shown this product to be more effective than traditional teaching methods. Another example is the Brooks/Cole Assessment, an electronic mathematics testing tool that recognizes mathematical symbols in questions and answers and is capable of evaluating student progress.

     We also provide electronic resource centers that aggregate reference information about particular topics. The Gale Resource Centers are devoted to topics such as literature, history and health. Through a newly established alliance with Ingenta, a major aggregator of electronic journal information, we have expanded our reference content. With a single search using Gale's InfoTrac service, customers worldwide are able to access online journals through Gale and Ingenta. We are also extending our reference business into new markets by providing supplements to core curricula taught in primary and secondary schools and expanding the distribution of reference products in the international and primary and secondary school library markets.

     We distribute our publishing and reference products internationally. We adapt textbooks and learning materials created for the United States market for sales abroad by, where necessary, translating them and supplementing them with local content. Our acquisition of the Harcourt higher education publishing businesses significantly increased the scale of our international business. The Harcourt businesses included strong titles in mathematics, statistics and the sciences which are more easily transferred to international markets than are, for example, humanities materials. In 2001, approximately 49% of the revenues earned from international sales of our academic publishing products and services were attributable to content created in local markets. In the international markets we distribute our higher education products and services predominately to universities, colleges, schools and reference libraries.

     In response to significant demand for higher education products and services outside North America, we formed a joint venture together with 16 leading research universities from around the world to create an online university, U21global, which will be a degree-granting institution providing online educational services, backed by the member universities. We will use our existing academic content, reference information and testing services as a basis for new online offerings. U21global is based in Singapore and will initially serve the Asia-Pacific higher education market.

     We are building on the position of our Heinle business as the third largest publisher of English materials for the higher education market to develop materials for the English as a foreign language and English as a second language learning markets. Demand for English-language training courses and related teaching and learning materials is expected to continue to grow as markets become increasingly global. The English-language training market is particularly appealing because these students tend to purchase a range of textbooks and ancillary workbooks and other learning aids. In addition, these materials tend to be updated less frequently, resulting in lower development expenses.

     We maintain one of the largest dedicated sales forces in the higher education publishing market in the United States, with more than 400 salespersons organized into groups specializing in each of our key academic disciplines. Our sales efforts are focused on college and university professors because they decide which textbooks to use and these textbooks are in turn purchased by college or university bookstores and sold to students. The two largest distributors in the United States of our academic publishing products in 2001 were Barnes & Noble and Follett. Bookstores may return unsold books to us. Since 1998 we have lowered the return rate for our textbooks through a program that uses incentives to encourage bookstores and other resellers to order an appropriate number of books and discourage returns. Outside the United States, the sale of our higher education products is handled by our sales force of more than 300 salespersons.

     Our academic reference materials are distributed through a 200-person sales force to academic and public libraries, corporations and other research-oriented customers. Our reference content is also resold through arrangements with a number of distributors.

  Lifelong Learning

     We provide outsourced electronic and print-based training, certification and testing solutions to corporations, government agencies, students and professionals. We also offer textbooks, study guides and teaching guides, in print and electronic formats, to technical and vocational schools, trade associations, professors, students and professionals. We are one of the world's largest providers of electronic and print material for broad-based information technology instruction. We offer our information technology and business skills training products and services to corporate information technology departments and corporate training departments and government agencies worldwide. We also provide strategic consulting and human resource out-placement services to corporate and professional customers.

     One of the strengths of our training and testing business is the breadth of our offerings. We maintain a repository of more than 75,000 electronic learning objects, which are self-contained instruction modules to teach specific skills, primarily focused on information technology and business. These learning objects are self-contained modules that are used to create flexible and personalized training programs tailored to the needs of students.

     We also offer textbooks, teaching guides, study guides and practice tests to professionals who are seeking to maintain or upgrade their credentials and to professors and students in degree-granting technical and vocational schools. Our offerings are created for a wide variety of disciplines including administration, automotive, computer-assisted drafting, cosmetology, education, electronics, fire rescue, healthcare, security, travel and other trades.

     We have formed an alliance with UNext, which owns Cardean University, a U.S.-based online university, to provide its online business courses to our customers. Through this relationship, we have access to electronic courses that complement our proprietary courses. These include an online master of business administration program and online courses in leadership, management, electronic commerce, marketing, finance, accounting and business communications.

     We entered the testing and certification business in 2000 with our acquisition of Prometric and are now a leading global provider of computer-based test delivery and assessment services. In 2001, our testing business delivered over six million computer-based exams in 136 countries. In 2001, 34% of the revenues of our testing business were generated from information technology certification tests, 26% from professional certification tests, such as tests for investment brokers and registered nurses, 32% from academic tests, such as graduate record exams and tests of English as a foreign language, and 8% from government tests, such as driver's license tests in the United Kingdom.

     We are focused on enhancing our ability to provide comprehensive training solutions to be marketed to our largest corporate customers. In particular, we are creating tests to match each of our learning objects so that customers may assess the effectiveness of the training products and services we deliver. We believe our testing technology provides our learning business with a significant advantage over our competitors, particularly in the electronic learning market, as corporate customers are increasingly focused on verifying the results of their training programs.

     Our lifelong learning products and services are distributed through our 600-person sales force. We have focused our marketing and sales efforts in the corporate training market on customer segments with high training spending per employee, which include customers in the financial services, technology, manufacturing, energy and pharmaceuticals fields and governmental agencies. In most of these segments, our other market groups can provide industry expertise and have relationships with potential customers. Recently, we established a new sales group focused on offering comprehensive enterprise-wide training programs using all of the resources available within our learning group. In the corporate testing market our sales force focuses on entities sponsoring certification programs in such fields as information technology, government and education.

  TECHNOLOGY

     Technology is an integral element in the solutions of our learning group. We are currently focused on standardizing our technological infrastructure and platforms to support the development of new electronic products and services and delivery systems. At Gale, content is integrated on a single technology platform. With a single search, customers are able to access a variety of reference materials on topics such as literature, history and health through our Gale Resource Centers. In our higher education publishing business, we are using technology to develop electronic solutions that are designed to make the learning experience more effective. In our lifelong learning business, we have implemented new scheduling and administrative systems that provide Prometric test-takers with flexible registration options and lower our costs. We are also using technology to consolidate our print and electronic materials and software-based applications to create online training products for the customers of our training business.

  STRATEGIC IMPLEMENTATION

     Our learning group is implementing our corporate strategy through the following initiatives:

     - Developing integrated learning solutions. We are pursuing opportunities to combine our products and services across our business to better meet our customers' increasingly sophisticated needs. For example, we are matching print materials to our electronic learning objects and then designing tests for each learning object. This will allow us to provide learning solutions that can be designed to meet the particular needs of our customers. We are also aggregating content from our publishing and reference businesses into electronic libraries for particular segments of the professional learning market, which we offer alone or combined with other products.

     - Continuing to develop electronic products and services. We continue to invest significant resources in developing new products and services that can be delivered electronically because we believe electronic products and services can improve the learning experience. These products and services can also be delivered to a larger, more dispersed audience in a customized form. In higher education, we are focused on developing additional online content and products that help make students and instructors more effective such as The Learning Equation, Brooks/Cole Assessment and Gale InfoTrac College Edition.

     - Developing products to serve higher education markets outside North America. Significant demand for higher education exists outside North America that cannot be satisfied by traditional universities. In response to this demand, we are developing U21global, an online university based in Singapore. We will use our existing academic content, reference information and testing services as a basis for new online offerings, the first of which will be an online master of business administration program that is scheduled to be launched in 2003.

     - Developing long-term strategic arrangements with global corporate customers. We are focused on using our leading corporate training position to establish significant long-term global arrangements with large corporate customers. We believe our broad product offering and strong electronic learning programs provide us with significant advantages over our competitors in this sector. As an example, we recently entered into a four year contract with General Motors to provide electronic learning programs through the Internet to General Motors' employees, including an online master of business administration. The courses will include supplementary print and electronic materials provided from across our learning group.

     - Continuing to integrate our businesses and leverage our assets across our business. We continue to implement initiatives to use technology, customer service techniques, product development expertise and sales and marketing programs across our learning group. We are also implementing initiatives between our market groups to use common technology platforms and share sales and marketing information about customers. We believe our learning group can use relationships established by our other market groups to identify and successfully pursue corporate training customers. In particular, customers of our financial group are significant users of corporate training services. We believe recognition of the Thomson brand and our strong reputation in the financial services industry will allow us to increase our penetration of global financial services customers.

  COMPETITION

     The higher education publishing market in the United States and internationally has a small number of major participants. In addition to us, they include Pearson Education and McGraw-Hill.

     Our principal competitors in the global library print reference market are Oceano Grupo Editorial and the Grolier unit of Scholastic Inc. and in the global library electronic reference market are Proquest Company and EBSCO Industries, Inc.

     Our principal competitors in the global lifelong learning business include Pearson in the computer-based testing market and SmartForce, SkillSoft Corp., DigitalThink, Inc., New Horizons Worldwide, Inc. and Learning Tree International, Inc. in the electronic and print-based training markets.

  PRINCIPAL PRODUCTS AND SERVICES

     The following chart summarizes, by product and service type, the major brands and principal products and services of our learning group.

PRODUCT AND
SERVICE TYPE      CUSTOMERS                      MAJOR BRANDS(1)                 PRINCIPAL PRODUCTS AND SERVICES
------------      ----------------------------   -----------------------------   ------------------------------------------
Academic          colleges, universities,        Wadsworth                       textbooks and electronic course materials
Publishing and    professors, students,                                          in the humanities and social sciences
Reference         professionals
                                                 South-Western                   textbooks and electronic course materials
                                                                                 in business and economics
                                                 Brooks/Cole                     textbooks and electronic course materials
                                                                                 in mathematics, the sciences and
                                                                                 engineering
                                                 Heinle                          textbooks and electronic course materials
                                                                                 for English, modern languages and
                                                                                 English-language training
                                                 Peterson's                      college and university selection guides in
                                                                                 print and electronic formats, online
                                                                                 college registration and test preparation
                                                 Nelson (Canada/Australia)       textbooks and electronic course materials
                                                                                 for the school and higher education
                                                                                 markets
                                                 Paraninfo (Spain/Portugal)      Spanish-language higher education
                                                                                 textbooks in business, economics and
                                                                                 vocational subjects
                                                 U21global (Asia-Pacific)(2)     online university courses
                                                 WebCT(2)                        course management software and enterprise
                                                                                 software solutions for universities
                  academic libraries,            Gale                            printed and electronic reference
                  public libraries,              Macmillan                       materials, electronic databases of
                  corporations,                  K.G. Saur (Germany)             magazine, newspaper and periodical
                  reference centers, colleges,                                   content, microfilm collections and
                  universities, schools                                          encyclopedias
---------------------------------------------------------------------------------------------------------------------------
Lifelong          corporations,                  NETg                            online and instructor-led information
Learning          government agencies                                            technology and business skills training
                  universities, colleges,        Course Technology               textbooks and print and electronic
                  corporations                                                   materials for information technology
                                                                                 instruction
                  corporations, professionals    DBM                             outplacement services and strategic human
                                                                                 capital consulting
                  colleges, vocational           Delmar Learning                 textbooks and learning materials for
                  schools, career schools,       Education Direct                technology, trade and career education
                  teachers, students
                  corporations                   UNext(2)                        professional development and educational
                                                                                 courses on business and related topics
                  corporations government,       Prometric                       technology-based test delivery and
                  agencies                       Galton                          assessment services including test
                                                 Brainbench(2)                   preparation, test results processing and
                                                                                 certification program creation

---------------

(1) Where brands are principally associated with products and services offered in countries other than the United States, the countries are indicated in parentheses.

(2)  Denotes a minority investment or joint venture.

THOMSON FINANCIAL

     Our financial group provides integrated information and workflow solutions to the global financial services industry. We offer a broad range of financial data and related products and services to assist investment bankers, stockbrokers, portfolio managers, financial planners and corporate executives. We focus on investment management, investment banking, sales and trading, corporate and wealth management customer segments. We have organized our financial group on this basis to ensure that we have a complete understanding of our customers in these segments and accordingly can serve their needs most effectively.

     We provide our customers with financial information, including historical financial and economic information, broker research, earnings estimates, insider trading information, corporate information and public disclosure documents. We also provide access to real-time information including market data, trading information and financial news. This information is made more valuable to our customers as our products and services enable them to search, analyze and manipulate the data so that it can be used more effectively. We also offer our customers other services such as the dissemination of corporate news releases, back office data processing, transaction processing and, through our joint ventures, services that facilitate trade settlement and securities issuances. We offer our products and services separately and we are increasingly combining them to provide comprehensive information solutions.

     We have a global research group of more than 1,700 employees in 12 countries that obtains and manages the financial information that we provide. We maintain one of the largest collections of electronic databases of financial information in the world. The majority of our financial information is derived from public sources such as regulatory filings and analysts' reports. We also conduct our own surveys to create other data collections such as our database of institutional contacts. The information we collect is formatted, organized, indexed and edited by our research group to enhance its value to our customers and is continually updated. In addition, we license content from third party suppliers, such as Dow Jones for news. Having one global research group manage all of our financial content is cost efficient, ensures its consistency and quality and enables us to offer it across all of our customer segments.

     We have more than 1,400 sales and customer service representatives who sell and service our products. Our sales force also includes our newly formed strategic relationship management group that services our largest clients on a global basis.

     In 2001, we identified some print-based publishing businesses that did not fit within our strategy. We offered these businesses for sale but withdrew them from the market in light of economic conditions that affected the value we would have realized from their sale. They are now being managed as a standalone business unit outside of our financial group.

     In 2001, our investment management unit accounted for approximately 32% of our financial group's revenues from ongoing businesses, our investment banking unit accounted for approximately 22%, our sales and trading unit accounted for approximately 29%, our corporate unit accounted for approximately 7% and our wealth management unit accounted for approximately 3%. The following table provides a breakdown of our financial group's revenues from ongoing businesses in 2000 and 2001 as a percentage of the group's revenues from ongoing businesses by product format, revenue origin and revenue type.

                              REVENUE BREAKDOWN(1)

                                                              2000   2001
                                                              ----   ----
REVENUE BY PRODUCT FORMAT:
  Electronic................................................   80%    89%
  Print.....................................................    6      3
  Other.....................................................   14      8
REVENUE BY ORIGIN:
  North America.............................................   82%    77%
  Europe....................................................   15     20
  Asia-Pacific..............................................    3      3
  Latin America.............................................   --     --
REVENUE BY TYPE:
  Subscription..............................................   60%    66%
  Advertising...............................................    1      1
  Other.....................................................   39     33

---------------

(1) Represents percentages of revenues from ongoing businesses, which exclude disposals. Disposals consist of results of businesses sold or held for sale which do not qualify as discontinued operations.

     Revenue is earned relatively evenly over the course of the year. Our subscription contracts generally have a term of one year and renewal dates are spread throughout the year. Some of our subscription contracts become rolling one to three month contracts after the first year.

     In 2001, our top 25 customers represented approximately 29% of the group's total revenues, although no single customer represented more than 4% of the group's total revenues. Generally, our largest customers use our products and services on a global basis. All of the underwriters are customers of our financial group.

  MARKETS

     According to our estimates, the global market for financial information generated more than $14 billion in revenues in 2001. We estimate that sales and trading represented approximately 44% of the global market, investment management represented approximately 32%, investment banking represented approximately 20% and corporate represented approximately 3%. Wealth management is a developing segment of the market. We estimate that in 2001, we had the fourth largest share of the sales and trading segment of the financial information market with approximately 7%, the third largest share of the investment management segment with approximately 11%, the third largest share of the investment banking segment with approximately 12% and the largest share of the corporate segment with approximately 22%.

     Growth in the global market for financial information is correlated with activity in the financial markets because the need for information increases as activity levels increase. The annual revenue growth rate for this market in 2001, which we estimate to have been approximately 4%, was lower than in previous years due to reduced merger and acquisition and initial public offering volumes. We expect that growth in the financial information market will increase as market activity returns to traditional levels.

     Consolidation in the financial services industry has affected the global market for financial information. Consolidation has reduced the number of customers in the market, which has the effect of intensifying competition. In addition, consolidation among some of our competitors has resulted in stronger competitors that have broader offerings of products and services and increased scale.

     Our customers are becoming more sophisticated purchasers of information products and services and are demanding more powerful products and services customized to their needs. In addition, our customers are increasingly requiring comprehensive integrated information that meet all of their information and related workflow needs on a global basis.

     The global market for financial information is dominated by a few major participants and we believe we have effectively differentiated ourselves from our major competitors. Our systems use more open architecture than our competitors, which allows our customers to more easily utilize other information and software applications with our products and services. Our products and services are also less bundled than those of some of our competitors, allowing our customers to purchase only the content and applications that they need. As a result, we often provide our products and services at a significantly lower cost to our customers than our competitors. In addition, our ILX system, which provides real-time market data, employs a technology platform that requires lower bandwidth and can support more users per server than systems offered by our competitors, also reducing costs to our customers.

     Some of our competitors are focused solely or primarily on particular segments within the financial information market. Our primary advantage over these competitors is our ability to offer our customers a broader range of products and services to better satisfy their complete information needs.

  OPERATIONS

  Investment Management

     Our investment management unit is focused on providing information solutions to assist portfolio managers, broker/dealers and research analysts in buy and sell side investment management activities such as investment analysis and research. We offer a range of customizable products and services permitting our customers to work through each phase of the investment process, including research and analysis, investment decisions, stock selection, trade execution and settlement. We offer our products separately and increasingly combined to provide comprehensive information solutions.

     First Call is one of the principal products used by our investment manager customers. In 2001, we acquired the interests in First Call that we did not already own and fully integrated its operations with our other businesses. This allowed us to broaden the capabilities of First Call and develop First Call Analyst, an integrated information solution that enables our customers to combine their own data with real-time market data and other information available to us to assist them in improving their productivity and decision making. Through First Call Analyst, customers have access to real-time equity and fixed income brokerage research, current and historical analyst estimates, historical pricing data, global aggregated forecast data, pricing data for U.S., European, Asian and other non-U.S. companies, market indices data, institutional holdings data and SEC filings. It enables financial professionals to identify investment opportunities using any combination of more than 100 referential and quantitative criteria, view the history of an individual analyst's recommendations, estimates and published research and compare them against actual results to assess past performance, calculate estimates using their own information and assumptions and view their portfolio holdings. In addition, First Call Analyst allows financial professionals to export data so that it can be used in other software applications such as spreadsheet applications.

     We also provide our customers with products enabling them to analyze portfolio characteristics, assess portfolio risk and performance and construct portfolios with desired rates of risk and return. Through PORTIA, we offer a portfolio management system, which provides back office investment accounting services to our customers.

  Investment Banking

     Our investment banking unit focuses on providing investment bankers and private equity professionals with integrated information solutions to assist them in pursuing and completing transactions, including precedent analysis, company and market due diligence, financial analysis and modeling, preparation of presentation materials and the offering of securities over the Internet.

     For our investment banking customers, we provide online financial data and research on companies, industries and markets that allow them to develop and analyze financial forecasts, market share, competition, industry trends, economic climates and key industry participants. We offer mergers and acquisitions transaction data which is used by our customers to identify comparable transactions, business opportunities and business trends. We also offer institutional securities ownership information which enables our customers to determine who is buying, selling and holding securities. In addition, our customers can access news, stock price information and SEC filings.

     We also offer ePIB, an electronic service which collects documents from the industry's leading financial databases and assembles a fully customized book of publicly filed and other documents in PDF format. This is used by investment bankers and private equity professionals in researching public companies and in making transaction proposals.

     In 2001 we formed i-Deal, a partnership with Merrill Lynch, Salomon Smith Barney and Microsoft, which offers products that facilitate the offering of securities over the Internet. Through i-Deal, we provide a technology platform that automates the securities issuance process, increasing the speed and efficiency of underwriting securities for brokers and dealers. Users of i-Deal include investment banks, issuers, institutional investors and multi-dealer systems.

  Sales and Trading

     Our sales and trading unit focuses on providing information solutions to equity and fixed income sales and trading professionals to assist them with each element of the sales and trading process, including order indications, receipts and executions, investment decisions, process confirmations and trading.

     Through ILX, we provide real-time financial information and market data such as stock quotes and news, combined with the ability to analyze and manipulate the data. The ILX system allows our customers to modify their workstations to meet their individual preferences and needs. In addition, the ILX system is compatible with all industry standard software such as word processing and spreadsheet software allowing the user to export and use our data in other software applications. Our system can also serve as a link to our other products such as First Call and other third-party products and services to provide the user with a variety of financial information. In addition, ILX can be modified by our customers to enable them to receive customized information such as bulletin boards and private research databases.

     BETA Systems allows brokerage firms to outsource the majority of their back office data processing activities such as processing orders for securities and maintaining customer and firm accounts. Through BETA Systems, our customers are able to generate a range of customer account documents including monthly customer statements, trade confirmations and real-time portfolios. BETA Systems interfaces with major clearing services, depositories and exchanges to process orders for securities.

     We also offer AutEx, which is a database and online real-time network for trade order indications and executions for listed and over-the-counter securities. Through AutEx, a broker/dealer is able to send a real-time indication of interest to buy or sell securities to portfolio managers. The indication of interest appears in the portfolio manager's AutEx screen and the portfolio manager can then contact the broker/dealer to make the trade. Once the trade is complete, the broker/dealer reports the transaction to all AutEx subscribers. This allows subscribers to obtain a summary of all trades and indications of interest at any time. AutEx offers global access to over 3,000 portfolio managers and broker/dealers worldwide and an average of 400,000 indications of interest are transmitted each day.

  Corporate

     Our corporate unit provides information solutions primarily to investor relations professionals and financial executives. We provide online access to financial information such as broker research, ownership and peer analysis, news, stock quotes, institutional profiles and contact data. We also provide services for the dissemination of corporate news releases. In 2001, we launched Outbound, designed to be a comprehensive offering of products and services for the investor relations professional. We also established an alliance with PR Newswire that allows us to distribute their news releases and corporate webcasts over First Call and ILX products.

  Wealth Management

     Our wealth management unit serves retail financial advisors, high net worth private client groups, financial and media portals and retail product distribution groups such as fund marketers.

     The principal product offered by our wealth management unit is Thomson Advisor, a web-based application that provides financial advisors with an integrated information solution to assist them in advising their clients. Thomson Advisor provides financial advisors with access to databases of mutual funds, variable annuities and stocks so that they can get a complete picture of their clients' holdings. It also enables them to prepare portfolio worksheets, charts and graphs to illustrate investment strategies and portfolio performance simulations to analyze various investment strategies for their clients.

  Other Joint Ventures

     In 2001, we contributed the assets of our electronic settlements business and formed Omgeo, a partnership with The Depository Trust & Clearing Corporation, to develop straight-through processing and trade settlement capabilities. Omgeo was formed to meet the expanding information and processing needs of our customers in the financial services industry resulting from the T+1 trading initiative expected to be implemented by the SEC. Omgeo will provide clients with a managed transition to a new and more efficient way of processing trades.

  TECHNOLOGY

     In our financial group, we maintain global data collection and management systems that have enabled us to assemble and manage one of the largest and broadest database collections of financial information in the world. We also maintain powerful delivery platforms which enable us to provide real-time market data through our ILX service quickly and reliably to our customers. In addition, we have delivery architectures which allow us to offer modular web-based services which can be bundled together to integrate a number of our products and services into a single product such as First Call Analyst, IR Channel and Thomson Advisor. Our systems allow us to combine these technologies with our other web-based products and services, which gives us an advantage over our major competitors. We also maintain private networks, or extranets, which enable us to provide innovative community solutions such as our AutEx service, which connects a large number of firms to a network and permits the online exchange of real-time trade order indications and executions.

  STRATEGIC IMPLEMENTATION

     Our financial group is implementing our corporate strategy through the following initiatives:

     - Pursuing emerging high-growth opportunities. We are pursuing initiatives in high-growth sectors of the financial services industry. As a result of recent changes to securities laws and business events that have focused attention on public disclosure, investor relations has become an area of significant growth. Our corporate unit is now providing comprehensive information and services to investor relations professionals. In response to the T+1 trading initiative, we formed Omgeo. In addition, our financial group has formed i-Deal to support growth in the offering of securities over the Internet.

     - Introducing new products to increase our market share in sales and trading. We are focused on increasing our institutional equity and fixed income market share in the sales and trading segment. We have introduced a new product, ILX FI Focus, that is designed to provide institutional fixed income traders with the information they require to manage their portfolios and to provide retail brokers with an alternative source of fixed income information. We have also introduced Global Active ILX, which provides institutional equity traders with real-time market data. In addition, we now offer Thomson Markets, a web-based desktop service that supplies real-time market data and content from some of our other services to the off-trading-floor market. In each segment, we believe we will be able to increase our market share because of our ability to provide our customers with individually tailored, competitively priced products.

     - Increasing global penetration. Our financial group is focusing on increasing its penetration of the financial information markets in Europe and Asia-Pacific. We gained a larger presence in Europe from the acquisition of Primark in 2000 and we believe we can deliver a lower cost product to European sales and trading professionals relative to our competitors. In Asia, our focus is mainly on Japan, Hong Kong and Korea given the significant presence of financial institutions in these regions including some of our global clients. To increase our institutional equity market share, we are launching Global Active ILX in Europe and Asia. We have also introduced a version of AutEx in both Europe and Asia which together currently have more than 200 subscribers. In addition, our corporate unit has recently launched a capital markets surveillance product in both Europe and Asia.

     - Developing integrated information solutions. We are focused on increasing the functionality of many of our key products and services. For example, in 2001 we launched Active ILX, a version of our ILX product that is a fully customizable component system enabling our customers to build a workspace that meets their needs. The workspace can combine ILX information such as stock quotes with a workbook area where saved pages of ILX information can be stored and desktop services which can run independently of the workspace.

     - Consolidating our technology platforms. As a result of recent acquisitions, our products and services are currently made available to our customers using many different technology platforms. We have implemented a group-wide program to move our products to a reduced number of technology platforms. This will enhance our ability to combine our product and service offerings to provide integrated information solutions such as First Call Analyst and IR Channel to our customers. It will also allow us to customize our offerings to specific customers and groups of customers more readily.

     - Integrating our operations. We have formed a strategic relationship management group that services our largest clients on a global basis. This approach allows us to identify and realize on opportunities to introduce broader product and service offerings to our existing customers. We have also centralized administrative functions, including information management, human resources and technology infrastructure development to reduce costs and utilize shared resources more effectively.

  COMPETITION

     Our financial group's two major competitors are Bloomberg and Reuters. Bloomberg is our principal competitor in the sales and trading and investment banking segments, primarily in fixed income trading, while Reuters is our principal competitor in institutional equities trading in the sales and trading segment.

     Our financial group also competes in the sales and trading, investment management and investment banking segments with competitors such as FactSet Research Systems, Inc., Multex.com, Inc., Advent Software, Inc. and SunGard Data Systems Inc. who focus primarily on specific product and service areas within these segments.

PRINCIPAL PRODUCTS AND SERVICES

     The following chart summarizes, by customer unit, the major brands and principal products and services of our financial group.

CUSTOMER UNIT     CUSTOMERS                      MAJOR BRANDS          PRINCIPAL PRODUCTS AND SERVICES
-------------     ----------------------------   -------------------   -----------------------------------------------
Investment        portfolio managers,            First Call Analyst    online database of real-time equity and fixed
Management        brokers/dealers,               I/B/E/S               income brokerage research, current and
                  research analysts              Baseline              historical analyst forecast estimates, company
                                                 Datastream            accounts data, pricing data, global aggregated
                                                                       forecast data at the country, sector and
                                                                       industry levels, market indices data,
                                                                       institutional holdings data, SEC filings and
                                                                       news
                  portfolio managers             Vestek                performance attribution and portfolio
                                                                       construction tools
                  operations managers,           PORTIA                portfolio management systems and order
                  information technology         Oneva                 management systems
                  managers
----------------------------------------------------------------------------------------------------------------------
Investment        investment bankers,            Securities Data       online database of brokerage research,
Banking           private equity professionals   SDC Platinum          transactional data, institutional holdings
                                                 Investext             data, current and historical earnings
                                                 Global Access         estimates, pricing information, SEC filings and
                                                 Thomson Analytics     news
                                                 ePIB                  web-based tool that assembles a book of
                                                                       publicly filed and other documents in PDF form
----------------------------------------------------------------------------------------------------------------------
Sales and         institutional traders,         ILX                   electronic financial information, including
Trading           retail traders,                Active ILX            real-time market data such as stock quotes and
                  investment advisors            Global Topic          news
                                                 BETA Systems          back office data processing services
                                                 AutEx                 electronic database and real-time network for
                                                                       trade order indications and trade executions
----------------------------------------------------------------------------------------------------------------------
Corporate         investor relations             IR Channel            web-based software applications providing
                  professionals, financial       PRNewswire/First      corporate news and information, stock
                  executives                       Call Wire           surveillance services and outbound
                                                 Outbound              communications services
                                                 Carson Market         market intelligence and analytical services for
                                                   Intelligence        market valuation analysis
                                                 Grabill -- Bloom
                                                 Prophecy
----------------------------------------------------------------------------------------------------------------------
Wealth            investment advisors            Thomson Advisor       web-based software applications that include
Management                                       Investment View       risk assessment, financial planning and
                                                                       portfolio management

THOMSON SCIENTIFIC AND HEALTHCARE

     Our scientific and healthcare group provides integrated information solutions to researchers, physicians and other professionals in the academic, corporate and healthcare communities. Our information solutions are primarily based on our electronic databases of scientific and healthcare information. We derive this information from public sources, academic, scientific, technical and medical journals, pharmaceutical companies and practicing professionals and we supplement it in some cases with proprietary analysis prepared by our staff of expert editors. Since we include information only from the most respected sources in the industry, our databases and websites are seen as important distribution channels by authors and publishers of journals. We enhance the value of the information by ranking, organizing and summarizing it to make it more accessible and of greater utility to our customers and we update it continuously.

     Our scientific databases assist scientists in all stages of the research and development process, from scientific discovery to product manufacture. We combine our electronic information with analytical tools and applications to increase the speed and efficiency of our customers' research efforts. Our healthcare databases provide drug and clinical information, primarily at the point of care, to assist physicians in treating patients. Our databases are offered through the Internet, dedicated transmission lines, compact discs, hand-held wireless devices and in print format. We are a global leader in providing continuing medical education solutions to physicians, primarily through grants for continuing medical education from pharmaceutical companies as part of their new drug development and introduction programs. We also publish healthcare subscription journals, controlled circulation magazines, which are magazines delivered to healthcare professionals and generate revenues primarily through advertising, directories and newsletters for physicians, administrators, researchers and other healthcare professionals on a variety of topics relating to the business, science and regulation of healthcare.

     In 2001, our scientific business accounted for $240 million, or 34% of our scientific and healthcare group's revenues from ongoing businesses, and our healthcare business accounted for $457 million, or 66% of the group's revenues from ongoing businesses. The following table provides a breakdown of our scientific and healthcare group's revenues in 2000 and 2001 as a percentage of the group's revenues from ongoing businesses by product format, revenue origin and revenue type.

                              REVENUE BREAKDOWN(1)

                                                                2000    2001
                                                                ----    ----
REVENUE BY PRODUCT FORMAT:
  Electronic................................................     53%     53%
  Print.....................................................     39      35
  Other.....................................................      8      12
REVENUE BY ORIGIN:
  North America.............................................     87%     87%
  Europe....................................................     10      11
  Asia-Pacific..............................................     --      --
  Latin America.............................................      3       2
REVENUE BY TYPE:
  Subscription..............................................     45%     43%
  Advertising...............................................     24      21
  Other.....................................................     31      36

---------------

(1) Represents percentages of revenues from ongoing businesses, which exclude disposals. Disposals consist of results of businesses sold or held for sale which do not qualify as discontinued operations.

     Revenue is earned relatively evenly over the course of the year, but is slightly higher in the fourth quarter due to the annual publication of the Physicians' Desk Reference in this period. Subscription contracts are generally for a term of one year and renewal dates are spread throughout the year.

     In 2001, the largest customer of our scientific business accounted for approximately 1% of the revenues of that business and the largest customer of our healthcare business accounted for approximately 3% of the revenues of that business.

  MARKETS

  Scientific

     The scientific information market can be divided into the primary publishing and secondary publishing segments. Primary publishers principally publish peer-reviewed articles in journals, in print or electronic formats. Secondary publishers enhance the value of primary publication information by ranking and organizing the information so that it is more accessible to their customers. We operate predominantly in the secondary publishing market because we believe this market presents a greater opportunity for growth.

     According to our estimates, the global secondary publishing market generated approximately $1.6 billion in revenue in 2001 and is growing at a rate of approximately 5% to 6% annually. According to our estimates, in 2001, the top six companies in this segment accounted for slightly less than 50% of this market and we estimate that we were the market leader with a global market share of approximately 15%.

     We believe that demand for scientific information will continue to grow because scientific research funding, research and development spending and library spending are all increasing. We estimate that spending by U.S. corporations on research and development increased more than 10% in each of 2000 and 2001. We also estimate that the number of patent applications filed in the key markets of Japan, Europe and the United States has increased an average of 15% annually over the past three years.

     Customers of our scientific information products are consolidating, particularly our customers in the pharmaceutical and biotechnology industries. As our customers build scale through consolidation they are becoming more sophisticated users of information, demanding more multi-disciplinary data and products that can be used together with their own data and data from third parties. We believe that our strength in the scientific information market results from the depth and breadth of our multi-disciplinary product offerings and our ability to enhance the speed and efficiency of our customers' research efforts.

  Healthcare

     The global healthcare information market is a very broad market. While we participate in various segments, we are focused on the clinical and drug information and continuing medical education segments because we believe these areas offer stronger growth prospects than other segments.

     According to our estimates, the healthcare information market in which we participate, excluding the continuing medical education segment, is predominantly in the United States and generated approximately $1.6 billion in revenues in 2001. We estimate that this market is growing at a rate of approximately 4% to 6% annually. We estimate that the top five participants in this segment accounted for approximately 70% of the market and that we had the second leading market share with approximately 20%.

     Within the healthcare information market, there is a trend towards delivering information to physicians and other healthcare professionals at the point of care. The demand for point of care information is driven by a combination of consumer demand for quality healthcare, cost pressures and heightened awareness of medical errors. We believe our continuing investment in technology will enable us to meet the evolving demand for point of care solutions. Our principal healthcare products and services serve specific segments of the market and have strong competitive positions. For example, in the clinical and drug information segment, our Physicians' Desk Reference and the Micromedex family of products are well known brands and are well regarded for their comprehensive coverage and the reliability of their content.

     According to our estimates, the continuing medical education market in the United States generated revenues of approximately $2.5 billion in 2001 and is growing at a rate of approximately 15% annually. We estimate that we are one of the leading providers of continuing medical education products and services worldwide. We are focused on this market because pharmaceutical companies are dedicating a significant and increasing amount of their promotional spending to this area. Continuing medical education is a significant element of major drug introductions by pharmaceutical companies because physicians must be made aware of the existence of a new drug and its benefits and risks before they will consider it as a treatment option for their patients. We believe that the scale of our continuing medical education business and the breadth of our continuing medical education product offerings, including print and electronic publications, instructor-led and online training and innovative software teaching and training tools, provide us with an advantage in competing for contracts against our competitors.

  OPERATIONS

  Scientific

     Our scientific business provides integrated information solutions that enable access to, and management of, the highest quality and most relevant published materials for researchers, information specialists and administrators in diverse fields. Our objective is to be the primary resource for scientific information in the research and development process. We also provide products, such as bibliographic software programs, that help our customers gather, manage and use our reference information. We customize our products for particular industries or other customer groups and make them available in one easily accessible, searchable database through the Internet, dedicated transmission lines, compact discs, hand-held wireless devices and in print format.

     Our ISI Web of Science website provides a single point of entry for scientific researchers. This electronic service extends our users' access to research information by offering an integrated collection of citation databases covering over 8,500 primary scientific information journals, leading life sciences, social sciences, genomic and patent information databases, journal citation reports, meetings and conference proceedings databases and other websites selected by our editors. Our advanced interfaces allow our customers to link through our citator service to journals provided by other publishers and then to return seamlessly to our service to continue their research. The citations in our database cover the period from 1945 to the present. Due to the breadth of our historical coverage, our competitors in the scientific information market use our database. ISI Web of Science is used in many of the leading academic institutions and research libraries around the world, including, according to our estimates, approximately 70% of the leading academic institutions and research libraries in North America, approximately 55% in Europe, Africa and the Middle East and approximately 45% in Asia-Pacific.

     Through Derwent, we are the world's leading provider of indexed patent information and patent abstracts. Each week, we assess, classify, summarize and index over 27,000 patent documents from 37 international patent-issuing authorities. Our databases cover the period from 1963 to the present. We believe we currently have the most comprehensive and authoritative source of information on patented genetic sequences as our database consistently contains more sequence data than comparable public access databases. Our patent products and services can be used to monitor competitors, develop research and business strategies and protect patent portfolios. These products and services are used by the world's leading pharmaceutical companies, specialty chemical manufacturers and automotive and telecommunications manufacturing companies.

     Our scientific business sells its products through a direct sales force of approximately 90 employees primarily located in our key markets of North America, Europe and Japan. We are focusing our sales efforts on academic and professional researchers in the pharmaceutical, biotechnology, chemical and engineering fields because we believe researchers in these fields will continue to spend significant amounts on research and development.

  Healthcare

     Our healthcare business provides integrated information solutions, primarily at the point of care, to physicians and other health professionals. Our drug and clinical point of care solutions enable physicians and other healthcare professionals to efficiently access the reference resources they need to make decisions while treating patients. Our range of point of care products includes our Physicians' Desk Reference, Drugdex, DrugReax, Emergindex, Poisindex and BioDex products. These products are comprehensive reference databases of drug, drug interaction, emergency procedure, poison and biohazard information compiled over more than 25 years that have been extracted from scientific and clinical literature by expert editors and from approved drug-labeling information and are relied on by more than 7,000 healthcare facilities in 90 countries.

     Our Physicians' Desk Reference product is a drug database created from Food and Drug Administration approved drug-labeling information and is distributed in a print directory format and through the Internet. Pharmaceutical companies provide us with the drug-labeling information and list their products in the directory in part to satisfy the Food and Drug Administration's requirements to make their drug-labeling information available to physicians as well as to promote awareness of their drug products. Pharmaceutical companies sponsor the annual delivery of Physicians' Desk Reference to approximately 480,000 practicing physicians in the United States and we sell approximately 390,000 additional copies of the directory to other healthcare professionals and consumers. In April 2002, we released a hand-held wireless version of the Physicians' Desk Reference. We are currently working with the pharmaceutical industry on an initiative to develop a paperless system for delivery of the information in Physicians' Desk Reference to the approximately 66,000 drug and pharmaceutical dispensing outlets in the United States.

     We developed BioDex in response to the anthrax scare in the United States in 2001. BioDex provides instant access to detailed information on more than 50 biological and chemical agents to law enforcement

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

personnel, fire departments, hazardous material teams, emergency medical professionals and other government agencies. This includes information on patient management and treatment and personal protective clothing and equipment.

     In the United States our Emergindex product is used in more than half of all hospital emergency rooms and our Poisindex reference product is used in all 66 poison control centers.

     Through Medstat, we provide decision support systems, market intelligence, benchmark databases and research for managing the purchase, administration and delivery of health services and benefits. We also develop and provide products and methodologies for organizing and understanding the data. Our databases and research studies provide a vast collection of healthcare information for the research community and decision makers in state governments, hospitals, pharmaceutical and other companies and the health plan and insurance industry. This information helps these customers study and manage the cost, quality and strategic positioning of health services and benefits.

     We provide continuing medical education, on behalf of pharmaceutical companies, to physicians, pharmacists and other health professionals. In the United States, physicians must take a minimum number of hours of continuing medical education annually and similar requirements for physicians are being introduced in other countries. Pharmaceutical companies provide unrestricted grants for continuing medical education as a component of major new drug introductions to make physicians aware of the existence of a drug and its benefits and risks so they will properly consider it as a treatment option for their patients. By utilizing other products in our scientific and healthcare group, such as our scientific databases that track the most cited scientific and medical authors, as well as our drug and clinical reference products, we are able to work with pharmaceutical companies to design effective targeted continuing medical education solutions. The acquisition of Physicians World and Gardiner-Caldwell has and will continue to enable us to leverage a broad range of expertise and products and services and provide substantial market coverage in the continuing education market. Historically, continuing medical education has been provided in person through instructors. However, continuing medical education products are increasingly being provided through the Internet and compact discs to facilitate new drug launches on a global scale.

     We also publish healthcare subscription journals, controlled circulation magazines, directories and newsletters for physicians, administrators, researchers and other healthcare professionals on a variety of topics relating to the business, science and regulation of healthcare. Our controlled circulation magazines generate revenue primarily through advertising. With more than 54,000 monthly subscribers, we believe that we are a significant publisher of newsletters for healthcare professionals.

     We maintain a direct healthcare information sales force of approximately 115 employees focused on our primary markets in North America and Europe. We are currently introducing additional dedicated sales forces in the markets we believe have the strongest growth potential, including expanding our sales force directed at hospitals by 20% over the next two years.

  TECHNOLOGY

     Technology is an increasingly important element of the products and services of our scientific and healthcare group. We are focused on improving our delivery technology so that we have the ability to deliver our products in the media best suited to our customers. This includes delivery over dedicated networks, the Internet and hand-held wireless devices. Each of our scientific and healthcare businesses deploys a common flexible content management system that improves our ability to customize and combine our products and simplifies the new product development process. These content management systems provide efficiencies in the information collection and editorial process as we are able to automatically update all our databases concurrently.

     Our scientific business is committed to expanding the functionality of our ISI Web of Science website by introducing new applications and our healthcare business is redesigning PDR.net, a website for Physicians' Desk Reference. In addition, we are moving all our drug and clinical information products to platforms that can be delivered to hand-held wireless devices as we anticipate this will become an increasingly important element of our strategy to deliver solutions at the point of care.

 STRATEGIC IMPLEMENTATION

     Our scientific and healthcare group is implementing our corporate strategy through the following initiatives:

     - Expanding integrated solutions in key market segments. We are focused on the academic/government, pharmaceutical/biotech, specialty chemistry and engineering segments because we believe the demand for information in these areas will continue to increase. In each area we are pursuing opportunities to acquire additional information to expand our databases. We are also developing advanced search tools and interfaces that will allow our customers to search our databases and other sources of information in topic specific areas such as genomics, business methods and nanotechnology.

     - Developing leading market positions in drug and clinical information products. We are developing new products and services in the areas of drug and clinical information because we believe it presents an important growth opportunity. Each new drug launch requires information about the use and effects of the drug to be provided to physicians and hospitals. We believe that continuing developments in the field of genomics will increase the rate of drug development in the future.

     - Expanding our leading position in global continuing medical education. We continue to integrate our recently acquired Gardiner-Caldwell and Physicians World businesses, which provide us with a strong global position in the continuing medical education market. We are aggressively pursuing opportunities to increase our penetration in this fragmented market by developing new products and services, including ones that can be delivered to physicians electronically. This initiative will also allow us to benefit from increased new drug development and introduction programs.

     - Expanding delivery of our products to hand-held wireless devices. Increasingly, technology-based tools, such as hand-held wireless devices, are being used by physicians and hospitals to improve patient safety. We believe that it is essential to deliver our information to physicians directly at the point of care. To improve our ability to do this, we are developing platforms that will allow us to deliver information to a variety of hand-held wireless devices through the Internet.

     - Extending intellectual asset management offerings. The increased emphasis businesses place on their intellectual property portfolios provides us with an opportunity to expand on our patent information base to provide patent management workflow solutions. We are working to develop or acquire a range of products and services to respond to this market opportunity.

 COMPETITION

 Scientific

     Our principal competitors in the scientific information market include Information Handling Services Group, American Chemical Society, Institute of Electrical and Electronics Engineers, Reed Elsevier and Wolters Kluwer.

 Healthcare

     Our principal competitors in the clinical and drug information market are Wolters Kluwer and First DataBank, a subsidiary of The Hearst Corporation. The remainder of our competition is from small, specialized providers of drug or clinical information.

     The continuing medical education market is served by a large number of small participants including Boron, LePore & Associates, Inc., Discovery International, a division of The Medicus Group International, Impact Communications, Inc. and Ingenix Clinical Communications, a division of UnitedHealth Group, Inc.

     Our significant competitors in the advertising journal market include Reed Elsevier, Wolters Kluwer, McGraw-Hill, the American Medical Association and the American Academy of Family Physicians.

  PRINCIPAL PRODUCTS AND SERVICES

     The following table summarizes, by product and service type, the major brands and principal products and services of our scientific and healthcare group.

PRODUCT AND
SERVICE TYPE   CUSTOMERS                      MAJOR BRANDS(1)               KEY PRODUCTS AND SERVICES
------------   ----------------------------   ---------------------------   -------------------------------------------
Scientific     corporations in the            Derwent World Patent Index    indexed and abstracted database of patents
               pharmaceutical/biotechnology,                                containing over 20 million patents from
               chemical and engineering                                     over 37 patent authorities, dating back to
               industries, government                                       1963
               agencies, research
               libraries, universities
                                              Derwent Geneseq               comprehensive database of patented genetic
                                                                            sequences
                                              ISI Web of Science            website for research scientists providing
                                                                            access to over 8,500 abstracted and indexed
                                                                            journals, unique source for journal article
                                                                            cited references, meetings and conference
                                                                            proceedings
                                              ISI Web of Knowledge          comprehensive application and content
                                                                            extensions that expand the ISI Web of
                                                                            Science website to include third party
                                                                            hosted content, editorially selected
                                                                            websites, and tools to access, analyze and
                                                                            manage research information
                                              Current Contents              current awareness product providing access
                                                                            to scientific journal literature
                                              ResearchSoft                  personal computer-based authoring tools
                                                                            designed to support publishing authors
-----------------------------------------------------------------------------------------------------------------------
Healthcare     physicians, health             Physicians' Desk Reference    database of Food and Drug Administration
               professionals,                                               approved drug monographs, delivered in
               pharmaceutical companies,                                    print and electronic format
               hospitals, poison control
               centers, corporations,
               government agencies,
               insurance companies
                                              Micromedex                    clinical, toxicological and environmental
                                                                            database products
                                              Drugdex                       evaluative drug database created and
                                                                            maintained by clinicians
                                              Emergindex                    database of medical emergency procedures
                                              Poisindex                     database of poison control procedures
                                              American Health Consultants   healthcare newsletter publisher and
                                                                            provider of continuing medical education
                                              Gardiner-Caldwell (United     provider of continuing medical education
                                              Kingdom) Physicians World     focused on training physicians in
                                                                            connection with new drug launches
                                              Medical Economics             controlled circulation medical magazines
                                              CenterWatch                   clinical trials publications and website
                                              Medstat                       decision support products and services
                                                                            designed for managing healthcare costs and
                                                                            measuring healthcare quality

---------------

(1) Where brands are principally associated with products and services offered in countries other than the United States, the countries are indicated in parentheses.

CORPORATE AND OTHER

     We maintain our Thomson Media business unit and our investment in Bell Globemedia under the category corporate and other.

     Thomson Media is a business unit established in 2001 to manage the print-based businesses that were previously maintained in our financial group. These include our American Banker and Bond Buyer publications.

     We own 20% of Bell Globemedia, a media company based in Canada. BCE, a Canadian-based public company, owns 70% and Woodbridge owns the remaining 10%. Bell Globemedia's primary businesses are CTV, a national television network in Canada and The Globe and Mail, a national newspaper in Canada. We acquired our interest in Bell Globemedia in January 2001 by contributing the assets of The Globe and Mail and its related businesses.

INTELLECTUAL PROPERTY

     Our principal intellectual property assets include our patents, trademarks, databases, copyrights in our content and other rights in our tradenames. Significant content is obtained through third party licensing arrangements with content providers. We have also registered a number of website domain names in connection with our publishing and Internet operations. While we believe we have taken appropriate legal steps to protect our intellectual property, we can offer no assurance that such protection is adequate and that no misappropriation will occur. Nor can we assure you that our intellectual property rights will not be subject to any claim of infringement or invalidation.

PROPERTIES AND FACILITIES

     The following table includes summary information with respect to facilities which are material to our overall operations.

                                             OWNED/
FACILITY                    SQUARE FOOTAGE   LEASED              PRINCIPAL SERVICES
--------                    --------------   ------   ----------------------------------------
Stamford, Connecticut.....       60,000      Leased   Principal executive offices
Boston,
  Massachusetts(1)........      564,390      Leased   Thomson Financial offices
New York, New York........      284,000      Leased   Thomson Financial head office
Florence, Kentucky........      835,000      Leased   Thomson Learning distribution facility
Eagan, Minnesota..........    2,518,000       Owned   Thomson Legal and Regulatory head office

---------------

(1) This property consists of three addresses located in Boston, Massachusetts.

     We own and lease office space and other facilities around the world to support our businesses. We believe that our properties are in good condition and are adequate and suitable for our present purposes.

EMPLOYEES

     We have more than 44,000 employees in 53 countries. Of that number, approximately 17,000 are employed by our legal and regulatory group, 13,000 by our learning group, 9,200 by our financial group, 3,800 by our scientific and healthcare group. The remaining employees are employed within Thomson Media and our corporate center. We believe that our employee relations are good.

LEGAL PROCEEDINGS

     We are involved in various legal proceedings arising in the ordinary course of business. In our opinion, no legal proceedings, if decided adversely, could reasonably be expected to have a material adverse impact on our financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND SENIOR MANAGEMENT

     The following table includes information regarding our directors and senior management at May 1, 2002:

NAME AND MUNICIPALITY OF RESIDENCE          AGE                    POSITION
----------------------------------          ---                    --------
Directors and Senior Management
Kenneth R. Thomson(1)(2)..................  78    Chairman and Director
Toronto, Ontario
W. Geoffrey Beattie(1)(3)(4)..............  42    Deputy Chairman and Director
Toronto, Ontario
Ron D. Barbaro(3)(5)......................  70    Director
Toronto, Ontario
Steven A. Denning(4)......................  53    Director
Greenwich, Connecticut
John F. Fraser(3).........................  71    Director
Winnipeg, Manitoba
V. Maureen Kempston Darkes(5).............  53    Director
Miami, Florida
Roger L. Martin(5)........................  45    Director
Toronto, Ontario
Vance K. Opperman(5)......................  59    Director
Minneapolis, Minnesota
David K. R. Thomson(2)....................  44    Director
Toronto, Ontario
Peter J. Thomson..........................  37    Director
Toronto, Ontario
Richard M. Thomson(3)(4)..................  68    Director
Toronto, Ontario
John A. Tory(1)(4)........................  72    Director
Toronto, Ontario
Richard J. Harrington.....................  55    President and Chief Executive Officer and
Stamford, Connecticut                             Director
Robert D. Daleo...........................  52    Executive Vice President and Chief
                                                  Financial
Stamford, Connecticut                             Officer and Director
Brian H. Hall.............................  54    Executive Vice President and President and
                                                  Chief
Colorado Springs, Colorado                        Executive Officer of Thomson Legal and
                                                  Regulatory
Ronald H. Schlosser.......................  53    Executive Vice President and President and
                                                  Chief
Stamford, Connecticut                             Executive Officer of Thomson Scientific
                                                  and Healthcare
David H. Shaffer..........................  59    Executive Vice President and President and
                                                  Chief
Stamford, Connecticut                             Executive Officer of Thomson Learning and
                                                  Director
James C. Smith............................  42    Executive Vice President of Executive
Ridgefield, Connecticut                           Development and Corporate Affairs
Patrick J. Tierney........................  56    Executive Vice President and President and
                                                  Chief
New York, New York                                Executive Officer of Thomson Financial

---------------

(1) Member of the executive committee.

(2) After our annual meeting of shareholders on May 8, 2002, David K.R. Thomson will be appointed Chairman following the retirement of Kenneth R. Thomson. Kenneth R. Thomson will continue to serve as a director and also as Chairman of Woodbridge.

(3) Member of the corporate governance committee.

(4) Member of the human resources committee.

(5) Member of the audit committee.

DIRECTORS

     We currently have 15 directors and that number may be altered from time to time by a resolution adopted by our board of directors. However, our articles of incorporation provide for a minimum of five and a maximum of 20 directors.

     The following individuals comprise our board of directors. These individuals will hold office until our annual meeting on May 8, 2002, where they are all expected to be re-elected.

     Kenneth R. Thomson has been Chairman of our board and a director since 1978. Mr. Thomson is also Chairman of Woodbridge.

     W. Geoffrey Beattie has been Deputy Chairman of our board since 2000 and a director since 1998. Mr. Beattie is President of Woodbridge. Previously, Mr. Beattie was a partner at the law firm Tory Tory DesLauriers and Binnington. Mr. Beattie is also a director of the Royal Bank of Canada, Bell Globemedia and Woodbridge.

     Richard J. Harrington has been our President and Chief Executive Officer since 1997 and a director since 1993. Mr. Harrington joined us in 1982 as Executive Vice President of Thomson & Thomson and was appointed its President in 1984. He subsequently served as President and Chief Executive Officer of various Thomson businesses, including Mitchell International, Thomson Professional Publishing and Thomson Newspapers.

     David H. Shaffer has been Executive Vice President and a director since 1998. He is currently President and Chief Executive Officer of Thomson Learning. Previously, Mr. Shaffer served as our Executive Vice President and Chief Operating Officer. Prior to joining us, Mr. Shaffer was Chief Executive Officer of Josten's Learning Corporation and previously held various senior executive positions with McGraw-Hill.

     Robert D. Daleo has been our Executive Vice President and Chief Financial Officer since 1998 and a director since 2001. Mr. Daleo joined us in 1994 as Chief Financial Officer of Thomson Newspapers. In 1997, he became our Senior Vice President, Finance and Business Development, and was subsequently appointed our Executive Vice President, Business Operations and Planning. Prior to joining us, Mr. Daleo held various financial and operations positions with McGraw-Hill and Automatic Data Processing.

     Ron D. Barbaro has been a director since 1993. Mr. Barbaro is President and Chief Executive Officer of the Ontario Lottery and Gaming Corporation. Previously, Mr. Barbaro was President of the Prudential Insurance Company of America, Inc. and President of Worldwide Operations, Prudential Insurance Company of America.

     Steven A. Denning has been a director since 2000. Mr. Denning is the Executive Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on information technology, media and communications investments on a global basis, and has been with General Atlantic since 1980. Mr. Denning is also a director of Exult, Inc., EXE Technologies, Inc., Manugistics Group, Inc., Eclipsys Corporation and SRA International, Inc.

     John F. Fraser has been a director since 1989. Mr. Fraser is Chairman of Air Canada. Previously, he was Chairman and Chief Executive Officer of Russel Metals Inc. He has also been a director of the Bank of Montreal, Shell Canada Limited and Manitoba Telecom Services Inc.

     V. Maureen Kempston Darkes has been a director since 1996. Ms. Kempston Darkes is Group Vice President, General Motors Corporation, President Latin America, Africa and Middle East. Previously, Ms. Kempston Darkes was President and General Manager of General Motors of Canada Limited. Ms. Kempston Darkes is also a director of Canadian National Railway Company and Noranda Inc.

     Roger L. Martin has been a director since 1999. Mr. Martin is Dean of the Joseph L. Rotman School of Management at the University of Toronto. Previously, Mr. Martin was Co-Head of Monitor Company in Boston, Massachusetts. Mr. Martin is also a director of Celestica Inc.

     Vance K. Opperman has been a director since 1996. Mr. Opperman is President and Chief Executive Officer of Key Investments Inc. Previously, he was President of West Publishing Company. Mr. Opperman is also a director of Delta Dental Plans Association and BlueCross/BlueShield of Minnesota.

     David K.R. Thomson has been a director since 1988. He has been Deputy Chairman of Woodbridge since 1990. He is also a director of Bell Globemedia.

     Peter J. Thomson has been a director since 1995. He has been Deputy Chairman of Woodbridge since 1993 and is also a director of Bell Globemedia.

     Richard M. Thomson has been a director since 1984. He is also Chairman of Nexen Inc. and a director of the Canada Pension Plan Investment Board, INCO Limited, S.C. Johnson & Son Inc., Ontario Power Generation, Inc., Prudential Financial, Inc., Stuart Energy Systems Inc., The Toronto-Dominion Bank and TrizecHahn Corporation. Previously, Mr. Thomson was the Chairman and Chief Executive Officer of The Toronto-Dominion Bank. Mr. Thomson is not related to the family of Kenneth R. Thomson.

     John A. Tory has been a director since 1978. Mr. Tory is President of Thomson Investments Limited, a Thomson family holding company. He was Deputy Chairman of our board from 1978 to 1997 and President of Woodbridge from 1973 to 1998. Mr. Tory is also a director of Abitibi Consolidated Inc., Rogers Communications Inc. and Woodbridge.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors fulfills its responsibilities directly and through the work of four committees. The members of these committees are all independent of management and free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with their ability to act with a view to our best interests, other than interests and relationships arising from shareholdings. In addition, the composition of our audit committee reflects a high level of financial literacy.

     The audit committee is responsible for reviewing the terms of engagement of our external auditors, including making recommendations to the board on the nomination of the external auditors and their remuneration. It is also responsible for ensuring the independence of the external auditors. The audit committee oversees our system of internal controls and financial reporting and reviews the performance of the external auditors. It reviews with management and the external auditors the annual and quarterly financial statements, in each case prior to their approval by the full board of directors, and discusses specific financial reporting and other issues as they arise with management and the external auditors. It also considers pension matters, including reviewing policies relating to our pension plans.

     The human resources committee oversees management of our human resources, ensures there are appropriate successor plans for senior positions, reviews our organizational structure, reviews the responsibilities of and compensation for executive officers and ensures that our human resources strategies conform with our business goals.

     The corporate governance committee is responsible for corporate governance matters. It makes recommendations regarding new board nominees, assesses the effectiveness of the board, its committees and individual members, including exploring prospects for more effective governance and establishing directors' compensation. It also considers any transactions that may take place between us and Woodbridge with any committee members related to Woodbridge abstaining from voting on the matters.

     The executive committee meets between regularly scheduled meetings of the full board if directors' consideration of a particular matter is required. The executive committee generally considers matters not sufficiently material to require full board review and those already approved in principle by the full board. The executive committee has all the powers of the board except for those reserved to the full board by law, such as approving the issuance of shares.

COMPENSATION OF DIRECTORS

     In 2001 our directors were paid an annual directors' fee of $30,000 plus $1,000 for each board or committee meeting attended ($500 if attendance was by telephone). Committee chairs were paid an additional fee of $5,000. Our directors who are also our officers or officers of any of our affiliates do not receive any fees.

     Our non-employee directors can receive up to 100% of their fees in shares or deferred share units. If a director elects to receive shares, the amount, net of withholding taxes, is used to buy shares for the director in the open market. If a director elects to receive deferred share units, units representing the value of the shares are credited to the director's account based on the market value of a share. Deferred share units are paid to the director within one year following termination of board service. Payment is made in shares or cash, net of withholding taxes, based on the market value of the shares on the date of payment. The amount includes the value of any dividends declared on the shares.

SENIOR MANAGEMENT

     In addition to Messrs. Harrington, Shaffer and Daleo, the following persons comprise our senior management:

     Brian H. Hall has been Executive Vice President and President and Chief Executive Officer of Thomson Legal and Regulatory since 1998. Mr. Hall joined us in 1995 as President and Chief Executive Officer of Thomson Legal Publishing. Previously, Mr. Hall was President of Shepard's from 1985 to 1995, a legal publishing company then owned by McGraw-Hill. Mr. Hall also served as an Executive Vice President of McGraw-Hill from 1988 to 1995.

     Ronald H. Schlosser has been Executive Vice President and President and Chief Executive Officer of Thomson Scientific and Healthcare since 1999. Mr. Schlosser joined us in 1995 as President and Chief Executive Officer of Thomson Financial Publishing Group. Prior to 1995, Mr. Schlosser served as President of Elsevier Science Inc. Mr. Schlosser also served as General Manager of Marketing/Operations at the Institute for Scientific Information and Director of Sales/Marketing at several McGraw-Hill divisions.

     James C. Smith has been Executive Vice President of Executive Development and Corporate Affairs since January 2002. Mr. Smith has been with us for 14 years, primarily in our newspaper group which we recently sold, where he held a number of operating positions.

     Patrick J. Tierney has been Executive Vice President and President and Chief Executive Officer of Thomson Financial since 1999. Mr. Tierney was formerly President and Chief Executive Officer of Thomson Scientific and Healthcare. Prior to joining us, Mr. Tierney was President and Chief Executive Officer of Knight-Ridder Information and served in the same capacity for Knight-Ridder Financial. Mr. Tierney joined Knight-Ridder from TRW, where he was Vice-President and General Manager of the Information Services and Systems Division.

EXECUTIVE COMPENSATION

     The following table provides a summary of compensation earned during each of the last three years by our Chief Executive Officer and our four other most highly compensated executive officers during our fiscal year ended December 31, 2001.

                                                    ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                       ---------------------------------------------   ----------------------------------------
                                                                                                 AWARDS               PAYOUTS
                                                                                       ---------------------------   ----------
                                                                                         SECURITIES
                                                                                       UNDER OPTIONS/   RESTRICTED
                                                                                           STOCK        SHARES OR    LONG TERM
                                                                        OTHER ANNUAL    APPRECIATION    RESTRICTED   INCENTIVE
NAME AND                                                                COMPENSATION   RIGHTS GRANTED     SHARE         PLAN
PRINCIPAL POSITION                     YEAR     SALARY       BONUS          (1)             (#)           UNITS       PAYOUTS
------------------                     ----   ----------   ----------   ------------   --------------   ----------   ----------
Richard J. Harrington................  2001   $1,200,000   $1,840,800      $481,715(3)    375,000           --              --
President and Chief Executive Officer  2000    1,150,000    1,840,000       122,282(3)    325,000           --              --
                                       1999    1,100,000    1,672,000        96,431       340,000           --      $1,100,000
David H. Shaffer.....................  2001      950,000    1,365,150       206,265(4)    208,000           --              --
Executive Vice-President of Thomson    2000      900,000    1,440,000       251,319(4)    175,000           --              --
 and
President and Chief Executive Officer  1999      837,500    1,273,000       387,664(4)    210,000           --         837,500
of Thomson Learning
Brian H. Hall........................  2001      750,000      899,250       326,907(5)    155,000           --         807,444
Executive Vice-President of Thomson    2000      700,000    1,227,100            --       110,000           --       1,140,861
 and
President and Chief Executive Officer  1999      616,667    1,143,301            --        80,000           --       2,315,821
of Thomson Legal and Regulatory
Robert D. Daleo......................  2001      690,000    1,058,460       252,917(6)    133,000           --              --
Executive Vice-President and           2000      650,000    1,040,000            --       110,000           --         929,500
Chief Financial Officer                1999      600,000      462,000            --        50,000           --         564,520
Patrick J. Tierney...................  2001      660,000      660,000       659,026(7)    130,000           --         511,317
Executive Vice-President of Thomson    2000      620,830      600,000        39,363(7)     92,000           --         678,922
 and
President and Chief Executive Officer  1999      550,006      900,406        38,236(7)     70,000           --         631,442
of Thomson Financial


                                        ALL OTHER
NAME AND                               COMPENSATION
PRINCIPAL POSITION                         (2)
------------------                     ------------
Richard J. Harrington................     $5,100
President and Chief Executive Officer      5,100
                                           4,800
David H. Shaffer.....................      5,100
Executive Vice-President of Thomson        5,100
 and
President and Chief Executive Officer      4,800
of Thomson Learning
Brian H. Hall........................      5,100
Executive Vice-President of Thomson        5,042
 and
President and Chief Executive Officer      4,800
of Thomson Legal and Regulatory
Robert D. Daleo......................      4,806
Executive Vice-President and               5,100
Chief Financial Officer                    4,800
Patrick J. Tierney...................      4,733
Executive Vice-President of Thomson        5,100
 and
President and Chief Executive Officer      4,800
of Thomson Financial

---------------

(1) Perquisites and other personal benefits are shown if they exceeded Cdn$50,000 or 10% of salary and bonus.

(2) These amounts represent our contributions to savings plans on behalf of our Chief Executive Officer and each of our four other next most highly compensated executive officers.

(3) The amount for 2001 includes $401,775 in respect of an insurance policy for the benefit of Mr. Harrington, of which $4,860 represents the premium paid by us for the term life portion of the policy and $396,915 represents the actuarial equivalent of the benefit to Mr. Harrington of the premium paid by us for the non-term portion of the policy. All premiums paid by us in respect of the non-term portion of the policy will be repaid to us no later than the death of Mr. Harrington. See "Pension Plans" below for a description of the policy. The amount for 2000 also includes $49,595 for the cost of personal transportation services for Mr. Harrington.

(4) The amounts for 2001, 2000 and 1999 include the cost of life insurance, being $101,876, $99,646 and $98,996, respectively, for Mr. Shaffer. The amounts for 2001, 2000 and 1999 also include $59,269, $92,565 and $219,502, respectively, paid to Mr. Shaffer as compensation for living, travel and related expenses incurred as a result of working a significant distance from his family's principal residence.

(5) The amount for 2001 includes $251,525 in respect of an insurance policy for the benefit of Mr. Hall, of which $2,841 represents the premium paid by us for the term life portion of the policy and $248,684 represents the actuarial equivalent of the benefit to Mr. Hall of the premium paid by us for the non-term portion of the policy. All premiums paid by us in respect of the non-term portion of the policy will be repaid to us no later than the death of Mr. Hall. See "Pension Plans" below for a description of the policy.

(6) The amount for 2001 includes $216,568 in respect of an insurance policy for the benefit of Mr. Daleo, of which $2,303 represents the premium paid by us for the term life portion of the policy and $214,265 represents the actuarial equivalent of the benefit to Mr. Daleo of the premium paid by us for the non-term portion of the policy. All premiums paid by us in respect of the non-term portion of the policy will be repaid to us no later than the death of Mr. Daleo. See "Pension Plans" below for a description of the policy.

(7) The amount for 2001 includes $232,858 in respect of an insurance policy for the benefit of Mr. Tierney, of which $2,896 represents the premium paid by us for the term portion of the policy and $229,962 represents the actuarial equivalent of the benefit to Mr. Tierney of the premium paid by us for the non-term life portion of the policy. All premiums paid by us in respect of the non-term portion of the policy will be repaid to us no later than the death of Mr. Tierney. See "Pension Plans" below for a description of the policy. The amount for 2001 also includes $397,770 for the cost of relocating Mr. Tierney and his family in connection with his appointment as President and Chief Executive Officer of Thomson Financial. The amounts for 2000 and 1999 include $14,948 and $9,571, respectively, for the cost of health insurance for Mr. Tierney.

LONG-TERM INCENTIVE PLANS -- AWARDS IN MOST RECENTLY COMPLETED FINANCIAL YEAR

     In the past three years, we have replaced cash-based long-term incentive plans with equity-based incentives for many of our executives. Of our five most highly compensated executive officers, Messrs. Hall and Tierney are the only ones who participate in cash-based long-term incentive plans. The following table sets forth information concerning Mr. Hall's and Mr. Tierney's cash-based long-term incentive plans which end on December 31, 2002 and are being replaced with equity-based incentives:

                                                                      ESTIMATED FUTURE PAYOUTS UNDER
                                                                     NON-SECURITIES-PRICE-BASED PLANS
                          SECURITIES, UNITS   PERFORMANCE OR OTHER   ---------------------------------
                           OR OTHER RIGHTS        PERIOD UNTIL       THRESHOLD     TARGET     MAXIMUM
NAME                             (#)          MATURATION OR PAYOUT    ($ OR #)    ($ OR #)    ($ OR #)
----                      -----------------   --------------------   ----------   ---------   --------
Brian H. Hall(1)........         --                 3 years              (1)         (1)         (1)
Patrick J. Tierney(2)...         --                 3 years              (2)         (2)         (2)

---------------

(1) Based on the three-year period ending December 31, 2002, Mr. Hall may be paid a bonus equal to a percentage of his average annual salary for the period. The percentage will depend upon the amount by which the total operating profit and total sales of Thomson Legal and Regulatory exceed certain targets. As we are phasing out cash-based long-term incentive plans in favor of equity-based incentive plans, all or a portion of the bonus will be paid in the form of equity incentives and the remainder will be paid in cash. The value of the maximum payout will not exceed 200% of his average annual salary for the period.

(2) Based on the three-year period ending December 31, 2002, Mr. Tierney may be paid a bonus equal to a percentage of his average annual salary for the period. The percentage will depend upon the amount by which the total operating profit and total sales of Thomson Financial exceed certain targets. As we are phasing out cash-based long-term incentive plans in favor of equity-based incentive plans, all or a portion of the bonus will be paid in the form of equity incentives and the remainder will be paid in cash. The value of the maximum payout will not exceed 200% of his average annual salary for the period.

GRANTS OF OPTIONS AND STOCK APPRECIATION RIGHTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

     Under our stock incentive plan, we may grant options to buy shares, stock appreciation rights attaching to option grants, awards of shares and other awards that are valued based upon the fair market value of our shares at the close of business on the day before the grant.

     If tax or securities regulations make it impracticable to make grants under the stock incentive plan, we may allocate units under our phantom stock plan to our executive officers and senior employees and to executive officers and senior employees of our subsidiaries. After being employed with us for a prescribed length of time, a recipient of units is entitled to a payment based on the number of units and the increase, if any, in the market price of our shares from the date of allocation.

     Options and units expire no later than 10 years from the date of issuance or allocation. Options granted under our stock incentive plan and units granted under our phantom stock plan are exercisable at such times as are determined on the date of grant. In the case of options granted in 2001, 25% are exercisable from and after each anniversary of the date of the grant on a cumulative basis.

     The following table sets forth information concerning grants of options in 2001 under our stock incentive plan to our Chief Executive Officer and our next four other most highly compensated executive officers:

                       SECURITIES,      % OF TOTAL                           MARKET VALUE OF
                          UNDER        OPTIONS/SARS                       SECURITIES UNDERLYING
                       OPTIONS/SARS     GRANTED TO       EXERCISE OR       OPTIONS/SARS ON THE
                         GRANTED       EMPLOYEES IN       BASE PRICE          DATE OF GRANT
NAME                       (#)        FINANCIAL YEAR   (CDN.$/SECURITY)     (CDN.$/SECURITY)      EXPIRATION DATE
----                   ------------   --------------   ----------------   ---------------------   ---------------
Richard J.
  Harrington.........    375,000           11.8%            $48.40               $48.40            Dec. 12, 2011
David H. Shaffer.....    208,000            6.6              48.40                48.40            Dec. 12, 2011
Brian H. Hall........    155,000            4.9              48.40                48.40            Dec. 12, 2011
Robert D. Daleo......    133,000            4.2              48.40                48.40            Dec. 12, 2011
Patrick J. Tierney...    130,000            4.1              48.40                48.40            Dec. 12, 2011

     There were no allocations of units under our phantom stock plan to our Chief Executive Officer or to any of our next four other most highly compensated executive officers during 2001.

AGGREGATE OPTION/SHARE APPRECIATION RIGHT EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information concerning units exercised under our phantom stock plan during 2001 and unexercised options under our stock incentive plan and unexercised units under our phantom stock plan at December 31, 2001:

                                                        UNEXERCISED OPTIONS/SARS    VALUE OF UNEXERCISED IN-THE-
                           SECURITIES,    AGGREGATE       AT DECEMBER 31, 2001         MONEY OPTIONS/SARS AT
                           ACQUIRED ON      VALUE                 (#)                    DECEMBER 31, 2001
NAME                       EXERCISE (#)    REALIZED    EXERCISABLE/ UNEXERCISABLE    EXERCISABLE/ UNEXERCISABLE
----                       ------------   ----------   --------------------------   ----------------------------
Richard J. Harrington....     88,750      $2,294,404        766,749/1,059,501          $8,426,125/$3,629,655
David H. Shaffer.........         --              --          159,083/697,251              605,351/1,505,754
Brian H. Hall............         --              --          106,000/354,001              948,955/1,090,398
Robert D. Daleo..........         --              --          117,499/300,501              1,263,066/833,141
Patrick J. Tierney.......      7,000         124,452           75,019/300,001                506,114/808,946

     No options granted under our stock incentive plan or stock appreciation rights allocated under our phantom stock plan have been repriced.

PENSION PLANS

     Our Chief Executive Officer and each of our next four other most highly compensated executive officers is entitled to a non-contributory pension at age 62 equal to a percentage of his final year's salary. This percentage is 60% for Mr. Harrington and 50% for Mr. Shaffer, Mr. Hall, Mr. Daleo and Mr. Tierney. In certain circumstances, our Chief Executive Officer and each of our next four other most highly compensated executive officers will be entitled to this pension upon disability. The pension amount will be reduced by 5% for each year by which retirement precedes age 62. Our Chief Executive Officer and each of our next four other most highly compensated executive officers will not be entitled to receive any amount under our pension plan if he retires before the age of 55 with less than five years of service.

     In addition, we have put in place an insurance policy for our Chief Executive Officer and each of our next four other most highly compensated executive officers other than Mr. Shaffer. Each policy provides term life insurance to the executive officer and entitles him to an annual supplemental retirement benefit beginning at age 62 of approximately 10% of his final year's salary. The executive officer must have at least 10 years of service to be entitled to the supplemental retirement benefit. The amount will be reduced by 5% for each year by which retirement precedes age 62. If an executive officer retires before the age of 55, he will not be entitled to receive any amount under the policy. Under the terms of each policy, all premiums paid by us in respect of the non-term portion of the policy will be repaid to us no later than the death of the executive officer.

EMPLOYMENT AGREEMENTS

     Each of our Chief Executive Officer and our next four other most highly compensated executive officers is a party to an employment agreement. If any of them were to be terminated without cause he would receive a payment based on his final year's salary. In the case of Mr. Harrington, the payment would be three times his final year's salary. For Mr. Shaffer, the payment would be two and one-half times his final year's salary. For each of Messrs. Hall, Daleo and Tierney, the payment would be two times his final year's salary. If any of them were to be terminated without cause, one-half of all unvested options issued under our stock incentive plan and units allocated under our phantom stock plan would be immediately exercisable and the balance would be forfeited.

                     BENEFICIAL OWNERSHIP OF COMMON SHARES

     The following table shows, at May 1, 2002, information regarding the beneficial ownership of our common shares by each person who, to the knowledge of our directors and officers, beneficially owns, directly or indirectly, or exercises control or direction over common shares carrying more than 5% of the voting rights attached to all issued and outstanding common shares, each of our directors and executive officers, and all of our directors and executive officers as a group.

                             NUMBER OF                     PERCENTAGE OF     SHARES     PERCENTAGE OF
                              COMMON         DEFERRED      COMMON SHARES     BEING      COMMON SHARES
NAME                         SHARES(1)    SHARE UNITS(2)    OUTSTANDING     OFFERED     AFTER OFFERING
----                        -----------   --------------   -------------   ----------   --------------
Kenneth R. Thomson........  460,338,126(3)            --       72.8%       23,384,615        67.6%
The Woodbridge Company
  Limited.................  432,115,788(4)            --       68.4        23,384,615        63.2
W. Geoffrey Beattie.......       40,500(5)            --          *                --          --
Richard J. Harrington.....      849,749(6)       163,771(7)       *                --          --
Ron D. Barbaro............       25,000            5,449          *                --          --
Robert D. Daleo...........      128,599(8)        28,965(7)       *                --          --
Steven A. Denning.........           --            2,583          *                --          --
John F. Fraser............        2,385            5,593          *                --          --
V. Maureen Kempston
  Darkes..................          500            4,872          *                --          --
Brian H. Hall.............      122,000(9)            --          *                --          --
Roger L. Martin...........        6,000            3,149          *                --          --
Vance K. Opperman.........       40,000            5,387          *                --          --
Ronald H. Schlosser.......       73,500(10)           --          *                --          --
David H. Shaffer..........      291,083(11)           --          *                --          --
James C. Smith............       34,200(12)           --          *                --          --
David K.R. Thomson........        6,070               --          *                --          --
Peter J. Thomson..........           --               --          *                --          --
Richard M. Thomson........       31,700            6,069          *                --          --
Patrick J. Tierney........       89,019(13)           --          *                --          --
John A. Tory..............      468,214               --          *                --          --
All directors and
  executive officers as a
  group...................  462,546,645          225,838       73.2        23,384,615        67.9

---------------

 * Less than 1%.

 (1) Represents common shares held and common shares underlying options that are currently exercisable or exercisable within 60 days of the date of this prospectus.

 (2) The deferred share units are held under our non-employee director share plan described under "Management -- Compensation of Directors" except in the case of Messrs. Harrington and Daleo.

 (3) Kenneth R. Thomson controls Woodbridge and the shares shown as being beneficially owned by him include the 432,115,788 shares held by Woodbridge. He also controls other companies that beneficially own 36,339,672 of our common shares. Through Woodbridge and these other companies, Mr. Thomson controls an aggregate of 460,338,126 of our common shares.

 (4) Includes 54,446,301 common shares held by wholly-owned subsidiaries of Woodbridge. Woodbridge or its predecessor companies have held a controlling interest in us since our incorporation in 1977. Woodbridge, through an affiliate, acquired 1,088,071 common shares on June 15, 2001 at Cdn$53.40 per share, 1,118,897 common shares on September 17, 2001 at Cdn$51.95 per share, 1,292,585 common shares on December 17, 2001 at Cdn$46.68 per share and 1,273,729 common shares on March 15, 2002 at Cdn$47.18 per share, representing 4,773,282 common shares or Cdn$236,662,097.57 in the aggregate, in satisfaction of its agreement to reinvest at least 50% of the dividends it and its subsidiaries receive in newly issued shares under our dividend reinvestment plan. See "Dividends."

 (5) Includes options for 40,000 common shares.

 (6) Includes options for 834,749 common shares.

 (7) Messrs. Harrington and Daleo hold their deferred share units under our deferred compensation plan which provides that they will receive shares equal to the number of deferred share units disclosed upon ceasing to be employed by us.

 (8) Includes options for 127,499 common shares.

 (9) Comprises options for 122,000 common shares.

(10) Comprises options for 73,500 common shares.

(11) Includes options for 251,083 common shares.

(12) Comprises options for 34,200 common shares.

(13) Comprises options for 89,019 common shares.

                       PRINCIPAL AND SELLING SHAREHOLDER

     The Woodbridge Company Limited beneficially owns 432,115,788 of our common shares, or 68.4% of our common shares outstanding before this offering, and thus is our principal shareholder.

     Woodbridge is the primary investment vehicle for Kenneth R. Thomson and other members of the family of the late Lord Thomson of Fleet. See "Beneficial Ownership of Common Shares". Woodbridge is a professionally managed company that, in addition to its controlling interest in us, has other substantial investments.

SELLING SHAREHOLDER

     Woodbridge, through its wholly-owned subsidiary, 986629 Alberta Limited, is the only selling shareholder in this offering. Following the completion of this offering, Woodbridge will beneficially own 408,731,173 of our common shares, or 403,031,173 common shares if the underwriters' over-allotment option is exercised in full. These holdings will represent 63.2% of our outstanding common shares, or 62.3% if the underwriters' over-allotment option is exercised in full.

     Of the shares sold in this offering, Woodbridge is selling 61.5%, or 66.6% if the underwriters' over-allotment option is exercised in full.

     Woodbridge plans to continue to hold substantially all of its remaining common shares for the long term and accordingly to maintain its controlling interest in us.

RELATIONSHIP WITH US

     Woodbridge's primary investment is its holding of our common shares. In its involvement with us, Woodbridge focuses primarily on these matters:

     - corporate governance, including the effectiveness of our board of directors,

     - appointment of our Chief Executive Officer and other key senior executives and related succession planning,

     - development of our long-term business strategy and assessment of its implementation, and

     - capital strategy.

With its expertise in dealing with these matters and its substantial equity investment in us, Woodbridge monitors us as an owner to an extent that other shareholders cannot. Woodbridge considers that its interests as a shareholder are aligned with those of all other shareholders.

     Woodbridge encouraged us in planning to realize shareholder value in the long term through our strategic transformation into an integrated information solutions company. We have largely completed that transformation, which required substantial investment in acquisitions and technology and many years of implementation. Woodbridge supported our long-term orientation, permitting us to manage towards achieving our strategic goal rather than solely short-term financial targets. See "Business -- Transformation."

     Our objectives for this offering are to raise capital to improve our financial flexibility, to increase liquidity for our common shares, to create a significant U.S. shareholder base and to develop greater awareness of us in the U.S. capital markets and business community. By selling some of its shares in this offering, Woodbridge is facilitating the achievement of these objectives while limiting dilution to our shareholders. Woodbridge has substantial net worth and does not need to raise funds by the sale of our common shares in this offering.

     Since 1989, Woodbridge has reinvested more than 50% of the dividends it and its subsidiaries have received from us in newly issued common shares under our dividend reinvestment plan and in accordance with an agreement with us that was renewed on May 1, 2002 and that remains in force until June 2005. This reinvestment by Woodbridge has assisted us in financing significant strategic investments. See "Dividends."

OTHER INVESTMENTS

     Woodbridge invests in a small number of significant, privately held businesses, generally through a controlling position that allows it to use its management and financial expertise to contribute to the making of key strategic decisions.

CONTROL

     For as long as Woodbridge continues to maintain its controlling interest in us, it will generally be able to approve any matter submitted to a vote of shareholders without the consent of our other shareholders, including, among other things, the election of our board of directors or the amendment of our articles of incorporation and by-laws. In addition, Woodbridge will be able to exercise a controlling influence over our business and affairs, the acquisition or disposition of assets by us, our access to capital markets, the payment of dividends and any change of control of us, such as a merger or take-over. Members of the Thomson family and directors and officers of Woodbridge are among our directors and officers.

     Our board of directors has a fiduciary duty to act in our best interests. The corporate governance committee of our board of directors considers any transactions that may take place between us and Woodbridge with any committee members related to Woodbridge abstaining from voting. In addition, Canadian securities laws regulate some related party transactions that could be effected between Woodbridge and us.

     Our board of directors recognizes the importance of the enhancement of both short and longer term value for all shareholders, including, in particular, the shareholders other than Woodbridge and the Thomson family. Our board's system of corporate governance is designed to achieve this. Of our 15 directors, three are involved in the day-to-day management of our business. The remaining 12 are independent of management and free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with their ability to act with a view to our best interests, other than interests and relationships arising from shareholdings. Of the 12 unrelated directors, five are directors and officers of Woodbridge, including the Chairman. Therefore, there are seven directors who are independent of both management and Woodbridge. Directors meet regularly without management present to ensure the board is able to discharge its responsibilities independently of management. In appropriate circumstances, a director can obtain an outside advisor with the approval of the corporate governance committee.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Except as described below, there have been no material transactions since January 1, 2000 in which any director, executive officer or Woodbridge or any associate or affiliate of any of these persons has or had an interest.

     In January 2001, we completed a transaction with BCE Inc. and Woodbridge in which we exchanged our interests in The Globe and Mail and its related businesses for a 20% interest in Bell Globemedia.

     In February 2001, a subsidiary of Woodbridge subscribed for $250 million of preferred shares of Thomson International S.A., a subsidiary of ours. The preferred shares were exchanged for a new class of preferred shares of the same subsidiary of ours in February 2002. The new class of preferred shares is redeemable at the option of either Woodbridge or our subsidiary on the fourth anniversary of the share exchange and annually thereafter. Dividends are cumulative and payable annually at 4.5% of the issued capital.

     In April 2001, we sold Jane's Information Group to a subsidiary of Woodbridge for proceeds of $110 million. We retained a financial advisor that provided an opinion on the fairness of the transaction to us from a financial point of view.

     In September 2001, we sold our 50% interest in Augusta Newsprint Company, a joint venture newsprint manufacturing business to a subsidiary of Woodbridge for proceeds of $190 million. We retained a financial advisor that provided an opinion on the fairness of the transaction to us from a financial point of view.

     In October 2000, Woodbridge subscribed for 10,982,764 "A" ordinary shares of Thomson PLC with a par value of four sterling pence each for an aggregate of $0.6 million. In November 2000, Thomson PLC redeemed 226,223,830 of the common shares of Thomson PLC held by Woodbridge and its affiliates at par for an aggregate redemption price of $3 million.

     On each quarterly common share dividend payment date, Woodbridge purchased common shares under our dividend reinvestment plan. See "Dividends."

     In preparation for the offering, we will complete a series of transactions to assist Woodbridge in reorganizing its holdings of our common shares to achieve certain Canadian tax objectives. Similar transactions will be completed at the same time with certain companies affiliated with Woodbridge. These transactions will have no economic effect, cause any change to our common shares or result in any other consequence to us or our other shareholders and Woodbridge and the other companies will indemnify us and our other shareholders in respect of any costs and liabilities associated with these transactions.

                          DESCRIPTION OF SHARE CAPITAL

     Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series of which 6,000,000 shares consist of a series designated as Cumulative Redeemable Floating Rate Preference Shares, Series II and 18,000,000 shares consist of a series designated as Cumulative Redeemable Preference Shares, Series V. At May 1, 2002, there were 632,112,974 common shares, 6,000,000 Series II preference shares and 18,000,000 Series V preference shares outstanding.

COMMON SHARES

     Each common share entitles its holder to one vote at meetings of our shareholders and to receive dividends when declared by our board of directors. All dividends that our board of directors declare will be paid equally on all common shares, subject to the rights of holders of the preference shares. Holders of common shares will participate equally in any distribution of our assets upon our liquidation, dissolution or winding-up, subject to the rights of the holders of the preference shares. There are no pre-emptive, redemption, purchase or conversion rights attaching to the common shares.

     Currently, holders of 5,610,766 of our common shares also hold the same number of related common shares of Thomson PLC, a subsidiary company of ours incorporated in the United Kingdom. These holders have the alternative of receiving their dividends from Thomson PLC, a United Kingdom company, which are paid in British pounds sterling which offers tax advantages for some shareholders. We have recently announced that this alternative holding structure is being eliminated and all of the related common shares of Thomson PLC will be redeemed on June 17, 2002. See "Dividends."

PREFERENCE SHARES

     Our preference shares may be issued in one or more series as determined by our board of directors. Our board of directors is authorized to fix the number, the consideration per share and the rights and restrictions of the preference shares of each series. The preference shares of each series rank on a parity with the preference shares of each other series with respect to the payment of dividends and the return of capital on our liquidation, dissolution or winding-up. The preference shares are entitled to preference over the common shares and any other shares ranking junior to the preference shares with respect to the payment of dividends and the return of capital. The special rights and restrictions attaching to the preference shares as a class may not be amended without approval of at least two-thirds of the votes cast at a meeting of the holders of preference shares. The holders of preference shares are not entitled to any voting rights except as provided by our board of directors when authorizing a series or as provided by law.

  SERIES II, CUMULATIVE REDEEMABLE PREFERENCE SHARES

     The Series II preference shares are non-voting and are redeemable at our option for Cdn$25.00 per share, together with accrued dividends. Dividends are payable quarterly at an annual rate of 70% of the Canadian bank prime rate applied to the stated capital of such shares. The total number of authorized Series II preference shares is 6,000,000.

  SERIES V, CUMULATIVE REDEEMABLE PREFERENCE SHARES

     The Series V preference shares are non-voting and are redeemable at our option for Cdn$25.50, together with accrued dividends. Dividends are payable monthly at a rate which floats in relation to changes in both the Canadian bank prime rate and the calculated trading price of the Series V preference shares. In no event, however, will the annual floating dividend rate applicable for a month be less than 50% of prime or greater than prime. The total number of authorized Series V preference shares is 18,000,000.

OWNERSHIP RESTRICTIONS

     There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to non-resident holders of common shares, other than withholding tax requirements. See "Certain United States and Canadian Federal Income Tax Considerations."

     There is no limitation imposed by Canadian law or by our articles of incorporation or other charter documents on the right of a non-resident to hold or vote common shares, other than as provided by the Investment Canada Act, which requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a non-Canadian of control of a Canadian business.

                        SHARES ELIGIBLE FOR FUTURE SALE

     After this offering, we will have 646,729,359 common shares outstanding. All of the common shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares that may be acquired by an affiliate of ours, as that term is defined in Rule 144 under the Securities Act of 1933. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers as well as Woodbridge.

     In general, under Rule 144, as in effect on the date of this prospectus, any person, including any of our affiliates, who has beneficially owned "restricted" common shares for at least one year will be entitled to sell, in any three-month period, a number of shares that, together with sales of any common shares with which such person's sales must be aggregated, does not exceed the greater of:

     - 1% of our then outstanding common shares, which will equal approximately 6,467,294 common shares upon the completion of this offering; and

     - the average weekly trading volume of our common shares on the New York Stock Exchange during the four calendar weeks immediately preceding filing of a Form 144 with respect to such sale.

Sales of restricted securities pursuant to Rule 144 are also subject to requirements relating to manner of sale, notice and the availability of current public information about us.

     In general, under Rule 144(k) a person who was not an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell shares treated as "restricted securities" without having to comply with the volume limitation, manner of sale, notice or current public information provisions of Rule 144.

     All of the common shares sold in this offering will be fully transferable without restriction in each of the provinces of Canada, except for shares held by Woodbridge and its affiliates which will be subject to the resale restrictions applicable to controlling persons under Canadian securities legislation.

     We, our directors and executive officers, Woodbridge and its affiliates and certain family members of Kenneth R. Thomson have agreed, subject to certain exceptions, not to sell or transfer any common shares for 90 days after the date of the final prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner and Smith Incorporated and Morgan Stanley & Co. Incorporated, as representatives of the underwriters. See "Underwriting."

     Sales of substantial amounts of our common shares on the open market or the availability of such shares for sale, could adversely affect the price of our common shares. Additional common shares are issuable in connection with the exercise of outstanding options and the reinvestment of cash dividends in new common shares under our dividend reinvestment plan. Subject to affiliate restrictions, common shares issued under our stock incentive plan and our dividend reinvestment plan will be freely tradeable because the underlying shares have been registered under the Securities Act of 1933. See "Dividends."

     We cannot estimate the number of common shares that may be sold by third parties in the future because such sales will depend on market prices, the circumstances of sellers and other factors.

      CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES. PROSPECTIVE PURCHASERS OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of our common shares, subject to the limitations in this prospectus. This section assumes that you hold your common shares as capital assets for United States federal income tax purposes. This section does not discuss special rules that may apply to you if you are a member of a special class of holders subject to special rules, including:

     - a bank;

     - a dealer in securities or currencies;

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     - a tax-exempt organization;

     - a life insurance company;

     - a person liable for alternative minimum tax;

     - a person that actually or constructively owns 10% or more of our common shares;

     - a person that holds common shares as part of a straddle or a hedging or conversion transaction; or

     - a person whose functional currency is not the United States dollar.

     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     For purposes of this discussion, you are a United States holder if you are a beneficial owner of common shares and you are:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity organized under the laws of the United States or any state thereof;

     - an estate whose income is subject to United States federal income tax regardless of its source; or

     - a trust (a) if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) that has elected to be treated as a United States person under applicable Treasury regulations.

     A "non-U.S. holder" is a beneficial owner of common shares that is not a United States holder.

  TAXATION OF DIVIDENDS

  United States Holders

     Subject to the passive foreign investment company rules discussed below, if you are a United States holder, you must include in your gross income as ordinary income the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes), including the amount of any Canadian taxes withheld from this dividend. If you are a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on common shares generally will be subject to Canadian withholding tax at the rate of 15%. You must include the dividend in income when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of our current and accumulated earnings and profits (as determined for United States federal income tax purposes) will be treated as a non-taxable return of capital to the extent of your basis in the common shares and afterwards as a capital gain.

     Dividends received by a United States holder with respect to common shares will be treated as foreign source income. The foreign source income generally will be "passive income" or "financial services income," which will be treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. You should consult your own tax advisors concerning the application of the United States foreign tax credit rules to your particular situation.

  Non-United States Holders

     If you are a non-United States holder, dividends paid to you in respect of common shares will not be subject to United States federal income tax unless the dividends are "effectively connected" with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a United States holder. If you are a corporate non-United States holder, "effectively connected" dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

  TAXATION OF CAPITAL GAINS

  United States Holders

     Subject to the passive foreign investment company rules discussed below, if you are a United States holder and you sell or otherwise dispose of your common shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the United States dollar value of the amount that you realize and your tax basis, determined in United States dollars, in your common shares. Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% if the property has been held more than one year and 18% where the property is held for more than five years. The deductibility of capital losses is subject to limitations. The gain or loss will generally be gain or loss from sources within the United States for foreign tax credit limitation purposes.

  Non-United States Holders

     If you are a non-United States holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your common shares unless:

     - the gain is "effectively connected" with your conduct of a trade or business in the United States and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis; or

     - you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met.

     If you are a corporate non-United States holder, "effectively connected" gains that you recognize may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

  Passive Foreign Investment Company Discussion

     If during any taxable year, 75% or more of our gross income consists of certain types of "passive" income, or if the average value during a taxable year of our "passive assets" (generally, assets that generate passive income) is 50% or more of the average value of all of our assets, we will be classified as a "passive foreign investment company" for such year and in succeeding years. Based on our current and projected income, assets and activities, we do not expect to be classified as a passive foreign investment company for our current or any succeeding taxable year. No assurance can be provided, however, that we will not be classified as a passive foreign investment company in the future.

     If we are classified as a passive foreign investment company and you are a United States holder, you may be subject to increased tax liability and an interest charge in respect of gain recognized on the sale of your common shares and upon the receipt of certain distributions. Alternatively, if we comply with certain information reporting requirements, you may elect to treat us as a "qualified electing fund," in which case you would be required to include in income each year that we are a passive foreign investment company your pro rata share of our ordinary earnings and net capital gains, whether or not distributed. However, if it is determined that we are a passive foreign investment company, we do not currently intend to provide the information necessary to permit a United States holder to make the qualified electing fund election. As another alternative to the foregoing rules, if our shares constitute "marketable stock" under applicable Treasury regulations, you may make a mark-to-market election to include in income each year as ordinary income an amount equal to the increase in value of your common shares for that year or to claim a deduction for any decrease in value (but only to the extent of previous mark-to-market gains). We expect that our common shares will be treated as marketable stock for these purposes but no assurance can be given.

     United States holders should consult their own tax advisors with respect to the passive foreign investment company issue and its potential application to their particular situation.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     If you are a noncorporate United States holder, information reporting requirements on Internal Revenue Service Form 1099 generally will apply to:

     - dividend payments or other taxable distributions made to you within the United States, and

     - the payment of proceeds to you from the sale of common shares effected at a United States office of a broker.

     Additionally, backup withholding may apply to such payments if you are a noncorporate United States holder that:

     - fails to provide an accurate taxpayer identification number,

     - is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

     - in certain circumstances, fails to comply with applicable certification requirements.

     If you are a non-United States holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

     - dividend payments made to you outside the United States by us or another non-United States payor, and

     - other dividend payments and the payment of the proceeds from the sale of shares effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and

        (1) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished the payor or broker:

           (a) an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

           (b) other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury regulations, or

          (2) you otherwise establish an exemption.

     Payment of the proceeds from the sale of common shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

     - the proceeds are transferred to an account maintained by you in the United States,

     - the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

     - the sale has some other specified connection with the United States as provided in Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

     In addition, a sale of common shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

     - a United States person,

     - a controlled foreign corporation for United States tax purposes,

     - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or,

     - a foreign partnership, if at any time during the tax year one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

     You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes the principal Canadian federal income tax considerations generally applicable to you if you acquire common shares pursuant to this offering and, for purposes of the Income Tax Act, hold such common shares as capital property and deal at arm's length and are not affiliated with us. Our common shares will generally be considered to be capital property to you unless you hold such common shares in the course of carrying on a business, or you have acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

     This summary is based on the current provisions of the Income Tax Act, the regulations thereunder, all specific proposals to amend the Income Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus, and our understanding of the current published administrative practices of the Canada Customs and Revenue Agency.

     This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described in this prospectus.

  RESIDENTS OF CANADA

     This section of the summary applies to you if, for purposes of the Income Tax Act and any applicable tax treaty or convention, you are resident in Canada at all relevant times. Certain of such persons to whom common shares might not constitute capital property may elect, in certain circumstances, to have the common shares treated as capital property by making the election permitted by subsection 39(4) of the Income Tax Act.

     The Income Tax Act contains certain "mark-to-market rules" relating to securities held by certain financial institutions. This summary does not take into account those mark-to-market rules, and if you are a "financial institution" for purposes of such rules, you should consult your own tax advisor.

  Taxation of Dividends

     Dividends received or deemed to be received on a common share will be included in computing your income for purposes of the Income Tax Act (dividends received in United States dollars must be converted into Canadian dollars). The gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations will apply to such dividends received by an individual, and such dividends received by a corporation normally will be deductible in computing its taxable income. If you are a "private corporation" or a "subject corporation" (as defined in the Income Tax Act), you may be liable under Part IV of the Income Tax Act to pay a refundable tax of 33 1/3% on such dividends to the extent that such dividends are deductible in computing your taxable income.

  Disposition of Common Shares

     Upon a disposition or a deemed disposition of a common share, you generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the common share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the common share to you. The cost to you of a common share acquired pursuant to this offering will be averaged with the adjusted cost base of any other of our common shares owned by you as capital property for purposes of determining the adjusted cost of each such share to you.

     Under the provisions of the Income Tax Act, one-half of any capital gain realized by you will be required to be included in computing your income as a taxable capital gain. Similarly, one-half of any capital loss (an "allowable capital loss") realized by you may normally be deducted against taxable capital gains realized by you in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be deducted by you against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Income Tax Act in this regard. Capital gains realized by an individual (other than certain specified trusts) may be subject to alternative minimum tax.

     The amount of any capital loss realized on the disposition or deemed disposition of a common share by you if you are a corporation may be reduced by the amount of dividends received or deemed to have been received by you on such common share to the extent and in the circumstances prescribed by the Income Tax Act. Similar rules may apply where you are a holder that is a corporation that is a member of a partnership or beneficiary of a trust that owns common shares or that is itself a member of a partnership or a beneficiary of a trust that owns common shares.

     If you are a Canadian-controlled private corporation (as defined in the Income Tax Act), you may also be liable to pay a 6 2/3% refundable tax on certain investment income, including taxable capital gains but not including taxable dividends that are deductible in calculating taxable income.

  NON-RESIDENT HOLDERS

     The following section summarizes the principal Canadian federal income tax considerations generally applicable to you if:

     - at all relevant times, for purposes of the Income Tax Act and any applicable tax treaty or convention, you are not a resident of Canada;

     - you do not use or hold (and will not use or hold) and are not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada and do not carry on an insurance business in Canada and elsewhere; and

     - your shares do not constitute "taxable Canadian property" for purposes of the Income Tax Act.

     Provided that the common shares are listed on a prescribed stock exchange (which includes the Toronto Stock Exchange and the New York Stock Exchange) at a particular time, the common shares will generally not constitute taxable Canadian property to you at that time. This rule applies unless, at any time during the five-year period immediately preceding that time, 25% or more of the issued shares of any class or series of a class of our capital stock was owned by you, by persons with whom you did not deal at arm's length or by you and any such persons. Your common shares can be deemed to be taxable Canadian property in certain circumstances set out in the Income Tax Act.

  Taxation of Dividends

     Dividends on our common shares paid or credited or deemed under the Income Tax Act to be paid or credited to you generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in an applicable tax treaty where you are a resident of a country with which Canada has an income tax treaty. If you are a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on common shares generally will be subject to Canadian withholding tax at the rate of 15%. Under the Canada-United States Income Tax Convention, dividends paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, we will not be required to withhold tax from dividends paid to such organizations. Qualifying organizations that fail to follow the required administrative procedures will have to file a claim for refund to recover any amounts withheld.

  Disposition of Common Shares

     You will not be subject to tax under the Income Tax Act in respect of any capital gain realized on the disposition of common shares.

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

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, Woodbridge and the underwriters, we and Woodbridge have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and Woodbridge, the number of shares listed opposite their names below.

                                                               NUMBER OF
     UNDERWRITER                                                SHARES
     -----------                                               ---------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................
Morgan Stanley & Co. Incorporated...........................
RBC Dain Rauscher Inc.......................................
Bear, Stearns & Co. Inc. ...................................
Credit Suisse First Boston Corporation......................
Goldman, Sachs & Co. .......................................
TD Securities (USA) Inc. ...................................
UBS Warburg LLC.............................................

                                                               --------
     Total..................................................
                                                               ========

     The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. The obligations of the underwriters under the purchase agreement may be terminated on the basis of their assessment of the state of the financial markets and also upon the occurrence of certain events.

     We and Woodbridge have agreed to indemnify the underwriters against certain liabilities, including liabilities under securities legislation, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     This offering is being made concurrently in the United States and in all provinces of Canada pursuant to the multi-jurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. Sales of common shares in Canada will be made through registered Canadian investment dealer affiliates of the underwriters.

COMMISSIONS

     The representatives have advised us and Woodbridge that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price
less a commission not in excess of $     per share. The initial public offering
price was determined by negotiation among us, Woodbridge and the representatives of the underwriters. The underwriters may allow, and the dealers may reallow, a
commission not in excess of $     per share to other dealers. After the initial
public offering, the public offering price and commission may be changed.

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

     The following table shows the public offering price, underwriting commissions and proceeds before expenses to us and Woodbridge. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                  PER SHARE   WITHOUT OPTION   WITH OPTION
                                                  ---------   --------------   -----------
Public offering price...........................  $              $              $
Underwriting commissions........................  $              $              $
Proceeds, before expenses, to us................  $              $              $
Proceeds, before expenses, to Woodbridge........  $              $              $

     The expenses of the offering, not including the underwriting commissions,
are estimated at $          and are payable by us and Woodbridge.

OVER-ALLOTMENT OPTION

     Woodbridge has granted an option to the underwriters to purchase up to 5,700,000 additional shares at the public offering price less the underwriting discount. The underwriters may, at any time and from time to time, exercise this option for a period of 30 days from the date of the final prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

RESERVED SHARES

     At our request, the underwriters have reserved for sale to some of our employees, at the initial public offering price, up to 2,000,000 common shares offered by this prospectus. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

     We, our directors and executive officers, Woodbridge and its affiliates and certain family members of Kenneth R. Thomson have agreed, subject to certain exceptions, not to sell, transfer or announce the sale or transfer of any common shares for 90 days after the date of the final prospectus without first obtaining the written consent of the representatives. Specifically, we and these other individuals and companies have agreed not to directly or indirectly

     - offer, pledge, sell or contract to sell any common shares,

     - sell any option or contract to purchase any common shares,

     - purchase any option or contract to sell any common shares,

     - grant any option, right or warrant for the sale of any common shares,

     - lend or otherwise dispose of or transfer any common shares,

     - request or demand that we file a registration statement related to the common shares, or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This agreement applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

LISTING

     We have applied to list our common shares, including the common shares being offered under this prospectus, on the New York Stock Exchange under the symbol TOC. We have also applied to list the common shares being offered by us under this prospectus on the Toronto Stock Exchange. These listings are subject to our fulfilling the listing requirements of these exchanges.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of our common shares, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in the common shares in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common shares to stabilize the price or to reduce a short position may cause the price of our common shares to be higher than it might be in the absence of such purchases.

     The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce an underwriter's short position or to stabilize the price of our common shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of our common shares in that it discourages resales of those shares.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     The underwriters may not, throughout the period of distribution, bid for or purchase our common shares. This restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, our common shares. Such exceptions include a bid or purchase permitted under the rules of the Toronto Stock Exchange relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Such activities, if commenced, may be discontinued at any time.

NASD REGULATIONS

     Because more than ten percent of the net proceeds of the offering, not including underwriting compensation, may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8) and Rule 2720. This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed the usual standard of diligence with
respect to that registration statement.           has agreed to act as qualified
independent underwriter for the offering. The price of the shares will be no
higher than that recommended by           .

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

ELECTRONIC DELIVERY

     Merrill Lynch and certain other underwriters will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website

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

maintained by Merrill Lynch and certain other underwriters. Other than the prospectus in electronic format, the information on the Merrill Lynch website is not part of this prospectus. Morgan Stanley DW Inc., an affiliate of Morgan Stanley & Co. Incorporated, through Morgan Stanley Online, its online service, may be a member of the syndicate and engage in electronic offers, sales and distributions of the shares being offered.

SELLING RESTRICTIONS

     No actions have been taken to register or qualify our common shares offered by this prospectus or the offering or otherwise to permit a public offering of our common shares in any jurisdiction outside Canada and the United States. Our common shares offered by this prospectus may not be offered, sold or redelivered nor may this prospectus or any other document in connection with our common shares offered by this prospectus be distributed to any person in any jurisdiction except in such manner and in such circumstances as will result in compliance with any applicable laws and regulations.

     Each underwriter has represented and agreed that:

        (1) it has not offered or sold and, prior to the expiry of the period of six months from the issue date of the common shares, will not offer or sell any common shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services and Markets Act 2000;

        (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act) received by it in connection with the issue of any common shares in circumstances in which Section 21(1) of the Financial Services and Markets Act does not apply to us; and

        (3) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act, with respect to anything done by it in relation to any common shares in, from or otherwise involving the United Kingdom.

     The common shares may not be offered, transferred, sold or delivered, directly or indirectly, as part of their initial distribution or at any time thereafter, in The Netherlands other than to banks, pension funds, insurance companies, securities firms, investment institutions, central government, large international and supranational organizations and other entities (including, among others, treasuries and finance companies of large enterprises) which trade or invest in securities in the conduct of their business or profession.

                                 LEGAL MATTERS

     Some legal matters in connection with this offering will be passed upon on our behalf by Torys LLP with respect to matters of United States and Canadian law, and on behalf of the underwriters by Shearman & Sterling with respect to matters of United States law and by McCarthy Tetrault LLP with respect to matters of Canadian law. Shearman & Sterling is currently, and may in the future, render certain legal services to us. McCarthy Tetrault LLP has in the past, and may in the future, render certain legal services to us. As of the date of this prospectus, the partners and associates of these firms collectively owned beneficially, directly or indirectly, less than 1% of our outstanding securities. Certain partners and an associate of Torys LLP are our assistant secretaries and assistant secretaries of certain of our associates and affiliates.

                                    EXPERTS

     Our auditors are PricewaterhouseCoopers LLP, Suite 3000, Box 82, Royal Trust Tower, TD Centre, Toronto, Ontario, M5K 1G8, Canada. Our consolidated financial statements as at December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been included in reliance on the reports of PricewaterhouseCoopers LLP, independent chartered accountants, given on their authority as experts in auditing and accounting.

                          REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for our common shares is Computershare Trust Company of Canada, at its principal office in Toronto and Computershare Trust Company, Inc., at its principal office in New York.

        ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES IN THE UNITED STATES

     We are governed by the laws of the Province of Ontario, Canada. Some of our assets are located outside of the United States and some of our directors and officers, as well as some of the experts named in this prospectus, are residents of Canada. As a result, it may be difficult for investors to effect service within the United States upon us or those directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed with securities commissions or similar regulatory authorities in each of the provinces of Canada, and with the SEC in the United States, are specifically incorporated by reference in this prospectus:

          (a) audited comparative consolidated financial statements as set out in pages 49 to 78 of our annual report for the year ended December 31, 2001 and the accompanying auditors' report on these statements;

          (b) management's discussion and analysis for the annual comparative financial statements referred to in paragraph (a) as set out on pages 44 to 57 of our annual information form dated May 2, 2002;

          (c) our management information circular dated April 9, 2002 relating to our annual meeting of shareholders to be held on May 8, 2002, except for the sections entitled "Report on Executive Compensation" and "Performance Graph";

          (d) our annual information form dated May 2, 2002; and

          (e) press release dated May 2, 2002 in respect of the announcement of our financial results for the three months ended March 31, 2002 except for the section entitled "Financial Outlook."

     ANY STATEMENT CONTAINED IN THIS PROSPECTUS OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROSPECTUS OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

     ANY OF OUR DOCUMENTS OF THE TYPE REFERRED TO ABOVE, INCLUDING OUR UNAUDITED INTERIM FINANCIAL STATEMENTS, OUR MANAGEMENT INFORMATION CIRCULAR, OUR ANNUAL INFORMATION FORM AND ANY MATERIAL CHANGE REPORTS (EXCLUDING CONFIDENTIAL REPORTS) WHICH ARE REQUIRED TO BE FILED BY US WITH THE SECURITIES COMMISSIONS AND OTHER SIMILAR AUTHORITIES IN CANADA AFTER THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THIS OFFERING WILL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

     In addition, to the extent that any such documents referred to above are also filed with, or any Report of Foreign Private Issuer on Form 6-K is furnished to, the SEC after the date of this prospectus and prior to the termination of this offering, such documents or reports shall be deemed to be incorporated by reference into this prospectus.

     The information permitted to be omitted from this prospectus will be contained in a supplemented prospectus and will be incorporated by reference in this prospectus as of the date of such supplemented prospectus.

     INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated in this prospectus by reference may be obtained on request without charge from us at Metro Center, One Station Place, Stamford, Connecticut 06902, telephone (203) 969-8700 or at Suite 2706, Toronto Dominion Bank Tower, P.O. Box 24, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A1, Canada, telephone (416) 360-8700. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from our corporate secretary at the above-mentioned address and telephone number.

                      WHERE YOU CAN FIND MORE INFORMATION

     Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada (including the permanent information record in the Province of Quebec). Copies of this prospectus and the documents incorporated by reference in this prospectus may be obtained on request without charge from us at Metro Center, One Station Place, Stamford, Connecticut 06902, telephone (203) 969-8700 or at Suite 2706, Toronto Dominion Bank Tower, P.O. Box 24, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A1, Canada, telephone (416) 360-8700. Copies of these documents are available on the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators at www.sedar.com. This website address is included in this document as an inactive textual reference only.

     We have filed with the SEC under the Securities Act a registration statement on Form F-10 relating to our common shares of which this prospectus is a part. This prospectus does not contain all of the information set forth in such registration statement, and to which reference is made for further information. For further information about us, and the common shares offered in this prospectus, reference is made to the registration statement and to the schedules and exhibits filed with it. Statements contained in this prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

     We are subject to the information requirements of the Exchange Act, and in accordance with that legislation file reports and other information with the SEC. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers and directors and Woodbridge are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, we are not required to publish financial statements as frequently or as promptly as United States companies. Any information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the SEC at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330 or visiting its website at www.sec.gov. We have applied to list our common shares on the New York Stock Exchange and reports and other information concerning us may be inspected at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

             DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

     The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part:

          (a) the documents listed above under "Documents Incorporated by Reference;"

          (b) the consent of PricewaterhouseCoopers LLP, independent chartered accountants;

          (c) the consent of Torys LLP, our United States and Canadian counsel; and

          (d) powers of attorney from our directors and officers.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Chartered Accountants.................    F-2
Comments by Auditors for United States of America Readers on
  Canada -- United States of America Reporting
  Differences...............................................    F-3
Consolidated Statement of Earnings and Retained Earnings for
  the Year ended December 31, 1999, 2000 and 2001...........    F-4
Consolidated Balance Sheet as at December 31, 2000 and
  2001......................................................    F-5
Consolidated Statement of Cash Flow for the Year ended
  December 31, 1999, 2000 and 2001..........................    F-6
Notes to Consolidated Financial Statements..................    F-9
Financial Statement Schedule:
Reconciliation to Generally Accepted Accounting Principles
  in the United States of America...........................   F-34

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the shareholders
of The Thomson Corporation

We have audited the consolidated balance sheet of The Thomson Corporation (the "Corporation") as at December 31, 2000 and 2001 and the consolidated statement of earnings and retained earnings and of cash flow for each of the years in the three year period ended December 31, 2001 as listed in the index on page F-1 of this prospectus. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2000 and 2001 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.

Our audits of the consolidated financial statements referred to above also included an audit of the financial statement schedule of the Reconciliation to Generally Accepted Accounting Principles in the United States of America as listed in the index on page F-1 of this prospectus. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
CHARTERED ACCOUNTANTS

Toronto, Canada
February 27, 2002, except as to Note 1 to the consolidated financial statements and Notes 11 and 17 to the financial statement schedule, which are as of April 25, 2002, respectively.

          COMMENTS BY AUDITORS FOR UNITED STATES OF AMERICA READERS ON
            CANADA -- UNITED STATES OF AMERICA REPORTING DIFFERENCES

     In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company's consolidated financial statements, such as the changes described in Notes 1, 3 and 14 to the consolidated financial statements of The Thomson Corporation as listed in the index on page F-1 of this prospectus. Our report to the shareholders dated February 27, 2002, except as to
Note 1 to the consolidated financial statements and Notes 11 and 17 to the financial statement schedule, which are as of April 25, 2002, respectively, is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
CHARTERED ACCOUNTANTS

Toronto, Canada
February 27, 2002, except as to Note 1 to the consolidated financial statements and Notes 11 and 17 to the financial statement schedule, which are as of April 25, 2002, respectively.

                            THE THOMSON CORPORATION

            CONSOLIDATED STATEMENT OF EARNINGS AND RETAINED EARNINGS

              FOR THE YEAR ENDED DECEMBER 31, 1999, 2000 AND 2001
          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                                 1999       2000       2001
                                                                -------    -------    -------
Revenues....................................................      5,752      6,514      7,237
Cost of sales, selling, marketing, general and
  administrative expenses...................................     (4,345)    (4,980)    (5,451)
                                                                -------    -------    -------
Earnings before interest, tax, depreciation, amortization,
  restructuring charges and Year 2000 costs.................      1,407      1,534      1,786
Depreciation (note 6).......................................       (386)      (416)      (476)
                                                                -------    -------    -------
Operating profit before amortization, restructuring charges
  and Year 2000 costs.......................................      1,021      1,118      1,310
Amortization (notes 7 and 8)................................       (258)      (327)      (444)
Restructuring charges (note 16).............................        (38)       (37)       (30)
Year 2000 costs (note 23)...................................        (91)        (4)        --
                                                                -------    -------    -------
Operating profit after amortization, restructuring charges
  and Year 2000 costs.......................................        634        750        836
Net gains on disposals of businesses and investments........         52         38        302
Net interest expense and other financing costs (note 2).....       (186)      (204)      (236)
Income taxes (note 3).......................................        (63)        15       (168)
Equity in losses of associates, net of tax (note 11)........         --         --        (50)
                                                                -------    -------    -------
Earnings before dividends declared on preference shares.....        437        599        684
Dividends declared on preference shares (note 12)...........        (28)       (28)       (27)
                                                                -------    -------    -------
Earnings from continuing operations.........................        409        571        657
Earnings from discontinued operations (note 22).............        123        652         92
                                                                -------    -------    -------
Earnings attributable to common shares......................        532      1,223        749
Retained earnings at beginning of year......................      5,099      5,225      5,943
Effect of adoption of accounting standard (note 14).........         --        (78)        --
Dividends declared on common shares (note 13)...............       (406)      (427)      (439)
                                                                -------    -------    -------
Retained earnings at end of year............................      5,225      5,943      6,253
                                                                =======    =======    =======
Basic and diluted earnings per common share (note 4):
  From continuing operations................................    $  0.66    $  0.92    $  1.05
  From discontinued operations..............................    $  0.20    $  1.04    $  0.14
                                                                -------    -------    -------
Basic and diluted earnings per common share.................    $  0.86    $  1.96    $  1.19
                                                                =======    =======    =======

    The related notes form an integral part of these consolidated financial statements.

                            THE THOMSON CORPORATION

                           CONSOLIDATED BALANCE SHEET

                        AS AT DECEMBER 31, 2000 AND 2001
                           (MILLIONS OF U.S. DOLLARS)

                                                               2000     2001
                                                              ------   ------
                                   ASSETS
Cash and cash equivalents...................................     337      532
Accounts receivable, net of allowances (2000 -- $285;
  2001 -- $381).............................................   1,522    1,662
Inventories (note 5)........................................     232      256
Prepaid expenses and other current assets...................     384      313
Current assets of discontinued operations (note 22).........      53       --
                                                              ------   ------
  Current assets............................................   2,528    2,763


Property and equipment (note 6).............................   1,379    1,552
Identifiable intangible assets (note 7).....................   4,659    4,921
Goodwill (note 8)...........................................   6,171    7,903
Other non-current assets....................................     827    1,263
Non-current assets of discontinued operations (note 22).....     135       --
                                                              ------   ------
Total assets................................................  15,699   18,402
                                                              ======   ======

                    LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES


Short-term indebtedness.....................................     312      620
Accounts payable and accruals...............................   1,626    1,855
Deferred revenue............................................     772      882
Current portion of long-term debt (note 11).................     229      473
Current liabilities of discontinued operations (note 22)....      26       --
                                                              ------   ------
  Current liabilities.......................................   2,965    3,830


Long-term debt (note 11)....................................   2,321    3,651
Other non-current liabilities...............................   1,264    1,262
Deferred income taxes (note 3)..............................   1,284    1,439
Non-current liabilities of discontinued operations (note
  22).......................................................      47       --
                                                              ------   ------
Total liabilities...........................................   7,881   10,182


SHAREHOLDERS' EQUITY
Share capital (notes 12 and 13).............................   2,035    2,198
Cumulative translation adjustment (note 18).................    (160)    (231)
Retained earnings...........................................   5,943    6,253
                                                              ------   ------
Total shareholders' equity..................................   7,818    8,220
                                                              ------   ------
Total liabilities and shareholders' equity..................  15,699   18,402
                                                              ======   ======

Approved by the Board
            /s/ Kenneth R. Thomson                       /s/ Richard J. Harrington

    The related notes form an integral part of these consolidated financial statements.

                            THE THOMSON CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOW

              FOR THE YEAR ENDED DECEMBER 31, 1999, 2000 AND 2001
                           (MILLIONS OF U.S. DOLLARS)

                                                               1999     2000     2001
                                                              ------   ------   ------
CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Earnings from continuing operations.........................     409      571      657
Add back (deduct) items not involving cash:
  Amortization of development costs and capitalized software
     (notes 9 and 10).......................................     109      112      104
  Depreciation (note 6).....................................     386      416      476
  Amortization (notes 7 and 8)..............................     258      327      444
  Net gains on disposals of businesses and investments......     (52)     (38)    (302)
  Deferred income taxes (note 3)............................     (58)     (71)      75
  Equity in losses of associates, net of tax (note 11)......      --       --       50
  Other, net................................................      62        9       34
Changes in working capital and other items (note 20)........     (86)    (331)      78
Cash provided by operating activities -- discontinued
  operations (note 22)......................................     121      121        7
                                                              ------   ------   ------
Net cash provided by operating activities...................   1,149    1,116    1,623
INVESTING ACTIVITIES
Acquisitions of businesses and investments, less cash
  therein of $37 million, $64 million and $45 million in
  1999, 2000 and 2001, respectively (note 17)...............    (337)  (2,824)  (2,419)
Proceeds from disposals of businesses and investments (note
  17).......................................................     412      387      209
Additions to property and equipment, less proceeds from
  disposals of $5 million, $17 million and $16 million in
  1999, 2000 and 2001, respectively.........................    (472)    (585)    (684)
Other investing activities, net.............................    (162)    (226)    (359)
Proceeds from disposals of newspaper businesses, net of tax
  (note 22).................................................      --    1,868      239
Cash used in investing activities -- discontinued operations
  (note 22).................................................     (32)     (20)      (1)
                                                              ------   ------   ------
Net cash used in investing activities.......................    (591)  (1,400)  (3,015)
FINANCING ACTIVITIES
Proceeds from debt..........................................       6      200    2,054
Repayments of debt..........................................    (176)    (425)    (281)
Net (repayments) borrowings under short-term loan
  facilities................................................     (90)     790      116
Dividends paid on common shares (note 13)...................    (255)    (271)    (279)
Other financing activities, net.............................      --       --      (19)
                                                              ------   ------   ------
Net cash (used in) provided by financing activities.........    (515)     294    1,591
                                                              ------   ------   ------
                                                                  43       10      199
Translation adjustments.....................................      (8)      (2)      (4)
                                                              ------   ------   ------
Increase in cash and cash equivalents.......................      35        8      195
Cash and cash equivalents at beginning of year..............     294      329      337
                                                              ------   ------   ------
Cash and cash equivalents at end of year....................     329      337      532
                                                              ======   ======   ======

Supplemental cash flow information is provided in Notes 2, 17 and 20.

    The related notes form an integral part of these consolidated financial statements.

                            THE THOMSON CORPORATION

                             SEGMENTED INFORMATION

              FOR THE YEAR ENDED DECEMBER 31, 1999, 2000 AND 2001
                           (MILLIONS OF U.S. DOLLARS)

     Thomson is a global provider of integrated information solutions for business and professional customers. Thomson operates in four reportable market segments mainly in the United States, the United Kingdom, and Canada (note 24).

BUSINESS SEGMENTS -- 1999

                                                                                SCIENTIFIC
                                            LEGAL AND                              AND        CORPORATE
                                            REGULATORY   LEARNING   FINANCIAL   HEALTHCARE   AND OTHER(1)   ELIMINATIONS   TOTAL
                                            ----------   --------   ---------   ----------   ------------   ------------   ------
Revenues..................................    2,375       1,099       1,213         806           259            --         5,752
                                              =====       =====       =====       =====         =====           ===        ======
Earnings before interest, tax,
  depreciation, amortization,
  restructuring charges and Year 2000
  costs...................................      706         258         314         174           (45)           --         1,407
Depreciation..............................     (128)       (109)       (102)        (39)           (8)           --          (386)
                                              -----       -----       -----       -----         -----           ---        ------
Operating profit before amortization,
  restructuring charges and Year 2000
  costs...................................      578         149         212         135           (53)           --         1,021
                                              =====       =====       =====       =====         =====           ===        ======
Additions to capital assets(2)............      350         230         169          60            13            --           822
                                              =====       =====       =====       =====         =====           ===        ======
Assets
-- continuing operations..................    6,557       1,921       1,380       1,245         1,167            --        12,270
-- discontinued operations................       --          --          --          --         1,536            --         1,536
                                              -----       -----       -----       -----         -----           ---        ------
Total assets..............................    6,557       1,921       1,380       1,245         2,703            --        13,806
                                              =====       =====       =====       =====         =====           ===        ======

BUSINESS SEGMENTS -- 2000

                                                                                SCIENTIFIC
                                            LEGAL AND                              AND        CORPORATE
                                            REGULATORY   LEARNING   FINANCIAL   HEALTHCARE   AND OTHER(1)   ELIMINATIONS   TOTAL
                                            ----------   --------   ---------   ----------   ------------   ------------   ------
Revenues..................................    2,620       1,405       1,503         743           272           (29)        6,514
                                              =====       =====       =====       =====         =====           ===        ======
Earnings before interest, tax,
  depreciation, amortization,
  restructuring charges and Year 2000
  costs...................................      774         345         335         178           (98)           --         1,534
Depreciation..............................     (128)       (126)       (125)        (29)           (8)           --          (416)
                                              -----       -----       -----       -----         -----           ---        ------
Operating profit before amortization,
  restructuring charges and Year 2000
  costs...................................      646         219         210         149          (106)           --         1,118
                                              =====       =====       =====       =====         =====           ===        ======
Additions to capital assets(2)............      887       1,235       1,724          83            18            --         3,947
                                              =====       =====       =====       =====         =====           ===        ======
Assets
-- continuing operations..................    7,065       3,000       3,176         945         1,325            --        15,511
-- discontinued operations................       --          --          --          --           188            --           188
                                              -----       -----       -----       -----         -----           ---        ------
Total assets..............................    7,065       3,000       3,176         945         1,513            --        15,699
                                              =====       =====       =====       =====         =====           ===        ======

BUSINESS SEGMENTS -- 2001

                                                                                SCIENTIFIC
                                            LEGAL AND                              AND        CORPORATE
                                            REGULATORY   LEARNING   FINANCIAL   HEALTHCARE   AND OTHER(1)   ELIMINATIONS   TOTAL
                                            ----------   --------   ---------   ----------   ------------   ------------   ------
Revenues..................................    2,827       1,852       1,641         707           242           (32)        7,237
                                              =====       =====       =====       =====         =====           ===        ======
Earnings before interest, tax,
  depreciation, amortization,
  restructuring charges and Year 2000
  costs...................................      855         402         405         176           (52)           --         1,786
Depreciation..............................     (146)       (142)       (155)        (25)           (8)           --          (476)
                                              -----       -----       -----       -----         -----           ---        ------
Operating profit before amortization,
  restructuring charges and Year 2000
  costs...................................      709         260         250         151           (60)           --         1,310
                                              =====       =====       =====       =====         =====           ===        ======
Additions to capital assets(2)............      592       2,368         353          76            21            --         3,410
                                              =====       =====       =====       =====         =====           ===        ======
Total assets..............................    7,266       5,216       3,165         930         1,825            --        18,402
                                              =====       =====       =====       =====         =====           ===        ======

---------------

(1) Corporate and other includes the results of Thomson Media, a non-reportable segment, as well as corporate costs, minority interests and costs associated with the Company's stock appreciation rights. Thomson Media's results include revenues of: 1999 -- $259 million; 2000 -- $272 million;
    2001 -- $242 million, earnings before interest, tax, depreciation, amortization, restructuring charges and Year 2000 costs of: 1999 -- $56 million; 2000 -- $43 million; 2001 -- $12 million and operating profit before amortization, restructuring charges and Year 2000 costs of:
    1999 -- $48 million; 2000 -- $35 million; 2001 -- $4 million. In addition to Thomson Media assets of $392 million, $408 million and $335 million as at December 31, 1999, 2000 and 2001, respectively, Corporate and other assets include cash, investments and overfunded pension assets.

(2) Capital assets include property and equipment, identifiable intangible assets and goodwill.

    The related notes form an integral part of these consolidated financial statements.

                            THE THOMSON CORPORATION

                  SEGMENTED INFORMATION (BY COUNTRY OF ORIGIN)
                           (MILLIONS OF U.S. DOLLARS)

GEOGRAPHIC SEGMENTS -- 1999

                                                 UNITED   UNITED
                                                 STATES   KINGDOM   CANADA   OTHER COUNTRIES   ELIMINATIONS   TOTAL
                                                 ------   -------   ------   ---------------   ------------   ------
Revenues.......................................   4,759     436      302           255              --         5,752
                                                 ======     ===      ===           ===             ===        ======
Earnings before interest, tax, depreciation,
  amortization, restructuring charges and Year
  2000 costs...................................   1,228      80       37            62              --         1,407
Depreciation...................................    (334)    (25)     (13)          (14)             --          (386)
                                                 ------     ---      ---           ---             ---        ------
Operating profit before amortization,
  restructuring charges and Year 2000 costs....     894      55       24            48              --         1,021
                                                 ======     ===      ===           ===             ===        ======
Capital assets(1)..............................   8,461     398      132           542              --         9,533
                                                 ======     ===      ===           ===             ===        ======
Assets
-- continuing operations.......................  10,420     670      196           984              --        12,270
-- discontinued operations.....................   1,396      --      140            --              --         1,536
                                                 ------     ---      ---           ---             ---        ------
Total assets...................................  11,816     670      336           984              --        13,806
                                                 ======     ===      ===           ===             ===        ======

GEOGRAPHIC SEGMENTS -- 2000

                                                 UNITED   UNITED
                                                 STATES   KINGDOM   CANADA   OTHER COUNTRIES   ELIMINATIONS   TOTAL
                                                 ------   -------   ------   ---------------   ------------   ------
Revenues.......................................   5,318      497     326            414            (41)        6,514
                                                 ======    =====     ===          =====            ===        ======
Earnings before interest, tax, depreciation,
  amortization, restructuring charges and Year
  2000 costs...................................   1,369       84       4             77             --         1,534
Depreciation...................................    (355)     (26)    (15)           (20)            --          (416)
                                                 ------    -----     ---          -----            ---        ------
Operating profit before amortization,
  restructuring charges and Year 2000 costs....   1,014       58     (11)            57             --         1,118
                                                 ======    =====     ===          =====            ===        ======
Capital assets(1)..............................  10,091    1,004     155            959             --        12,209
                                                 ======    =====     ===          =====            ===        ======
Assets
-- continuing operations.......................  12,587    1,282     233          1,409             --        15,511
-- discontinued operations.....................     110       --      78             --             --           188
                                                 ------    -----     ---          -----            ---        ------
Total assets...................................  12,697    1,282     311          1,409             --        15,699
                                                 ======    =====     ===          =====            ===        ======

GEOGRAPHIC SEGMENTS -- 2001

                                                 UNITED   UNITED
                                                 STATES   KINGDOM   CANADA   OTHER COUNTRIES   ELIMINATIONS   TOTAL
                                                 ------   -------   ------   ---------------   ------------   ------
Revenues.......................................   5,943      600     153            632            (91)        7,237
                                                 ======    =====     ===          =====            ===        ======
Earnings before interest, tax, depreciation,
  amortization, restructuring charges and Year
  2000 costs...................................   1,570      120      21             75             --         1,786
Depreciation...................................    (409)     (34)     (7)           (26)            --          (476)
                                                 ------    -----     ---          -----            ---        ------
Operating profit before amortization,
  restructuring charges and Year 2000 costs....   1,161       86      14             49             --         1,310
                                                 ======    =====     ===          =====            ===        ======
Capital assets(1)..............................  12,315    1,014     139            908             --        14,376
                                                 ======    =====     ===          =====            ===        ======
Total assets...................................  15,217    1,324     587          1,274             --        18,402
                                                 ======    =====     ===          =====            ===        ======

---------------

(1) Capital assets include property and equipment, identifiable intangible assets and goodwill.

    The related notes form an integral part of these consolidated financial statements.

                            THE THOMSON CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (UNLESS OTHERWISE STATED, ALL AMOUNTS ARE IN MILLIONS OF U.S. DOLLARS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of The Thomson Corporation (Thomson or the Company) include all controlled companies and its proportionate share in joint venture interests, and are prepared in accordance with accounting principles generally accepted in Canada. All intercompany transactions and balances are eliminated on consolidation.

 ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

 FOREIGN CURRENCY

     Assets and liabilities of self-sustaining subsidiaries denominated in currencies other than U.S. dollars are translated at the period end rates of exchange, and the results of their operations are translated at average rates of exchange for the period. The resulting translation adjustments are accumulated in a separate component of shareholders' equity. Other currency gains or losses are included in earnings.

 CASH AND CASH EQUIVALENTS

     Cash and cash equivalents comprise cash on hand, demand deposits and investments with an original maturity at the date of purchase of three months or less.

 INVENTORIES

     Inventories are valued at the lower of cost and net realizable value. Cost is determined using either the average cost or first-in, first-out method.

 DEVELOPMENT COSTS

     Development costs which meet certain criteria specified in generally accepted accounting principles, including reasonable assurance regarding future benefits, are capitalized and amortized over the anticipated period of benefit, not to exceed three years. The capitalized amounts, net of accumulated amortization, are included in "Other non-current assets" in the consolidated balance sheet.

 CAPITALIZED SOFTWARE

     Certain costs incurred in connection with the development of software to be used internally are capitalized once certain criteria specified in generally accepted accounting principles are met. The capitalized amounts, net of accumulated amortization, are included in "Property and equipment" in the consolidated balance sheet.

     In connection with the development of software that is intended to be marketed to customers, certain costs are capitalized once technological feasibility of the product is established and a market for the product has been identified. The capitalized amounts, net of accumulated amortization, are included in "Other non-current assets" in the consolidated balance sheet. The capitalized amounts are amortized over the expected period of benefit, not to exceed three years, and such amortization expense is included within "Cost of sales, selling, marketing, general and administrative expenses" in the consolidated statement of earnings and retained earnings.

                            THE THOMSON CORPORATION

 INVESTMENTS

     The equity method of accounting is used to account for investments in businesses over which Thomson has the ability to exercise significant influence. Under the equity method, investments are initially recorded at cost and the carrying amounts are adjusted to reflect the Company's share of net earnings or losses of the investee companies, and are reduced by dividends received.

     The cost method of accounting is used to account for investments in businesses over which Thomson does not have the ability to exercise significant influence.

     Declines in market values of investments are expensed when such declines are considered to be other than temporary.

 PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Buildings and building improvements.........................   5-40 years
Furniture, fixtures and equipment...........................   3-10 years
Computer hardware...........................................    3-5 years
Internal-use computer software..............................   3-10 years

 IDENTIFIABLE INTANGIBLE ASSETS AND GOODWILL

     Upon acquisition, identifiable intangible assets are recorded at fair value and are subsequently amortized over their estimated economic lives. Goodwill represents the excess of the cost of the acquired businesses over values attributed to underlying net tangible assets and identifiable intangible assets. Goodwill resulting from business combinations consummated on or before June 30, 2001 is amortized over periods not exceeding 40 years. In accordance with Canadian Institute of Chartered Accountants (CICA) Handbook Section 3062, "Goodwill and Other Intangible Assets," for business combinations consummated after June 30, 2001, identifiable intangible assets with indefinite lives and goodwill resulting from such business combinations are not amortized.

     The carrying values of identifiable intangible assets and goodwill are reviewed, if certain conditions arise, to determine if any impairment has occurred. Impairment is determined by comparing the undiscounted amount of expected future operating cash flows with the carrying amounts of such assets. Any impairment in the amount of identifiable intangible assets and goodwill is expensed.

     In accordance with other provisions of CICA Handbook Section 3062, which became effective as of January 1, 2002, identifiable intangible assets with indefinite lives and goodwill resulting from business combinations that are consummated on or before June 30, 2001 will no longer be amortized. Such assets, however, will be subject to tests for impairment at least annually, with such tests based upon comparisons of carrying amounts to applicable fair values. Any impairment in the carrying amount of identifiable intangible assets with indefinite lives and goodwill will be expensed.

 DERIVATIVE FINANCIAL INSTRUMENTS

     Thomson utilizes hedging arrangements to reduce its currency risk and interest rate risk exposures. While the hedging instruments are subject to the risk of loss from changes in exchange and interest rates, these losses are offset by gains on the exposures being hedged.

     Gains and losses on derivative contracts designated as hedges of existing assets and liabilities are accrued as exchange rates change, thereby offsetting gains and losses from the underlying assets and liabilities. Gains and losses on foreign exchange contracts designated as hedges for firm commitments or anticipated transactions are recorded in consolidated earnings when the related transaction is realized.

                            THE THOMSON CORPORATION

     The differential paid or received on interest rate swap agreements is recognized as part of net interest expense.

 REVENUE RECOGNITION

 Discrete Products

     Revenues from sales of discrete products (defined as products that are separate and distinct from any other product and carry no further substantive performance obligations on the part of the Company after shipment) are recognized when delivery has occurred and significant risks and rewards of ownership have transferred to the customer, provided that the price is fixed or determinable and ultimate collection is reasonably assured. Revenues from sales of these products are recognized net of estimated returns.

 Subscription-based Products (excluding software)

     Revenues from sales of subscription-based products are primarily recognized ratably over the term of the subscription. Where applicable, usage fees above a base period fee are recognized as earned. Subscription revenue received or receivable in advance of the delivery of services or publications is included in deferred revenue. Incremental costs that are directly related to the subscription revenue are deferred and amortized over the subscription period.

 Software-related Products and Services

     Revenues from software-related products are recognized when the following four criteria are met:

     - Persuasive evidence of an arrangement exists;

     - Installation (where required) and delivery have occurred;

     - The fee is fixed or determinable; and

     - Collectibility is probable.

     If the above criteria are met, the license fee generally is recognized ratably on a straight-line basis over the license period. Alternatively, if there is no associated licensing period, nor future obligations, revenues are recognized in accordance with the recognition policies described under Discrete Products above.

     Certain contracts specify separate fees for software and ongoing fees for maintenance and other support. If sufficient vendor specific objective evidence of the fair value of each element of the arrangement exists, the elements of the contract are unbundled and the revenue for each element is recognized as appropriate.

 Other Service Contracts

     For a majority of service or consulting arrangements, revenues are recognized using either the percentage-of-completion method of accounting or the straight-line method. Under the percentage-of-completion method, revenues are recognized based on a comparison of employee time and other costs incurred to perform the related services to the total estimated time and costs to be incurred for the project. Under certain contracts, contractual milestones are also considered.

 STOCK-BASED COMPENSATION PLANS

     Thomson has both a Stock Appreciation Rights (SAR) Plan and a stock incentive plan, which are described in note 19.

     Under the SAR plan, compensation expense is recognized as SARs change in value based on the fair market value of the Company's common stock at the end of each reporting period.

     Under the stock incentive plan, Thomson can grant stock options and other equity-based awards to certain employees and members of the Thomson Board of Directors for up to 20,000,000 shares of common stock. The options vest over a period of four to five years. The maximum term of an option is 10 years from

                            THE THOMSON CORPORATION
the date of grant. Options under the plan are granted at the closing price of the Company's common stock on the day prior to the date of grant. No compensation expense is recognized with respect to stock options.

 DEFERRED INCOME TAXES

     Deferred income taxes are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted or substantially enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Deferred income tax assets are recorded if management determines that it is more likely than not that such deferred income tax assets will be realized within the foreseeable future. The income tax provision for the period is the tax payable for the period and the change during the period in deferred income tax assets and liabilities.

 RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective January 1, 2001, the Company adopted the revised CICA Handbook
Section 3500, "Earnings per Share." As a result of adopting this Section, the Company now uses the treasury stock method to calculate diluted earnings per common share. Diluted earnings per common share are computed similar to basic earnings per common share except that the weighted average number of shares outstanding is increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that stock options are exercised, and that the Company will use any proceeds to purchase its common shares at their average market price during the period. The weighted average shares are increased by the difference between the number of assumed options exercised and the number of shares purchased by the Company, as well as any other dilutive securities. Prior year earnings per common share amounts have been restated to reflect the adoption of this standard.

     In November 2000, the Emerging Issues Committee (EIC) of the CICA issued EIC-114, "Liability Recognition for Costs Incurred on Purchase Business Combinations." The consensus reached in EIC-114 must be applied to all business combinations consummated after December 31, 2000. Under that consensus, costs related to the acquiring company and certain restructuring and integration costs may no longer be considered part of the purchase price allocation.

     In 2001, the CICA issued Handbook Section 1581, "Business Combinations," and Handbook Section 3062, "Goodwill and Other Intangible Assets." Handbook
Section 1581, which Thomson applied to all business combinations occurring on or after July 1, 2001, institutes new requirements related to the recognition of certain identifiable intangible assets separate from goodwill.

     Handbook Section 3062 requires that goodwill and identifiable intangible assets with indefinite lives no longer be amortized. Instead, those assets are subject to periodic impairment tests. Handbook Section 3062 is effective as follows:

        (i) For business combinations occurring before July 1, 2001, amortization will continue until December 31, 2001. After that date, carrying amounts of goodwill and identifiable intangible assets with indefinite useful lives will no longer be amortized.

        (ii) For business combinations occurring on or after July 1, 2001, goodwill and identifiable intangible assets with indefinite useful lives are not amortized.

     The Company recently completed its initial impairment review under the requirements of Handbook Section 3062 and will recognize a non-cash, after tax charge directly to opening retained earnings of $67 million in the first quarter of 2002. The Company anticipates recording an additional transition charge of up to $100 million in the second quarter in connection with the application of the new standard by its equity method investees.

                            THE THOMSON CORPORATION

     In addition to the above, the CICA issued the following additional pronouncements in 2001:

     - Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments." The new Section is effective for fiscal periods beginning on or after January 1, 2002 and requires that if an entity does not use the fair value-based method to account for non-direct stock-based transactions with employees, the entity must disclose pro-forma net earnings and earnings per share as if the fair value-based method of accounting applied. Additionally, this standard provides specific rules for accounting for stock appreciation rights and stock-based payments to employees, as well as non-employees.

     - Accounting Guideline AcG13, "Hedging Relationships." The Guideline addresses the identification, designation, documentation and effectiveness of hedging relationships. It establishes conditions for applying hedge accounting. The Guideline applies to hedging relationships in effect in fiscal years beginning on or after July 1, 2002.

     - Amended Handbook Section 1650, "Foreign Currency Translation." The amended section, which becomes effective for fiscal periods beginning on or after January 1, 2002, eliminates the deferral and amortization of unrealized translation gains and losses on long-term monetary items.

     Thomson has not completed its assessment of the impact of adopting Accounting Guideline AcG13. The Company has determined that the adoption of Handbook Sections 3870 and 1650 will have no material effect on the Company's financial position or results of operations.

 COMPARATIVE AMOUNTS

     Where necessary, certain amounts for 1999 and 2000 have been reclassified to conform to the current year's presentation. Reportable segments for all periods have been reclassified to exclude the operations and other balances of a newly formed operating segment, Thomson Media, which were previously included in the Financial group. Thomson Media does not qualify as a reportable segment under the quantitative thresholds of CICA Handbook Section 1701, "Segment Disclosures." Additionally, certain investments, as well as goodwill recognized in connection with the provisions of CICA Handbook Section 3465, "Income Taxes" which were previously recorded within the Corporate and other business segment, have been reallocated to the respective market groups and geographic segments.

NOTE 2: NET INTEREST EXPENSE AND OTHER FINANCING COSTS

                                                              1999   2000   2001
                                                              ----   ----   ----
Interest income.............................................    19     17     20
Interest on short-term indebtedness.........................   (24)   (21)   (25)
Interest on long-term debt..................................  (181)  (200)  (231)
                                                              ----   ----   ----
                                                              (186)  (204)  (236)
                                                              ====   ====   ====

     Interest paid on short-term indebtedness and long-term debt during 1999, 2000 and 2001 was $201 million, $205 million and $217 million, respectively, and interest received during 1999, 2000 and 2001 was $17 million, $16 million and $20 million, respectively.

NOTE 3: INCOME TAXES

     In 2000, Thomson adopted the provisions of CICA Handbook Section 3465, "Income Taxes." The revised tax accounting standard had the effect of lowering the effective book tax rates with no effect on cash taxes paid. The principal impact of the standard arises from restating business combinations where, as a result of purchasing stock, the excess purchase price over the tax basis of the net assets acquired is not deductible for tax purposes. The comparative earnings for 1999 have been restated to reflect the amortization of the additional goodwill and the release of the related additional deferred income tax resulting from the retroactive adoption of the revised income tax standard.

                            THE THOMSON CORPORATION

     Components of the provision for income taxes are as follows:

                                                              1999   2000    2001
                                                              ----   -----   -----
Current income tax provision from continuing operations.....  (121)    (56)    (93)
Deferred income tax benefit (provision) from continuing
  operations................................................    58      71     (75)
                                                              ----   -----   -----
Income tax (provision) benefit..............................   (63)     15    (168)
                                                              ====   =====   =====

     The tax effects of the significant components of temporary differences giving rise to the Company's deferred income tax assets and liabilities at December 31 are as follows:

                                                              2000    2001
                                                              -----   -----
Liabilities for differences between book and tax bases of
  assets....................................................  1,440   1,504
Total other assets, net of other liabilities................   (156)    (65)
                                                              -----   -----
Net deferred income tax liability...........................  1,284   1,439
                                                              =====   =====

     The Canadian corporate tax rate is approximately 44% for both 1999 and 2000 and approximately 40% for 2001. The following is a reconciliation of income taxes calculated at the Canadian corporate tax rate to the income tax (provision) benefit:

                                                              1999   2000    2001
                                                              ----   -----   -----
Earnings before taxes*......................................   500     584     902
Income taxes at the Canadian corporate tax rate.............  (222)   (259)   (363)
Differences attributable to:
  Non-deductible goodwill amortization......................   (35)    (69)    (43)
  Effect of income recorded at rates lower than the Canadian
     tax rate...............................................   132     222     212
  Recording of net operating losses not previously
     recorded...............................................    30     124       8
  Other, net................................................    32      (3)     18
                                                              ----   -----   -----
Income tax (provision) benefit on continuing operations.....   (63)     15    (168)
                                                              ====   =====   =====

     * Represents earnings from continuing operations before dividends declared on preference shares, equity in losses of associates and income taxes.

     Thomson and its subsidiaries have certain tax loss carryforwards, the benefit of which has not been recorded in the financial statements. Such tax loss carryforwards approximate $580 million, the majority of which expire between 2003 and 2008, with the remainder having an indefinite life. The ability to realize these benefits is dependent upon a number of factors, including the future profitability of operations in the jurisdictions in which the tax losses arose.

NOTE 4: EARNINGS PER COMMON SHARE

     Basic earnings per common share are calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per common share are calculated using the weighted average number of common shares outstanding adjusted to include the potentially dilutive effect of outstanding stock options and other securities. The weighted average number of common shares outstanding for the year ended December 31, 1999, 2000 and 2001 was 618,092,000, 623,242,191 and 627,747,972, respectively. A reconciliation of the weighted average number of common shares outstanding used in the basic earnings per common share and the diluted earnings per common share computations is presented below.

                            THE THOMSON CORPORATION

                                                   1999          2000          2001
                                                -----------   -----------   -----------
Basic.........................................  618,092,000   623,242,191   627,747,972
Effect of stock incentive plans...............           --       534,114       491,494
                                                -----------   -----------   -----------
Diluted.......................................  618,092,000   623,776,305   628,239,466
                                                ===========   ===========   ===========

NOTE 5: INVENTORIES

     Inventories consist of the following:

                                                               2000     2001
                                                              ------   ------
Raw materials...............................................      37       45
Work in process.............................................      40       32
Finished goods..............................................     155      179
                                                              ------   ------
                                                                 232      256
                                                              ======   ======

NOTE 6: PROPERTY AND EQUIPMENT

                                                               2000     2001
                                                              ------   ------
Land, buildings and building improvements...................     407      470
Furniture, fixtures and equipment...........................     734      786
Computer hardware...........................................   1,044    1,109
Internal-use computer software..............................     823    1,019
                                                              ------   ------
                                                               3,008    3,384
Accumulated depreciation....................................  (1,629)  (1,832)
                                                              ------   ------
                                                               1,379    1,552
                                                              ======   ======

     Fully depreciated assets are retained in asset and accumulated depreciation accounts until such assets are removed from service. In the case of disposals, assets and related accumulated depreciation amounts are removed from the accounts, and the net amounts, less proceeds from disposals, are included in income. The depreciation charge in 1999, 2000 and 2001 was $386 million, $416 million and $476 million, respectively, of which $101 million, $120 million and $148 million in 1999, 2000 and 2001, respectively, represented amortization of capitalized internal-use computer software.

NOTE 7: IDENTIFIABLE INTANGIBLE ASSETS

                                                              2000     2001
                                                              -----   ------
Identifiable intangible assets..............................  5,597    6,081
Accumulated amortization....................................   (938)  (1,160)
                                                              -----   ------
                                                              4,659    4,921
                                                              =====   ======

     The amortization charge in 1999, 2000 and 2001 was $132 million, $167 million and $257 million, respectively.

NOTE 8: GOODWILL

                                                              2000    2001
                                                              -----   -----
Goodwill....................................................  6,777   8,679
Accumulated amortization....................................   (606)   (776)
                                                              -----   -----
                                                              6,171   7,903
                                                              =====   =====

                            THE THOMSON CORPORATION

     The amortization charge in 1999, 2000 and 2001 was $126 million, $160 million and $187 million, respectively.

NOTE 9: DEVELOPMENT COSTS

     Information relating to development costs associated with internal ventures is as follows:

                                                              1999   2000   2001
                                                              ----   ----   ----
Expenditures................................................  (135)  (108)   (47)
Development costs capitalized...............................   110     70     24
Amortization of amounts previously capitalized..............   (93)   (99)   (79)
                                                              ----   ----   ----
Net expense.................................................  (118)  (137)  (102)
                                                              ====   ====   ====

     As at December 31, 2000 and 2001, other non-current assets include $110 million and $36 million of unamortized deferred development costs, respectively.

NOTE 10: CAPITALIZED SOFTWARE INTENDED TO BE MARKETED

                                                              2000   2001
                                                              ----   ----
Capitalized software........................................   89    115
Accumulated amortization....................................  (47)   (55)
                                                              ---    ---
                                                               42     60
                                                              ===    ===

     The amortization charge in 1999, 2000 and 2001 was $16 million, $13 million and $25 million, respectively.

NOTE 11: FINANCIAL INSTRUMENTS

  CARRYING AMOUNTS

     Amounts recorded in the consolidated balance sheet are referred to as "carrying amounts" and are based on period-end exchange rates, as applicable.

     For non-US dollar denominated debt which is hedged into US dollars by derivative contracts, the primary debt carrying amounts are reflected in "Long-term debt" in the consolidated balance sheet. The related receivables or payables arising from the translation gains and losses on the derivative contracts, which effectively offset the losses and gains on translation of the primary debt, are included within "Other non-current liabilities" and "Accounts payable and accruals" in the consolidated balance sheet, as appropriate.

  FAIR VALUES

     The fair values of cash and cash equivalents, accounts receivable, short-term indebtedness and accounts payable approximate their carrying amounts because of the short-term maturity of these instruments. The fair value of long-term debt, including the current portion, is estimated based on either quoted market prices for similar issues or current rates offered to Thomson for debt of the same maturity. The fair values of interest rate swaps and related forward contracts are estimated based upon discounted cash flows using applicable current market rates. The fair values of the foreign exchange contracts reflect the estimated amounts at which the Company would have to settle all outstanding contracts on December 31. The fair values of publicly traded long-term investments are based on quoted market prices. The fair values of privately held long-term investments are estimated by management. The fair values represent point-in-time estimates that may not be relevant in predicting the Company's future earnings or cash flows.

                            THE THOMSON CORPORATION

  CREDIT RISK

     Thomson attempts to minimize its credit exposure on derivative contracts by entering into transactions only with counterparties that are major investment-grade international financial institutions.

     The Company places its cash investments with high-quality financial institutions and limits the amount of exposure to any one institution. At December 31, 2001, a significant portion of the Company's cash was on deposit with five such institutions.

  SHORT-TERM INDEBTEDNESS

     Short-term indebtedness is principally comprised of $297 million and $600 million of commercial paper at December 31, 2000 and 2001, respectively. The average interest rate on this debt was 5.9% and 2.3% for 2000 and 2001, respectively.

  LONG-TERM DEBT

     The following is a summary of long-term debt:

                                          CARRYING AMOUNT                           FAIR VALUE
                               -------------------------------------   -------------------------------------
                               PRIMARY DEBT   CURRENCY SWAP   HEDGED   PRIMARY DEBT   CURRENCY SWAP   HEDGED
                               INSTRUMENTS     INSTRUMENTS     DEBT    INSTRUMENTS     INSTRUMENTS     DEBT
                               ------------   -------------   ------   ------------   -------------   ------
AS AT DECEMBER 31, 2000
Bank and other...............       756             11          767         756             11          767
10.55% Debentures, due
  2001.......................       167             49          216         169             47          216
7.90% Debentures, due 2002...       167             43          210         172             37          209
7.70% Debentures, due 2003...       167             29          196         175             20          195
9.15% Debentures, due 2004...       167             15          182         183             (3)         180
7.95% Debentures, due 2005...       167             19          186         179              5          184
7.15% Debentures, due 2006...       167             18          185         175              8          183
6.50% Debentures, due 2007...       167             13          180         168              9          177
Private placements, due
  2001-2010..................       625             --          625         645             --          645
                                  -----            ---        -----       -----            ---        -----
                                  2,550            197        2,747       2,622            134        2,756
                                                                          =====            ===        =====
Current portion..............      (229)           (49)        (278)
                                  -----            ---        -----
                                  2,321            148        2,469
                                  =====            ===        =====

                            THE THOMSON CORPORATION

                                          CARRYING AMOUNT                           FAIR VALUE
                               -------------------------------------   -------------------------------------
                               PRIMARY DEBT   CURRENCY SWAP   HEDGED   PRIMARY DEBT   CURRENCY SWAP   HEDGED
                               INSTRUMENTS     INSTRUMENTS     DEBT    INSTRUMENTS     INSTRUMENTS     DEBT
                               ------------   -------------   ------   ------------   -------------   ------
AS AT DECEMBER 31, 2001
Bank and other...............       590              2          592         590             10          600
7.90% Debentures, due 2002...       157             53          210         163             45          208
7.70% Debentures, due 2003...       157             39          196         168             26          194
9.15% Debentures, due 2004...       157             25          182         175              2          177
7.95% Debentures, due 2005...       157             29          186         172             10          182
6.20% Debentures, due 2006...       157              9          166         163             10          173
7.15% Debentures, due 2006...       157             28          185         167             12          179
6.50% Debentures, due 2007...       157             23          180         161             12          173
6.55% Medium-term notes, due
  2007.......................       283             13          296         291             12          303
6.90% Medium-term notes, due
  2008.......................       251              9          260         260              6          266
6.85% Medium-term notes, due
  2011.......................       251              3          254         252              7          259
6.20% Notes, due 2012........       700             --          700         674             --          674
Floating rate notes..........       125             --          125         125             --          125
Private placements, due
  2002-2010..................       575             --          575         612             --          612
Redeemable preference shares
  (note 21)..................       250             --          250         250             --          250
                                  -----            ---        -----       -----            ---        -----
                                  4,124            233        4,357       4,223            152        4,375
                                                                          =====            ===        =====
  Current portion............      (473)           (56)        (529)
                                  -----            ---        -----
                                  3,651            177        3,828
                                  =====            ===        =====

     The floating rate notes will mature on March 20, 2003 and are subject to extension by the holders for additional one-year periods from March 20, 2003 to March 22, 2004 and from March 22, 2004 to March 21, 2005. Interest, which is payable quarterly, is equal to US$ LIBOR plus (i) 0.45% for the period from issuance through March 19, 2003, (ii) 0.55% for the period from March 20, 2003 through March 21, 2004, and (iii) 0.65% for the period from March 22, 2004 through March 20, 2005.

     Bank and other debt at December 31, 2000 and 2001 is primarily US dollar denominated. The debentures and medium-term notes are Canadian dollar denominated and are fully hedged into US dollars. The 6.20% Notes, floating rate notes, private placements and redeemable preference shares are US dollar denominated. After taking account of hedging arrangements, the carrying amount of long-term debt, all of which is unsecured, is denominated in the following currencies:

                                                              2000    2001
                                                              -----   -----
U.S. dollar.................................................  2,664   4,231
Other currencies............................................     83     126
                                                              -----   -----
                                                              2,747   4,357
                                                              =====   =====

     Maturities of long-term debt after accounting for hedges in each of the next five years and thereafter are: $529 million in 2002, $323 million in 2003, $704 million in 2004, $311 million in 2005, $651 million in 2006 and $1,839 million thereafter.

                            THE THOMSON CORPORATION

     At December 31, 2001, undrawn bank facilities, which include a bridge loan facility expiring April 2002 and a revolving credit facility expiring August 2004, amounted to $1,792 million.

     In January 2002, Thomson issued $400 million US dollar denominated principal amount of unsecured notes due February 1, 2008 bearing an annual rate of interest of 5.75%, payable semi-annually. The net proceeds of $397 million were principally used to repay existing indebtedness which created sufficient credit availability under existing bank facilities for the Company to cancel its $1,500 million bridge loan facility in January 2002.

  INTEREST RATE RISK EXPOSURES

     Thomson enters into interest rate swap agreements to reduce the impact of changes in interest rates. Upon issuance, the Company converts certain fixed rate non-US dollar denominated debt to US dollar floating rate debt via the use of currency swap instruments. The use of interest rate swaps converts the debt back to fixed rates. The notional amount of interest rate swap agreements is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. The fair value of interest rate swap agreements as at December 31, 2000 and 2001 was $21 million and $75 million in favor of the counterparties, respectively. The Company's notional amounts of interest rate swaps related to long-term debt as at December 31, 2001 are summarized as follows:

                                                                 MATURING IN:
                                                              ------------------
                                                              LESS THAN   1 TO 5
                                                               1 YEAR     YEARS    TOTAL
                                                              ---------   ------   -----
Notional amounts of interest rate swaps.....................     159      1,093    1,252

     After taking account of hedging arrangements, the fixed and floating mix of long-term debt is as follows:

                                             AVERAGE                      AVERAGE
                                             INTEREST                     INTEREST
                                     2000      RATE     % SHARE   2001      RATE     % SHARE
                                     -----   --------   -------   -----   --------   -------
Total fixed........................  2,103     6.9%       77%     3,760     6.6%       86%
Total floating.....................    644     6.5%       23%       597     3.7%       14%
                                     -----               ----     -----               ----
                                     2,747     6.8%      100%     4,357     6.2%      100%
                                     =====               ====     =====               ====

     Including the effect of short-term indebtedness, the proportion of fixed to floating rate debt is 76% to 24%, respectively. Floating interest rate long-term debt is LIBOR-based and, consequently, interest rates are reset periodically.

  HEDGES OF NET INVESTMENTS IN FOREIGN AFFILIATES

     At December 31, 2000, Thomson had in place a forward exchange contract to hedge investments in Japanese Yen denominated net assets. The contracted US dollar equivalent of commitments to sell Japanese Yen was $29 million at December 31, 2000. The carrying amount and fair value of this contract at December 31, 2000 were $12 million and $8 million, respectively. During 2001 this contract was closed out, with the difference between carrying value and fair market value of $4 million increasing the cumulative translation adjustment account.

  FOREIGN EXCHANGE CONTRACTS

     Thomson uses foreign exchange contracts to manage foreign exchange risk. Generally, foreign exchange contracts are designated for existing assets and liabilities, firm commitments or anticipated transactions that are expected to occur in less than one year.

     At December 31, 2001, the fair value of foreign exchange contracts was approximately $1 million in favor of Thomson, which consisted of foreign exchange contracts with gains of $2 million and losses of $1 million.

                            THE THOMSON CORPORATION

  INVESTMENTS

     At December 31, 2000 and 2001, investments accounted for using the equity method had a carrying amount of $65 million and $501 million, respectively, of which $380 million in 2001 represents the Company's investment in Bell Globemedia Inc. (see note 21). Those investments did not have market quotations. Losses from equity method investments were $50 million in 2001.

     Investments accounted for using the cost method totaled $134 million and $126 million as at December 31, 2000 and 2001, respectively. As at December 31, 2000 and 2001, the estimated fair market value of these investments was $112 million and $126 million, respectively, of which $6 million and $2 million were publicly traded securities, respectively.

     The investments accounted for under both the equity and cost methods are included in "Other non-current assets" in the consolidated balance sheet.

     During 2001, Thomson determined that certain of its investments had experienced losses in value that were other than temporary. A reduction in the carrying values of those investments of $100 million for the year ended December 31, 2001 is included in "Net gains on disposals of businesses and investments" in the consolidated statement of earnings and retained earnings. No such losses were incurred during the years ended December 31, 1999 and 2000.

NOTE 12: PREFERENCE SHARE CAPITAL

                                                       2000                   2001
                                               --------------------   --------------------
                                               NUMBER OF    STATED    NUMBER OF    STATED
                                                 SHARES     CAPITAL     SHARES     CAPITAL
                                               ----------   -------   ----------   -------
Series II....................................   6,000,000     110      6,000,000     110
Series V.....................................  18,000,000     332     18,000,000     332
                                                              ---                    ---
                                                              442                    442
                                                              ===                    ===

     The authorized preference share capital of Thomson is an unlimited number of preference shares without par value. The directors are authorized to issue preference shares without par value in one or more series, and to determine the number of shares in, and terms attaching to, each such series.

 SERIES II, CUMULATIVE REDEEMABLE PREFERENCE SHARES

     The Series II preference shares are non-voting and are redeemable at the option of Thomson for Cdn $25.00 per share, together with accrued dividends. Dividends are payable quarterly at an annual rate of 70% of the Canadian bank prime rate applied to the stated capital of such shares. The total number of authorized Series II preference shares is 6,000,000.

 SERIES V, CUMULATIVE REDEEMABLE PREFERENCE SHARES

     The Series V preference shares are non-voting and were redeemable at the option of Thomson on January 2, 2002 for Cdn $25.00 per share and are redeemable thereafter for Cdn $25.50, together with accrued dividends. Through January 1, 2002, dividends were payable quarterly at Cdn $1.25 per share per annum. Beginning January 1, 2002, dividends will be payable monthly at a rate which floats in relation to changes in both the Canadian bank prime rate and the calculated trading price of the Series V preference shares. In no event, however, will the annual floating dividend rate applicable for a month be less than 50% of prime or greater than prime. The total number of authorized Series V preference shares is 18,000,000.

     The Series II and Series V Cumulative Redeemable Preference Shares rank between themselves equally and ratably without preference or priority with respect to the payment of dividends or the return of capital on the liquidation, dissolution, or winding-up of the Company.

                            THE THOMSON CORPORATION

NOTE 13: COMMON SHARE CAPITAL AND DIVIDENDS

  THOMSON COMMON SHARES

                                         1999                    2000                    2001
                                 ---------------------   ---------------------   ---------------------
                                  NUMBER OF    STATED     NUMBER OF    STATED     NUMBER OF    STATED
                                   SHARES      CAPITAL     SHARES      CAPITAL     SHARES      CAPITAL
                                 -----------   -------   -----------   -------   -----------   -------
Balance at beginning of year...  615,823,077    1,288    621,393,384    1,439    625,764,085    1,593
Issued.........................    5,570,307      151      4,370,701      156      4,976,564      163
Redemption of related Thomson
  PLC shares...................           --       --             --       (3)            --       --
Issuance of Thomson PLC "A"
  ordinary shares..............           --       --             --        1             --       --
                                 -----------    -----    -----------    -----    -----------    -----
Balance at end of year.........  621,393,384    1,439    625,764,085    1,593    630,740,649    1,756
                                 ===========    =====    ===========    =====    ===========    =====

     The common shares, which have no par value, are voting shares. The authorized common share capital of Thomson is an unlimited number of shares.

     Holders of the common shares may participate in the Dividend Reinvestment Plan (DRIP) under which cash dividends are automatically reinvested in new common shares having a value equal to the cash dividend. Such shares are valued at the weighted average price at which the common shares traded on the Toronto Stock Exchange during the five trading days immediately preceding the record date for such dividend. Share issuances made in 1999, 2000 and 2001 consisted of DRIP of $151 million, $156 million and $160 million, respectively, and $3 million of stock options that were exercised in 2001.

 THOMSON PLC COMMON SHARES

     Holders of 232,644,452, 5,999,257 and 5,574,476 of Thomson common shares at December 31, 1999, 2000 and 2001, respectively, also hold the same number of related common shares of The Thomson Corporation PLC (Thomson PLC) with a par value of one sterling penny each. The holders of these shares have the alternative to receive their dividends in pounds sterling from Thomson PLC. During 1999, 2000 and 2001, 1,202,863, 226,649,141 and 429,164, respectively, of the Thomson PLC shares were redeemed at par for less than $0.1 million in aggregate in 1999 and 2001, and $3 million in 2000. The majority of the 2000 redemptions were accounted for by The Woodbridge Company Limited (Woodbridge) and its affiliates (see note 21).

 THOMSON PLC "A" ORDINARY SHARES

     In 2000, Thomson PLC issued 10,982,764 "A" ordinary shares with a par value of four sterling pence each to Woodbridge out of 15 million shares available to be issued (see note 21). Such shares are entitled to 5% of the votes at general meetings of the shareholders of Thomson PLC and may be redeemed by Thomson PLC at any time after January 1, 2004 at their par value. Dividends on these shares rank pari passu with dividends on the ordinary shares of Thomson PLC and cannot exceed 5% of the par value thereof, and the holder cannot receive by way of payment on winding up or return of capital an amount in excess of such par value.

     Included in the stated capital of Thomson at December 31, 1999, 2000 and 2001 is $4 million, $0.7 million and $0.7 million, respectively, related to the Thomson PLC common and "A" ordinary shares.

 DIVIDENDS

     Dividends on the Thomson common shares are declared and payable in US dollars. Dividends declared per common share in 1999, 2000 and 2001 were 65.8 cents, 68.5 cents and 70.0 cents, respectively. Equivalent dividends of 40.2162 pence, 45.0312 pence and 48.5674 pence in 1999, 2000 and 2001,

                            THE THOMSON CORPORATION
respectively, were paid per related common share of Thomson PLC. Shareholders have the option of receiving dividends on the Thomson common shares in equivalent Canadian funds.

     In the consolidated statement of cash flow, dividends paid on common shares in 1999, 2000 and 2001 are shown net of $15 million, $9 million and $10 million, respectively, reinvested in common shares issued under the DRIP and $136 million, $147 million and $150 million, respectively, through private placements of common shares with the Company's major shareholders. These private placements, together with the DRIP, satisfied the commitment of the Company's major shareholders to participate in the DRIP for at least 50% of the dividends declared on the Thomson common shares directly and indirectly owned by them. The Company's major shareholders acquired these common shares on the same terms and conditions under which Thomson issues common shares to shareholders participating in the DRIP.

NOTE 14: EMPLOYEE FUTURE BENEFITS

     Thomson sponsors both defined benefit and defined contribution employee future benefit plans covering substantially all employees. Effective January 1, 2000, Thomson changed its method of accounting for employee future benefits to conform with the requirements of CICA Handbook Section 3461, "Employee Future Benefits." Under the new method, costs for all employee future benefits are accrued over the periods in which employees earn the benefits.

     The change was applied retroactively, on a cumulative adjustment basis, with no restatement of prior financial statements. As a result of the adoption, at January 1, 2000, liabilities for employee future benefits were increased by $118 million and retained earnings were decreased by $78 million, net of tax. The adoption of the new standard had no material impact on earnings.

 DEFINED BENEFIT PLANS

     Thomson sponsors defined benefit plans providing pension and other post-retirement benefits to substantially all employees. The costs of defined benefit plans are actuarially determined using the projected benefits method prorated on service and management's best estimates of expected plan investment performance, increases in salaries, and ages of employees upon retirement. For the purpose of calculating the expected return on plan assets, those assets are valued at fair value. Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of the amendment. The excess of net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of the plan assets is amortized over the average remaining service period of active employees.

     The following significant weighted average actuarial assumptions were employed to determine the periodic pension and post-retirement plans expense and the accrued benefit obligations:

                                                                          OTHER
                                                PENSIONS          POST-RETIREMENT PLANS
                                          ---------------------   ---------------------
                                          1999(*)   2000   2001   1999(*)   2000   2001
                                          -------   ----   ----   -------   ----   ----
Expected long-term rate of return on
  plan assets...........................   8.9%     9.0%   8.9%     N/A      N/A    N/A
Discount Rate...........................   7.2%     7.2%   6.8%    7.6%     7.7%   7.2%
Rate of compensation increase...........   4.7%     4.8%   4.9%    5.6%     5.6%   5.6%

---------------

* As Thomson changed its method of accounting for employee future benefits effective January 1, 2000, the 1999 information is presented for informational purposes only.

                            THE THOMSON CORPORATION

     The Company's net defined benefit plan expense (income) is comprised of the following elements:

                                                                            {OTHER
                                                   PENSIONS          POST-RETIREMENT PLANS
                                             ---------------------   ---------------------
                                             1999(*)   2000   2001   1999(*)   2000   2001
                                             -------   ----   ----   -------   ----   ----
Current service cost.......................     34       32     32      1        1      1
Interest cost..............................     92       95    101      5        5      6
Expected return on plan assets.............   (122)    (130)  (140)    --       --     --
Amortization of net transition
  obligation...............................      2        2      2     --       --     --
Amortization of net actuarial (gains)
  losses...................................      1       (1)    (3)    (5)      (6)    (2)
Amortization of prior service cost.........     --       --      2     --       --     --
Non-routine events.........................     --       (6)    14     --       (6)    (1)
Change in valuation allowance provided
  against accrued benefit asset............     --        9     (5)    --       --     --
                                              ----     ----   ----     --       --     --
Net defined benefit plan expense
  (income).................................      7        1      3      1       (6)     4
                                              ====     ====   ====     ==       ==     ==

---------------

* As Thomson changed its method of accounting for employee future benefits effective January 1, 2000, the 1999 information is presented for informational purposes only.

     The pension-related non-routine events for 2000 include a curtailment gain of $8 million and a special termination charge of $2 million. In 2001, the non-routine events include a curtailment charge of $6 million, a settlement charge of $5 million and a special termination charge of $3 million. All of the above amounts relate to the sale of The Globe and Mail and other Thomson Newspapers operations (see note 22).

     In 2000, the non-routine event recorded in connection with other post-retirement plans was a settlement gain of $6 million related to the sale of Thomson Newspapers operations. The non-routine events recorded in 2001 consist of a curtailment gain of $1 million related to the sale of The Globe and Mail and other Thomson Newspapers operations (see note 22).

     The following information summarizes activity in the pension and other post-retirement benefit plans for the Company:

                                                                          OTHER POST-
                                                                          RETIREMENT
                                                            PENSIONS         PLANS
                                                          -------------   -----------
                                                          2000    2001    2000   2001
                                                          -----   -----   ----   ----
ACCRUED BENEFIT OBLIGATION
Beginning accrued benefit obligation....................  1,369   1,411     66     78
Current service cost....................................     32      32      1      1
Interest cost...........................................     95     101      5      6
Employee contributions..................................      5       4      1     --
Actuarial losses........................................     10      49     16     11
Non-routine events......................................     (3)     (6)    (5)    (1)
Acquisitions, net.......................................     20      46     --      5
Benefits paid...........................................    (72)    (81)    (6)    (7)
Translation adjustments.................................    (45)    (21)    --     --
                                                          -----   -----   ----   ----
Ending accrued benefit obligation.......................  1,411   1,535     78     93

                            THE THOMSON CORPORATION

                                                                          OTHER POST-
                                                                          RETIREMENT
                                                            PENSIONS         PLANS
                                                          -------------   -----------
                                                          2000    2001    2000   2001
                                                          -----   -----   ----   ----
PLAN ASSETS
Beginning fair value of plan assets.....................  1,612   1,750     --     --
Actual return (loss) on plan assets.....................    233    (203)    --     --
Employer contributions..................................     11      14      5      7
Employee contributions..................................      5       4      1     --
Benefits paid...........................................    (72)    (81)    (6)    (7)
Acquisitions, net.......................................     11       8     --     --
Translation adjustments.................................    (50)    (24)    --     --
                                                          -----   -----   ----   ----
Ending fair value of plan assets........................  1,750   1,468     --     --
FUNDED STATUS -- SURPLUS (DEFICIT)......................    339     (67)   (78)   (93)
Unamortized net actuarial (gain) loss...................   (233)    167    (26)   (12)
Unamortized past service costs..........................      2      13     (1)    --
Unamortized net transitional obligation.................      2      --     --     --
Fourth quarter activity.................................      3       3      1      2
                                                          -----   -----   ----   ----
Accrued benefit asset (liability).......................    113     116   (104)  (103)
Valuation allowance.....................................    (37)    (32)    --     --
                                                          -----   -----   ----   ----
Accrued benefit asset (liability), net of valuation
  allowance.............................................     76      84   (104)  (103)
                                                          =====   =====   ====   ====

     The accrued benefit obligations of unfunded pension plans at December 31, 2000 and 2001 were $85 million and $121 million, respectively. The accrued benefit obligations of underfunded plans at December 31, 2000 and 2001 were $33 million and $369 million, respectively, with an associated fair value of plan assets of $28 million and $340 million, respectively.

     The average healthcare cost trend rate used was 6.75%, which is reduced 0.5% per year until 2005. A 1.0% change in the trend rate would result in an increase or decrease in the accrued benefit obligation for post-retirement benefits of approximately 9% at December 31, 2001.

  DEFINED CONTRIBUTION PLANS

     The Company and its subsidiaries sponsor various defined contribution savings plans that have provisions for company-matching contributions. Total expense related to defined contribution plans was $43 million in 1999 and 2000, and $62 million in 2001.

NOTE 15: CONTINGENCIES AND COMMITMENTS

  CLAIMS AND LEGAL ACTIONS

     At December 31, 2001, certain lawsuits and other claims in the normal course of business were pending against Thomson. While the outcome of these matters is subject to future resolution, management's evaluation and analysis of such matters indicates that, individually and in the aggregate, the probable ultimate resolution of such matters will not have a material effect on the Company's consolidated financial statements.

  INVESTMENTS AND JOINT VENTURES

     The Company has investments in several limited partnerships. Under the terms of the limited partnership agreements, the Company is required to provide additional capital contributions of up to $21 million to such limited partnerships upon written request from the general partners. Additionally, the Company is a party to a

                            THE THOMSON CORPORATION
joint venture agreement that requires the Company to contribute a maximum of $29 million over the next five years conditional upon the attainment of certain operational milestones of the joint ventures.

  LEASES

     Operating lease payments in 1999, 2000 and 2001 were $116 million, $168 million and $193 million, respectively. The future minimum operating lease payments are $159 million in 2002, $145 million in 2003, $129 million in 2004, $110 million in 2005, $96 million in 2006 and $298 million thereafter.

NOTE 16: RESTRUCTURING CHARGES

     During 1999 and 2000, the Company incurred restructuring charges of $38 million and $21 million, respectively, stemming from strategic initiatives to rationalize product lines and sales channels, reduce personnel, enhance administrative efficiencies, and focus on core product and service lines. Additionally, in 2000, the Company incurred restructuring charges of $16 million in connection with a plan to reorganize certain businesses within the financial group as a result of the acquisition of Primark Corporation.

     During 2001, the Company recorded restructuring charges of $30 million. In connection with the integration of the acquired select businesses of Harcourt General Inc. (Harcourt) into the learning group, $20 million of charges were recorded, while an additional $2 million of charges were incurred for the reorganization of certain magazine operations within the scientific and healthcare group. The remaining $8 million resulted from additional spending in the legal and regulatory group on strategic initiatives previously approved.

     The following table presents an analysis of the total charges incurred by group:

                                                              1999   2000   2001
                                                              ----   ----   ----
Legal and Regulatory........................................   10     12      8
Learning....................................................    8      2     20
Financial...................................................   16     15     --
Scientific and Healthcare...................................   --      4      2
Corporate and other.........................................    4      4     --
                                                               --     --     --
                                                               38     37     30
                                                               ==     ==     ==

     The following table presents the activity in and balances of the restructuring liability accounts, included in "Accounts payable and accruals" and "Other non-current liabilities" in the consolidated balance sheet from January 1, 1999 through December 31, 2001:

                                                             TYPE OF COSTS
                                     -------------------------------------------------------------
                                                                   CONTRACT
                                     CAPITAL ASSET               CANCELLATION   OTHER EXIT
                                      WRITE-OFFS     SEVERANCE      COSTS         COSTS      TOTAL
                                     -------------   ---------   ------------   ----------   -----
Balance 1/1/99.....................        --            --           --            --         --
Charges............................        19            14            5            --         38
Utilization........................       (19)           (7)          --            --        (26)
                                          ---           ---           --            --        ---
Balance 12/31/99...................        --             7            5            --         12
Charges............................         4            28            2             3         37
Utilization........................        (4)          (22)          (2)           (2)       (30)
                                          ---           ---           --            --        ---
Balance 12/31/00...................        --            13            5             1         19
Charges............................        --            15            9             6         30
Utilization........................        --           (17)          (2)           (3)       (22)
                                          ---           ---           --            --        ---
Balance 12/31/01...................        --            11           12             4         27
                                          ===           ===           ==            ==        ===

                            THE THOMSON CORPORATION

     Of the restructuring charges recorded in 1999 and 2000, $19 million and $33 million represented expected cash outlays and $19 million and $4 million represented non-cash write-offs, respectively. Substantially all of the 2001 restructuring charges recorded represented expected cash outlays. Management expects that a majority of the initiatives which began in 2001 will be completed in 2002.

NOTE 17: ACQUISITIONS AND DISPOSALS OF BUSINESSES AND INVESTMENTS

  ACQUISITIONS

     Businesses were acquired during 1999, 2000 and 2001 for aggregate cash consideration of $351 million, $2,777 million and $2,355 million, respectively. Included within the cash consideration for 2000 acquisitions is $243 million related to the repayment of debt in conjunction with the acquisition of Primark Corporation. All acquisitions have been accounted for using the purchase method and the results of acquired businesses are included in the consolidated financial statements from the dates of acquisition. The details of net assets acquired are as follows:

                                                                           2001
                                                 1999    2000    ------------------------
                                                 TOTAL   TOTAL   HARCOURT   OTHER   TOTAL
                                                 -----   -----   --------   -----   -----
Cash and cash equivalents......................    37       64        1       44       45
Accounts receivable............................    14      269       83       30      113
Inventory......................................    15       13       20        4       24
Prepaid expenses and other current assets......     3       43        8        6       14
Property and equipment.........................     4      230       45       15       60
Identifiable intangible assets.................    88      617      371       63      434
Goodwill.......................................   262    2,498    1,972      244    2,216
Other non-current assets.......................     2       33       25       --       25
                                                  ---    -----    -----     ----    -----
Total assets...................................   425    3,767    2,525      406    2,931
                                                  ---    -----    -----     ----    -----
Accounts payable and accruals..................   (22)    (417)    (276)     (47)    (323)
Deferred revenue...............................   (26)    (190)     (97)     (43)    (140)
Other non-current liabilities..................   (26)    (383)     (92)     (21)    (113)
                                                  ---    -----    -----     ----    -----
Total liabilities..............................   (74)    (990)    (465)    (111)    (576)
                                                  ---    -----    -----     ----    -----
Net assets.....................................   351    2,777    2,060      295    2,355
                                                  ===    =====    =====     ====    =====

     Allocations related to certain acquisitions may be subject to adjustment pending final valuation.

     Aggregate cash consideration relating to investments in businesses totaled $23 million, $111 million and $109 million in 1999, 2000 and 2001, respectively. These investments are included in "Other non-current assets" in the consolidated balance sheet.

     Additionally, the Company recorded reserves related to acquisitions consummated during 2001 totaling $65 million. Those reserves, which were recorded in accordance with EIC-114, comprise the following costs:

                                                                                       BALANCE
TYPE OF COST                                           INITIAL RESERVE   UTILIZATION   12/31/01
------------                                           ---------------   -----------   --------
Severance and other employee-related costs...........        38              (10)         28
Lease cancellation and idle facility costs...........        20               (2)         18
Other exit costs.....................................         7               (2)          5
                                                             --              ---          --
                                                             65              (14)         51
                                                             ==              ===          ==

     In connection with the acquisition of the Harcourt businesses, $52 million of acquisition reserves were established. Of this amount, $31 million relates to severance and other employee-related costs, $17 million relates to lease cancellation and idle facility costs, and $4 million relates to other exit costs.

                            THE THOMSON CORPORATION

     The following summarizes major acquisitions:

DATE                    COMPANY                                  DESCRIPTION
----                    -------                                  -----------
September 2001........  NewsEdge Corporation                     A provider of real-time news and
                                                                 information products and services to
                                                                 corporations and professional service
                                                                 firms worldwide.
July 2001.............  Harcourt General Inc. (select            Higher education and lifelong learning
                        businesses)                              businesses.
June 2001.............  First Call Corporation (acquired 48%     A provider of real-time, commingled
                        minority interest not previously owned   broker research, analyst estimates,
                        by Thomson)                              workflow and technology-based solutions.
September 2000........  Primark Corporation                      A provider of financial and economic
                                                                 information products and solutions to
                                                                 financial, corporate and governmental
                                                                 decision-makers globally.
September 2000........  The Carson Group                         A financial information organization
                                                                 specializing in global shareholder
                                                                 research and related advisory services.
May 2000..............  Dialog's Information Services Division   An online information service provider.
March 2000............  Prometric                                A provider of computer-based testing and
                                                                 assessment services
July 1999.............  Macmillan Library Reference USA          A provider of encyclopedia-type
                                                                 publications.
July 1999.............  Editorial Aranzadi SA                    A publisher of a wide range of
                                                                 publications for legal practitioners and
                                                                 students in Spain.

     In 2001, cash consideration of $2,189 million was paid for acquisitions consummated after June 30, 2001. Those acquisitions are subject to the provisions of CICA Handbook Section 3062, which require that goodwill and identifiable intangible assets with indefinite useful lives not be amortized. In connection with those acquisitions, goodwill of $2,106 million and identifiable intangible assets of $400 million were recorded. The identifiable intangible assets are summarized as follows:

                                                                                WEIGHTED-
                                                                                 AVERAGE
                                                                               AMORTIZATION
                                                                                  PERIOD
                                                    HARCOURT   OTHER   TOTAL     (YEARS)
                                                    --------   -----   -----   ------------
Finite useful lives:
  Tradenames......................................     --       11       11         17
  Customer relationships..........................     50        6       56          6
  Databases and content...........................    201       --      201         15
  Other...........................................     --        5        5          8
                                                      ---       --      ---
                                                      251       22      273
Indefinite useful lives:
  Tradenames......................................    120        7      127
                                                      ---       --      ---
                                                      371       29      400
                                                      ===       ==      ===

 NON-CASH ASSET EXCHANGES

     In November 2001, Thomson exchanged assets with a fair market value estimated at $44 million, along with cash consideration of $10 million, for an investment in i-Deal, a partnership which will automate the process of issuing securities over the Internet. The resulting loss on this transaction of $9 million is included

                            THE THOMSON CORPORATION
in "Net gains on disposals of businesses and investments" in the consolidated statement of earnings and retained earnings. The investment is being accounted for using the equity method of accounting.

     In April 2001, Thomson contributed assets with a book value of $32 million in exchange for a 50% joint venture interest in Omgeo, a global trade processing business. This transaction had no impact on the consolidated earnings of Thomson.

     In January 2001, Thomson exchanged its interest in The Globe and Mail and other assets for a 20% equity interest in Bell Globemedia Inc. (BGM), a Canadian multimedia company. This transaction was recorded at 80% of the estimated fair value of net assets received, as Thomson continues to maintain a 20% indirect interest in The Globe and Mail. The resulting net gain of $317 million is included within "Net gains on disposals of businesses and investments" in the consolidated statement of earnings and retained earnings. Included in "Income taxes" in the consolidated statement of earnings and retained earnings is a charge of $75 million related to the transaction. This investment is being accounted for using the equity method and is included in "Other non-current assets" in the consolidated balance sheet. As of December 31, 2001, the Company's net investment in BGM was $380 million. Additionally, the Company maintains an associated liability for certain lands to be contributed to BGM on or before March 31, 2002. There will be no impact on consolidated earnings in connection with this future contribution, as the lands are recorded at estimated fair value as of December 31, 2001. As discussed in note 21, Woodbridge is an investor in BGM.

     In 2000, Thomson disposed of a business valued at $49 million via a non-cash exchange. The resulting loss of $9 million on this disposal is included within "Net gains on disposals of businesses and investments" in the consolidated statement of earnings and retained earnings in 2000.

 DISPOSALS

     Thomson received $412 million, $387 million and $209 million cash consideration in 1999, 2000 and 2001, respectively, from the disposals of businesses and investments within the following segments:

                                                              1999   2000   2001
                                                              ----   ----   ----
Legal and Regulatory........................................   107     --     --
Learning....................................................    38     76     53
Financial...................................................   154      5     49
Scientific and Healthcare...................................    70    231    105
Corporate and other.........................................    43     75      2
                                                               ---    ---    ---
                                                               412    387    209
                                                               ===    ===    ===

     In April 2001, Thomson sold Jane's Information Group to a subsidiary of Woodbridge (see note 21). Thomson retained a financial advisor that provided a fairness opinion on the sale price of $110 million. Accordingly, the transaction was recorded at this determined fair value. The gain on disposal of $80 million is included in "Net gains on disposals of businesses and investments" in the consolidated statement of earnings and retained earnings.

NOTE 18:  CUMULATIVE TRANSLATION ADJUSTMENT

     An analysis of the cumulative translation adjustment shown separately in shareholders' equity in the consolidated balance sheet is as follows:

                                                              2000   2001
                                                              ----   ----
Balance at beginning of year................................  (110)  (160)
Realized from disposals of businesses.......................    --     66
Translation.................................................   (50)  (137)
                                                              ----   ----
Balance at end of year......................................  (160)  (231)
                                                              ====   ====

                            THE THOMSON CORPORATION

NOTE 19:  STOCK-BASED COMPENSATION

 STOCK APPRECIATION RIGHTS PLAN

     Thomson has a Stock Appreciation Rights (SAR) plan that provides for the granting of SARs to officers and key employees. The SAR provides the holder with the opportunity to earn a cash award equal to the fair market value of the Company's common shares less the price at which the SAR was issued. Compensation expense is measured based on the market price of Thomson common shares at the end of the reporting period. The SARs outstanding under the plan have been granted at the closing price of the Company's common shares on the day prior to the date of grant, vest over a four- to eight-year period, and expire five to eleven years after the grant date. The compensation expense is recognized over the applicable period. At December 31, 2001, the authorized number of SARs was 20,500,000 and there were 3,261,870 units available for grant. Thomson recognized expense of $16 million and $55 million for the years ended December 31, 1999 and 2000, respectively, and recognized a benefit of $14 million related to the SAR plan for the year ended December 31, 2001 in the consolidated statement of earnings and retained earnings.

     A summary of the status of the Thomson SAR plan as of December 31, 1999, 2000 and 2001, and changes during the years ended on those dates is as follows:

                                        1999                         2000                          2001
                             --------------------------   ---------------------------   --------------------------
                                           CANADIAN $                    CANADIAN $                   CANADIAN $
                                           WEIGHTED-                     WEIGHTED-                    WEIGHTED-
                                            AVERAGE                       AVERAGE                      AVERAGE
                               SARS      EXERCISE PRICE      SARS      EXERCISE PRICE     SARS      EXERCISE PRICE
                             ---------   --------------   ----------   --------------   ---------   --------------
Outstanding at beginning of
  year.....................  6,843,987       27.30         5,907,854       28.28        4,393,204       31.11
Granted....................     17,500       44.09           377,940       47.28          225,117       48.45
Exercised..................   (711,958)      21.26        (1,148,398)      25.30         (675,837)      27.46
Cancelled..................   (241,675)      22.56          (744,192)      25.81         (517,740)      30.14
                             ---------                    ----------                    ---------
Outstanding at end of
  year.....................  5,907,854       28.28         4,393,204       31.11        3,424,744       33.11
                             =========                    ==========                    =========
Exercisable at end of
  year.....................  1,770,048       26.50         1,344,958       29.09        1,710,169       30.23
                             =========                    ==========                    =========

     The following table summarizes information on SARs outstanding at December 31, 2001:

                                                       SARS OUTSTANDING                             SARS EXERCISABLE
                                     ----------------------------------------------------   ---------------------------------
                                         NUMBER       WEIGHTED-AVERAGE      CANADIAN $          NUMBER          CANADIAN $
                                     OUTSTANDING AT      REMAINING       WEIGHTED-AVERAGE   EXERCISABLE AT   WEIGHTED-AVERAGE
CANADIAN $ RANGE OF EXERCISE PRICES     12/31/01      CONTRACTUAL LIFE    EXERCISE PRICE       12/31/01       EXERCISE PRICE
-----------------------------------  --------------   ----------------   ----------------   --------------   ----------------
16.00 -- 17.25................            36,700            2.8               17.04             26,200            16.98
21.77 -- 32.125...............         1,327,453            3.9               22.65            798,311            22.88
35.00 -- 44.50................         1,674,534            6.6               37.36            845,432            36.30
48.40 -- 57.45................           386,057            9.5               52.18             40,226            57.40

 STOCK INCENTIVE PLAN

     On January 24, 2000, the Board of Directors approved the adoption of a stock incentive plan. As of December 31, 2000 and 2001 there were 15,540,940 and 12,772,187 shares available for grant, respectively.

                            THE THOMSON CORPORATION

A summary of the status of the stock incentive plan as of December 31, 2000 and 2001, and changes during the years ended on those dates is as follows:

                                                      2000                         2001
                                           --------------------------   --------------------------
                                                         CANADIAN $                   CANADIAN $
                                                         WEIGHTED-                    WEIGHTED-
                                                          AVERAGE                      AVERAGE
                                            OPTIONS    EXERCISE PRICE    OPTIONS    EXERCISE PRICE
                                           ---------   --------------   ---------   --------------
Outstanding at beginning of year.........         --          --        4,459,060       50.02
Granted..................................  4,511,560       49.91        2,939,453       48.45
Exercised................................         --          --         (100,000)      41.00
Cancelled................................    (52,500)      41.00         (170,700)      47.18
                                           ---------                    ---------
Outstanding at end of year...............  4,459,060       50.02        7,127,813       49.56
                                           =========                    =========
Exercisable at end of year...............         --          --          932,781       51.42
                                           =========                    =========

     The following table summarizes information on stock options outstanding at December 31, 2001:

                                                     OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                                     ----------------------------------------------------   ---------------------------------
                                         NUMBER       WEIGHTED-AVERAGE      CANADIAN $          NUMBER          CANADIAN $
                                     OUTSTANDING AT      REMAINING       WEIGHTED-AVERAGE   EXERCISABLE AT   WEIGHTED-AVERAGE
CANADIAN $ RANGE OF EXERCISE PRICES     12/31/01      CONTRACTUAL LIFE    EXERCISE PRICE       12/31/01       EXERCISE PRICE
-----------------------------------  --------------   ----------------   ----------------   --------------   ----------------
41.00 -- 44.40................         1,771,800            8.1               41.02            332,400            41.00
45.90 -- 48.40................         2,828,283            9.9               48.37                 --               --
50.25 -- 57.45................         2,527,730            9.0               56.89            600,381            57.19

NOTE 20: SUPPLEMENTAL CASH FLOW INFORMATION

     Details of "Changes in working capital and other items" in the consolidated statement of cash flow are:

                                                              1999   2000   2001
                                                              ----   ----   ----
Accounts receivable.........................................  (99)    (42)  (50)
Inventories.................................................  (11)      4    (3)
Prepaid expenses and other current assets...................   10     (26)  (17)
Accounts payable and accruals...............................   (6)    (41)  (13)
Deferred revenue............................................   38     (12)   (5)
Income taxes................................................   30    (147)  226
Other.......................................................  (48)    (67)  (60)
                                                              ---    ----   ---
                                                              (86)   (331)   78
                                                              ===    ====   ===

     Income taxes paid during 1999, 2000 and 2001 were $91 million, $829 million and $141 million, respectively. The amount paid in 2000 included $605 million related to the sale of Thomson Newspapers. The amount paid in 2001 included $72 million related to the sale of Augusta Newsprint Company. Income tax refunds received during 2000 and 2001 were $49 million and $172 million, respectively. See note 22 for discussion of Augusta Newsprint Company and Thomson Newspapers.

NOTE 21: RELATED PARTY TRANSACTIONS

     Through Woodbridge and its affiliates, the Thomson family owns approximately 73% of the common shares of Thomson. During the years ended December 31, 2001 and 2000, Thomson entered into the following transactions with
Woodbridge:

     On April 4, 2001, Thomson sold Jane's Information Group to a subsidiary of Woodbridge (see note 17) and, on September 7, 2001, Thomson sold its 50 percent interest in Augusta Newsprint Company to Woodbridge (see note 22).

                            THE THOMSON CORPORATION

     In February 2001, a subsidiary of Woodbridge purchased $250 million of preferred shares of a subsidiary of Thomson, which pay annual cumulative dividends at 4.6%. In February 2002, the shares were exchanged for a separate preferred issuance in the same face amount. These new shares pay a fixed annual dividend of 4.5%, and are redeemable at the option of either Woodbridge or the Company beginning February 2006 and annually thereafter. At December 31, 2001, the preference shares were included within "Long-term debt" in the consolidated balance sheet, as they were refinanced in February 2002 with new preference shares due in 2006.

     On January 9, 2001, Thomson completed a transaction with BCE Inc. and Woodbridge in which Thomson exchanged its interest in The Globe and Mail and other related assets for a 20% equity interest in a new multimedia company, Bell Globemedia Inc. (see note 17). Woodbridge holds a 9.9% interest in Bell Globemedia Inc.

     In October 2000, Woodbridge subscribed in cash for 10,982,764 "A" ordinary shares of Thomson PLC with a par value of four sterling pence each for $0.6 million. In November 2000, Thomson PLC redeemed 226,223,830 of the common shares of Thomson PLC held by Woodbridge and its affiliates at their aggregate redemption price at par for $3 million (see note 13).

NOTE 22: DISCONTINUED OPERATIONS

     On February 15, 2000, Thomson announced its intention to sell the newspaper interests of Thomson Newspapers (TN). The primary activities of TN were the publishing of daily and non-daily newspapers, and other advertising and specialty publications in the US and Canada. The results, cash flows, and assets and liabilities of TN have been accounted for as a discontinued operation.

     During 2000, Thomson sold 51 of the 54 publications that had previously been identified for sale for proceeds of $2,473 million. During 2001, the remaining three publications were sold for proceeds of $121 million. Additionally, Thomson sold its 50% interest in Augusta Newsprint Company, a newsprint mill in Augusta, Georgia, to Woodbridge for $190 million. Thomson retained a financial advisor that provided a fairness opinion on the sales price. Accordingly, the sale of Augusta Newsprint Company was recorded at that determined fair value.

     The earnings from discontinued operations are summarized below:

                                                              1999   2000    2001
                                                              ----   -----   ----
Revenues from discontinued operations.......................  817      592   135
                                                              ===    =====   ===
Earnings from operations before income taxes................  139       62    27
Income taxes................................................  (16)      --   (12)
                                                              ---    -----   ---
Earnings from operations....................................  123       62    15
Gain on sale of discontinued operations.....................   --    1,053   173
Tax on gain.................................................   --     (463)  (96)
                                                              ---    -----   ---
Net gain on sale of discontinued operations.................   --      590    77
                                                              ---    -----   ---
Earnings from discontinued operations.......................  123      652    92
                                                              ===    =====   ===

     Operating loss before amortization, restructuring charges and Year 2000 costs during the period from January 1, 2000 to the measurement date of February 15, 2000 was $7 million.

     At December 31, 2000, non-current assets of discontinued operations principally comprised property and equipment, identifiable intangible assets and goodwill.

                            THE THOMSON CORPORATION

NOTE 23: YEAR 2000

     During 1999 and the first quarter of 2000, Thomson incurred costs in connection with the "Year 2000" issue. That issue related to concerns that most computer programs recognize an applicable year by its last two digits, rather than all four; as a result, concerns existed that any computer having time-sensitive software may not have accurately recognized the turn of the century. As Thomson incurred costs to address the Year 2000 issue, costs relating to maintenance and modification were expensed as incurred, while the costs of new hardware and software with future benefits were capitalized and are being amortized over their useful lives. In 1999 and 2000, Thomson expensed $91 million and $4 million, respectively, of such costs against continuing operations.

NOTE 24: SEGMENTED INFORMATION

     See pages F-7 and F-8.

     The reportable segments of Thomson are strategic business groups that offer products and services to target markets. The accounting policies applied by the segments are the same as those applied by the Company. The Company's four reportable segments are:

 LEGAL AND REGULATORY

     Providing integrated information and solutions to legal, tax, accounting, intellectual property, compliance and business professionals.

 LEARNING

     Providing integrated learning products, services and solutions to individuals, post-secondary learning institutions and businesses.

 FINANCIAL

     Providing integrated information and workflow solutions to the worldwide financial community.

 SCIENTIFIC AND HEALTHCARE

     Providing integrated information, services and solutions to researchers and other professionals in the healthcare, academic, scientific and governmental marketplaces.

     In connection with the 2001 decision to retain and manage as an independent group certain Thomson Financial businesses previously held for sale, a new operating segment known as Thomson Media was established. As Thomson Media does not meet the quantitative thresholds to be considered a reportable segment, it is included within the Corporate and other category. Segmented information for 1999 and 2000 has been reclassified on the same basis.

     Additionally, certain investments, as well as goodwill recognized in connection with the provisions of CICA Handbook Section 3465, "Income Taxes" previously recorded within the Corporate and other business segment have been reallocated to the respective market groups.

NOTE 25: SUBSEQUENT EVENTS (UNAUDITED)

     On May 2, 2002, Thomson filed a preliminary prospectus with securities regulatory authorities in Canada, and, pursuant to the Canada/United States of America multi-jurisdictional disclosure system, a registration statement with the U.S. Securities and Exchange Commission, in connection with a proposed public offering of common shares in the United States by Thomson and its principal shareholder, The Woodbridge Company Limited. Thomson will not receive any proceeds from the sale of shares by Woodbridge. Proceeds received by Thomson will be used for general corporate purposes including the repayment of existing indebtedness. Thomson expects this offering to be completed by the end of the second

                            THE THOMSON CORPORATION
quarter 2002 and, in connection with the offering, has applied to list its common shares on the New York Stock Exchange.

     Concurrent with the U.S. listing, Thomson will redeem the related common shares of Thomson PLC, its wholly owned UK subsidiary. Holders of the Thomson PLC common shares, which have a par value of one sterling penny each, will receive a notice specifying how these shares will be redeemed. This decision reflects the comparatively few Thomson PLC shares outstanding and the administrative and other costs required to maintain this share structure. The anticipated impact of the redemption on the consolidated financial statements is not expected to be material.

     Additionally, on May 2, 2002, Woodbridge announced the extension of its commitment to reinvest at least 50% of the dividends received by it and its subsidiaries in newly issued common shares under the Thomson dividend reinvestment plan for a further three years to June 2005. The commitment was originally made in June 1989, has since been extended twice, and was scheduled to expire in June 2002.

                            THE THOMSON CORPORATION

           RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                        IN THE UNITED STATES OF AMERICA

              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                      AND AS AT DECEMBER 31, 2000 AND 2001

     The consolidated financial statements of The Thomson Corporation (the "Company") have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"), which differ in some respects from generally accepted accounting principles in the United States of America ("U.S. GAAP"). The following schedule presents the material differences between Canadian and U.S. GAAP. As noted in Note 2, the Consolidated Statement of Income for 1999 does not include all information required to be presented.

                            THE THOMSON CORPORATION

           RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                        IN THE UNITED STATES OF AMERICA

          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                                        FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                                                      ----------------------
                                                              NOTES   1999     2000    2001
                                                              -----   -----   ------   -----
Net income attributable to common shares under Canadian
  GAAP......................................................            532    1,223     749
Differences in GAAP increasing/(decreasing) reported net
  income:
  Dividends declared on preference shares...................    8        28       28      27
  Development costs.........................................    4         5       29      74
  Identifiable intangible assets and goodwill...............    5       (65)      91    (121)
  Employee benefits.........................................    7         4       --      --
  Related party transactions................................    9        --       --    (169)
  Derivative instruments and hedging activities.............   11        --       --     (31)
  Income taxes..............................................    6       (19)     (39)     23
                                                                      -----   ------   -----
Net income under U.S. GAAP..................................            485    1,332     552
                                                                      -----   ------   -----
Other comprehensive income:
  Foreign currency translation..............................            (26)     (50)    (71)
  Unrealized net gains/(losses) on marketable securities
     (net of taxes in 1999 -- $22; 2000 -- $(22);
     2001 -- $0)............................................   10        93     (115)     22
  Minimum pension liability (net of taxes in 2001 -- $2)....    7        --       --      (5)
  Cumulative effect of adoption of SFAS 133 (net of taxes in
     2001 -- $0)............................................   11        --       --      15
  Net unrealized losses on SFAS 133 cash flow hedges (net of
     taxes in 2001 -- $0)...................................   11        --       --     (10)
                                                                      -----   ------   -----
                                                                         67     (165)    (49)
                                                                      -----   ------   -----
Other comprehensive income..................................            552    1,167     503
                                                                      =====   ======   =====
Basic and diluted earnings per common share, calculated
  before other comprehensive income items, under U.S.
  GAAP......................................................    8     $0.74   $ 2.09   $0.84
                                                                      =====   ======   =====

                                                                         {AS AT
                                                                      DECEMBER 31,
                                                                      -------------
                                                              NOTES   2000    2001
                                                              -----   -----   -----
Shareholders' equity as reported under Canadian GAAP........          7,818   8,220
Differences in GAAP increasing/(decreasing) reported
  shareholders' equity:
  Development costs.........................................    4      (110)    (36)
  Identifiable intangible assets and goodwill...............    5      (532)   (653)
  Minimum pension liability.................................    7        --      (7)
  Marketable securities.....................................   10       (22)     --
  Derivative instruments and hedging activities.............   11        --     (26)
  Income taxes..............................................    6       158     183
                                                                      -----   -----
Shareholders' equity under U.S. GAAP........................          7,312   7,681
                                                                      =====   =====

         The accompanying notes are an integral part of this schedule.

     The following schedule presents the Consolidated Statement of Income in accordance with U.S. GAAP, which differs from the presentation used in the Company's primary financial statements. As noted in Note 2, 1999 does not include a breakout of selling, marketing and corporate expenses.

                            THE THOMSON CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------
                                                    1999                 2000                 2001
                                             ------------------   ------------------   ------------------
                                             CANADIAN    U.S.     CANADIAN    U.S.     CANADIAN    U.S.
                                     NOTES     GAAP      GAAP       GAAP      GAAP       GAAP      GAAP
                                    -------  --------   -------   --------   -------   --------   -------
Revenues..........................     1       5,752      5,752     6,514      6,514     7,237      7,237
Costs & expenses:
  Operating expenses..............  2,4,5,7   (4,345)    (4,375)   (3,793)    (3,804)   (4,161)    (4,188)
  Selling, marketing and corporate
     expenses.....................     2          --         --    (1,187)    (1,187)   (1,290)    (1,290)
  Depreciation....................              (386)      (386)     (416)      (416)     (476)      (476)
  Amortization....................     5        (258)      (290)     (327)      (360)     (444)      (476)
  Restructuring charges...........               (38)       (38)      (37)       (37)      (30)       (30)
  Year 2000 costs.................               (91)       (91)       (4)        (4)       --         --
                                             -------    -------   -------    -------   -------    -------
                                              (5,118)    (5,180)   (5,764)    (5,808)   (6,401)    (6,460)
                                             -------    -------   -------    -------   -------    -------
Operating profit..................               634        572       750        706       836        777
Net gains on disposals of
  businesses and investments......    5,9         52         63        38         62       302        228
Net interest expense and other
  financing costs.................    11        (186)      (186)     (204)      (204)     (236)      (267)
                                             -------    -------   -------    -------   -------    -------
Income from continuing operations
  before income taxes.............               500        449       584        564       902        738
(Provision)/benefit for income
  taxes...........................     6         (63)       (84)       15         25      (168)      (145)
Equity in losses of equity-method
  investees, net of tax...........                --         --        --         --       (50)       (50)
Dividends declared on preference
  shares..........................     8         (28)        --       (28)        --       (27)        --
                                             -------    -------   -------    -------   -------    -------
Income from continuing
  operations......................               409        365       571        589       657        543
Income from discontinued
  operations......................    5,9        123        120       652        743        92          9
                                             -------    -------   -------    -------   -------    -------
Net income........................               532        485     1,223      1,332       749        552
Dividends declared on preference
  shares..........................     8          --        (28)       --        (28)       --        (27)
                                             -------    -------   -------    -------   -------    -------
Net income attributable to common
  shareholders....................               532        457     1,223      1,304       749        525
                                             =======    =======   =======    =======   =======    =======
Basic and diluted earnings per
  common share:...................     8
  Continuing operations...........           $  0.66    $  0.55   $  0.92    $  0.90   $  1.05    $  0.82
  Discontinued operations.........              0.20       0.19      1.04       1.19      0.14       0.02
                                             -------    -------   -------    -------   -------    -------
Net income per common share.......           $  0.86    $  0.74   $  1.96    $  2.09   $  1.19    $  0.84
                                             =======    =======   =======    =======   =======    =======

         The accompanying notes are an integral part of this schedule.

     The following is a listing of accounts in the Company's Consolidated Balance Sheet affected by the differences between Canadian and U.S. GAAP:

                            THE THOMSON CORPORATION

                         SELECT BALANCE SHEET ACCOUNTS

                           (MILLIONS OF U.S. DOLLARS)

                                                                 AS AT DECEMBER 31,
                                                   -----------------------------------------------
                                                            2000                     2001
                                                   ----------------------   ----------------------
                                                                    U.S.                     U.S.
                                         NOTES     CANADIAN GAAP    GAAP    CANADIAN GAAP    GAAP
                                       ---------   -------------   ------   -------------   ------
Identifiable intangible assets,
  net................................      5           4,659        4,293       4,921        4,536
Goodwill, net........................      5           6,171        5,888       7,903        7,594
Other non-current assets.............    4,10            827          706       1,263        1,227
Total assets.........................                 15,699       14,929      18,402       17,672


Accounts payable and accruals........      5           1,626        1,591       1,855        1,846
Long-term debt.......................     11           2,321        2,321       3,651        3,688
Other non-current liabilities........   5,7,11         1,264        1,193       1,262        1,226
Deferred income taxes................      6           1,284        1,126       1,439        1,256
Total liabilities....................                  7,881        7,617      10,182        9,991
Additional paid-in capital...........      9              --           --          --          169
Retained earnings....................                  5,943        5,459       6,253        5,545
Accumulated comprehensive income.....  3,7,10,11        (160)        (182)       (231)        (231)
Total shareholders' equity...........                  7,818        7,312       8,220        7,681
Total liabilities and shareholders'
  equity.............................                 15,699       14,929      18,402       17,672

         The accompanying notes are an integral part of this schedule.

                            THE THOMSON CORPORATION

        NOTES TO RECONCILIATION TO GAAP IN THE UNITED STATES OF AMERICA
          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

1.  REVENUES

     The Company sells information and content to its customers in various formats and utilizes several methods of delivery (e.g., print, CD-ROM, dedicated transmission lines, Internet, etc.). The Company considers the sale of information, no matter what the form and method of distribution to be revenues from tangible products, as presented in its Consolidated Statement of Income. Consulting, advertising and other services provided by the Company comprise less than 10% of total revenues.

2.   COSTS & EXPENSES

     Included in Operating Expenses are costs and expenses associated with the Company's operating units, except for selling, marketing and promotion expenses and the headquarters costs of these units. Such costs and expenses are included under Selling, Marketing and Corporate Expenses along with the Company's corporate expenses. U.S. GAAP requires operating and selling, general and administrative type costs to be separately disclosed. Segmentation of 1999 costs into these categories was not available.

3.  ACCUMULATED COMPREHENSIVE INCOME

     Under Canadian GAAP, the cumulative translation adjustment is shown separately in shareholders' equity in the Company's Consolidated Balance Sheet, whereas under U.S. GAAP the adjustment is reported within Accumulated Comprehensive Income. For presentation purposes, the cumulative translation adjustment, for Canadian GAAP, is included under the caption Accumulated Comprehensive Income in the Select Balance Sheet Accounts schedule.

4.  DEVELOPMENT COSTS

     Under Canadian GAAP, certain costs classified as development are deferred and amortized over their estimated useful lives. Under U.S. GAAP, all development costs are expensed as incurred. The difference between U.S. GAAP and Canadian GAAP represents the gross development costs capitalized in the respective year, net of the reversal of amortization expense recorded for Canadian GAAP relating to amounts previously capitalized.

5.  IDENTIFIABLE INTANGIBLE ASSETS AND GOODWILL

     Under U.S. GAAP, the allocation of the purchase price of acquisitions prior to January 1, 2001, and amortization of intangible assets differs from Canadian GAAP. These historical differences primarily relate to (i) costs that are required to be recorded as operating expenses under U.S. GAAP, which, prior to January 1, 2001 (the effective date of the Emerging Issues Committee 114, "Liability Recognition for Costs Incurred on Purchase Business Combinations," which conforms Canadian GAAP to U.S. GAAP), were capitalized under Canadian GAAP; (ii) a gain resulting from a 1997 disposal mandated by the U.S. Department of Justice which has been treated as a reduction of goodwill under Canadian GAAP; (iii) overall increased amortization charges; and (iv) differences in gain or loss calculations on business disposals resulting from the above factors.

                            THE THOMSON CORPORATION

 NOTES TO RECONCILIATION TO GAAP IN THE UNITED STATES OF AMERICA -- (CONTINUED)
          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

     Following were the significant identifiable intangible asset balances as at December 31, as accounted for under U.S. GAAP:

                                                               2000     2001
                                                              ------   ------
Trade names.................................................   1,263    1,415
Customer lists and relationships............................   1,470    1,615
Databases and content.......................................     839    1,100
Publishing rights...........................................   1,800    1,732
Other.......................................................     225      219
                                                              ------   ------
Identifiable intangible assets -- gross.....................   5,597    6,081
Less: accumulated amortization..............................  (1,304)  (1,545)
                                                              ------   ------
Identifiable intangible assets -- net.......................   4,293    4,536
                                                              ======   ======

     See note 17 for discussion of new accounting standard relating to intangible assets and goodwill.

6. INCOME TAXES

     On January 1, 2000, the Company adopted The Canadian Institute of Chartered Accountants (CICA) Handbook Section 3465, "Income Taxes," on a retroactive basis with restatement. The new accounting standard is substantially similar to U.S. GAAP. Adjustments to the net deferred tax liability balances on the balance sheet only relate to the tax effects of other U.S. GAAP reconciling items.

     One difference between the two standards is that, under Canadian GAAP, disclosure of a deferred tax asset is not required when management believes it is more likely than not that the asset will not be realized. U.S. GAAP requires disclosing the gross components of deferred tax assets and reflecting a valuation allowance if it is more likely than not that the asset will not be realized. The table below disclosing the Company's deferred tax assets and liabilities reflects the U.S. GAAP requirements.

     Another difference between the two standards is that, under Canadian GAAP, changes to future tax rates need only be substantially enacted to be considered, whereas for U.S. GAAP, changes to future rates must be enacted by law. This difference did not have a material impact on the U.S. GAAP presentation as discussed in these notes.

                            THE THOMSON CORPORATION

 NOTES TO RECONCILIATION TO GAAP IN THE UNITED STATES OF AMERICA -- (CONTINUED)
          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

     The components of income/(loss) from continuing operations before provision for income taxes on a U.S. GAAP basis are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1999     2000      2001
                                                              -----   -------   -------
Canada......................................................  (168)     (148)     (157)
U.S. and other jurisdictions................................   617       712       895
                                                              ----    ------    ------
  Total.....................................................   449       564       738
                                                              ====    ======    ======
The provision/(benefit) for income taxes consists of:
Canadian income taxes:
  Current...................................................     1         1         1
  Deferred..................................................    --      (105)       75
                                                              ----    ------    ------
Total Canadian..............................................     1      (104)       76
U.S. and other jurisdictions' income taxes:
  Current...................................................   120        55        92
  Deferred..................................................   (37)       24       (23)
                                                              ----    ------    ------
Total U.S. and other jurisdictions..........................    83        79        69
                                                              ----    ------    ------
     Total worldwide........................................    84       (25)      145
                                                              ====    ======    ======

     The deferred tax assets/(liabilities) as at December 31, on a U.S. GAAP basis consisted of the following items:

                                                               2000     2001
                                                              ------   ------
Acquisition reserves........................................      58       89
Accrued expenses............................................     111      181
Financial instruments.......................................      83      101
Investments.................................................      81       28
Tax loss and credit carryforwards...........................     323      349
Other.......................................................     189      197
                                                              ------   ------
  Total deferred tax asset..................................     845      945
Valuation allowance.........................................    (280)    (355)
                                                              ------   ------
  Net deferred tax asset....................................     565      590
Intangible assets...........................................  (1,426)  (1,495)
Fixed assets................................................     (94)    (135)
Other.......................................................    (171)    (216)
                                                              ------   ------
  Total deferred tax liability..............................  (1,691)  (1,846)
                                                              ------   ------
Net deferred tax liability..................................  (1,126)  (1,256)
                                                              ======   ======

     The valuation allowances of $280 and $355 at December 31, 2000 and 2001, respectively, relate primarily to Canadian and United Kingdom net operating loss carryforwards (NOLCs). The valuation allowances reflect management's belief that it is more likely than not that a portion of these assets will not be realized. The increase in the valuation allowance from 2000 to 2001 primarily relates to additional Canadian net operating losses sustained in 2001. At December 31, 2001, the Company had Canadian NOLCs of $533 and NOLCs in other jurisdictions of $47. The Canadian NOLCs will expire, if not previously utilized, as

                            THE THOMSON CORPORATION

 NOTES TO RECONCILIATION TO GAAP IN THE UNITED STATES OF AMERICA -- (CONTINUED)
          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

follows: 2003 -- $62; 2004 -- $59; and the majority of the remainder in 2007 and 2008. The majority of the NOLCs from other jurisdictions may be carried forward indefinitely.

     The following is a reconciliation of the income taxes calculated at the Canadian corporate tax rate (44% in 1999 and 2000 and 40% in 2001) with the income tax provision/(benefit):

                                                              1999   2000   2001
                                                              ----   ----   ----
Income from continuing operations before income taxes.......   449    564    738
                                                              ====   ====   ====
Income taxes at Canadian corporate tax rate.................   199    250    297
Differences attributable to:
  Non-deductible goodwill amortization......................    33     65     39
  Effect of income recorded at rates lower than the Canadian tax rate...............................................  (189)  (280)  (225)
  Changes in valuation allowances...........................    30    (63)    48
  Other, net................................................    11      3    (14)
                                                              ----   ----   ----
Income tax provision/(benefit)..............................    84    (25)   145
                                                              ====   ====   ====

     The total amount of undistributed earnings of non-Canadian subsidiaries for income tax purposes was approximately $5.9 billion at December 31, 2001. It is the Company's intention to reinvest undistributed earnings of its non-Canadian subsidiaries and, thereby, indefinitely postpone their remittance. Accordingly, no provision has been made for non-Canadian withholding taxes or Canadian income taxes that may become payable if undistributed earnings from non-Canadian subsidiaries were paid as dividends to the Company. The additional taxes on that portion of the undistributed earnings, which is available for dividends, are not practicably determinable.

7.  EMPLOYEE BENEFITS

     On January 1, 2000, the Company adopted CICA Handbook Section 3461, "Employee Future Benefits," on a cumulative adjustment basis applied retroactively without restatement of prior years. This Canadian standard is similar to U.S. GAAP and requires costs for employee future benefits be accrued over the periods in which employees earn the benefits. Prior to adopting the new Canadian standard, certain employee future benefits were expensed as incurred.

     Under U.S. GAAP, recognition of an additional minimum liability is required when the accumulated benefit obligation exceeds the fair value of the plan assets to the extent that such excess is greater than the accrued pension costs otherwise recorded. No such adjustment is required under Canadian GAAP. There was no additional minimum pension liability necessary as at December 31, 2000. At December 31, 2001, an additional minimum pension liability would have been required under U.S. GAAP.

8.  EARNINGS PER COMMON SHARE

     The basic and diluted earnings per common share (calculated before other comprehensive income items) differ from the Canadian GAAP earnings per common share as a result of the reconciling items in the determination of net income under U.S. GAAP. In 2000, the Company implemented a stock incentive plan. Because the number of weighted average options outstanding and other dilutive securities under the stock incentive plan were immaterial, the diluted earnings per common share amounts for 2000 and 2001 under U.S. GAAP are reported at the same amount as the basic earnings per common share amounts under U.S. GAAP. Under U.S. GAAP, earnings per common share amounts are computed after deducting from net income $28 of preference share dividends in each of 1999 and 2000 and $27 of preference share dividends in 2001. Under Canadian GAAP, such dividends are included as a component of net income.

                            THE THOMSON CORPORATION

 NOTES TO RECONCILIATION TO GAAP IN THE UNITED STATES OF AMERICA -- (CONTINUED)
          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

9.  RELATED PARTY TRANSACTIONS

     In April 2001, the Company sold Jane's Information Group to its majority shareholder, The Woodbridge Company Limited (Woodbridge). Additionally, in September 2001, the Company sold its 50 percent interest in Augusta Newsprint Company (Augusta), a discontinued operation, to Woodbridge.

     In accordance with Canadian GAAP, the Company recognized gains on these related party transactions in its Consolidated Statement of Income. Under U.S. GAAP, such related party gains are not recognizable in the Consolidated Statement of Income, but rather must be reflected as an equity transaction.

10.  MARKETABLE SECURITIES

     Under U.S. GAAP, investments with readily determinable fair values, which are classified as available-for-sale securities, are reported at fair value, with unrealized gains and losses excluded from income and reported within Other Comprehensive Income (OCI), net of tax. Under Canadian GAAP, such investments are recorded at cost, with no adjustments for changes in fair values, unless management has assessed a decline in value to be other than temporary, for which a charge to income would be recognized.

     Following below is a summary of the amounts recorded to Accumulated Comprehensive Income and reclassified to income for the periods presented herein under U.S. GAAP, net of tax:

Accumulated net unrealized gains on marketable securities at
  December 31, 1999.........................................   93
Reclassification of net gains to income.....................  (43)
Changes in fair value of marketable securities..............  (72)
                                                              ---
Accumulated net unrealized losses on marketable securities
  at December 31, 2000......................................  (22)
Reclassification of net losses to income....................   22
                                                              ---
Accumulated net unrealized gains/(losses) on marketable
  securities at December 31, 2001...........................   --
                                                              ===

11.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     There are primarily two types of exposures that the Company seeks to hedge by way of derivative instruments. These are exposures arising from adverse changes in currency exchange and interest rates. The Company uses currency swap arrangements to convert its obligations borrowed in currencies other than U.S. dollars into U.S. dollar amounts. Interest rate swaps are utilized to maintain an appropriate mix of the Company's debt portfolio between fixed and floating rates. Under Canadian GAAP, the fair values of these derivative instruments are disclosed in the notes to the Company's financial statements, but not recorded in the Company's Consolidated Balance Sheet. In order to reconcile to U.S. GAAP, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), as amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." Under SFAS 133, all derivative instruments are recognized on the balance sheet at their fair values, and changes in fair value are recognized (i) immediately in income for fair value hedges or for risk management strategies that do not qualify as, or are not designated as, hedges; or, (ii) initially in OCI and subsequently reclassified to income when the transaction being hedged effects income for cash flow hedges. Any ineffective portion of hedges is recognized in income as it occurs.

     As a result of adopting SFAS 133, and in accordance with the transition provisions, as of January 1, 2001, the Company recorded a transition credit of $15 to OCI related to its cash flow hedges. The transition impact on the Consolidated Statement of Income was not material and, thus, the adoption of SFAS 133 did not have a material impact on earnings per common share.

                            THE THOMSON CORPORATION

 NOTES TO RECONCILIATION TO GAAP IN THE UNITED STATES OF AMERICA -- (CONTINUED)
          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

     Following is additional information and disclosures concerning derivative instruments:

 CASH FLOW HEDGES

     The Company hedges variability in cash flows which arise from changes in exchange rates of certain non-US dollar denominated debt and floating rate debt, as well as the effects of changes in exchange rates on forecasted foreign currency denominated transactions. For cash flow hedges, the effective portion of the change in fair value of the derivative instrument is recorded in OCI and reclassified to income when the earnings effects of the hedged item are recognized in income.

     Following below is a summary of the cash flow hedging activity recorded to OCI and amounts reclassified to income in 2001 (amounts net of tax):

                                                                   2001
                                                               (LOSS)/GAIN
                                                              --------------
Cumulative effect of adoption of SFAS 133 on January 1,
  2001......................................................        15
Reclassification of net losses to income....................        25
Changes in fair value of cash flow hedges...................       (35)
                                                                   ---
Accumulated net unrealized gains as at December 31, 2001....         5
                                                                   ===

     The accumulated net unrealized gains as at December 31, 2001, are comprised of unrealized gains of $47 and unrealized losses of $42. It is expected that the net impact of amounts reclassified from OCI to income in 2002 will be a benefit to the Consolidated Statement of Income of approximately $1.

     In 2001, there were no forecasted transactions being hedged that failed to occur. At December 31, 2001, the maximum term of derivative instruments that hedge forecasted transactions is twelve months.

 FAIR VALUE HEDGES

     Under SFAS 133, fair value hedges are defined as those that offset the risk of changes in the fair values of assets, liabilities and firm commitments. For example, upon issuance, the Company converts certain fixed rate non-US dollar denominated debt to US dollar floating rate debt via the use of currency swap instruments. Changes in fair value of derivatives designated and effective as fair value hedges are recorded in income along with the corresponding change in the fair value of the hedged item attributable to the risk being hedged.

 NON-QUALIFIED DERIVATIVES

     SFAS 133 specifies criteria that must be met in order to apply hedge accounting. Derivatives that do not qualify for hedge accounting are marked to market through income. The amount of change in fair value of derivatives not designated as hedges at December 31, 2001, which were required to be marked to market through income was a loss of $31, and is included in Net Interest Expense and Other Financing Costs in the Company's Consolidated Statement of Income. These non-qualified derivatives relate to four interest rate swap agreements.

 INCOME EFFECTS OF DERIVATIVES

     In the context of hedging relationships, "effectiveness" refers to the degree to which fair value changes in the hedging instrument offset corresponding fair value changes in the hedged item. For the year ended December 31, 2001, the ineffective portion of qualifying hedges was not significant.

                            THE THOMSON CORPORATION

 NOTES TO RECONCILIATION TO GAAP IN THE UNITED STATES OF AMERICA -- (CONTINUED)
          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

12.  DEBT MATURITIES

     Following are the maturities of long-term debt before accounting for hedges in each of the next five years and thereafter: $473 in 2002, $284 in 2003, $679 in 2004, $282 in 2005, $614 in 2006 and $1,792 thereafter.

13.  CASH FLOW

     The Company's Consolidated Statement of Cash Flow is prepared in accordance with Canadian GAAP, which is consistent with the principles for cash flow statements in International Accounting Standard No. 7. Accordingly, as permitted by the Securities and Exchange Commission, a reconciliation of cash flows to U.S. GAAP has not been provided.

14.  ACCOUNTING FOR STOCK BASED COMPENSATION

     Under Canadian GAAP, the Company's Stock Incentive Plan is accounted for in a manner materially similar to U.S. GAAP, APB Opinion 25, "Accounting for Stock Options Issued to Employees." Had compensation cost for the Company's stock incentive plans been determined based upon the fair value at the date of grant, consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                    2000                    2001
                                            ---------------------   ---------------------
                                            U.S. GAAP   PRO FORMA   U.S. GAAP   PRO FORMA
                                            ---------   ---------   ---------   ---------
Net income................................    1,332       1,330         552         545
Earnings per common share:
  Basic...................................    $2.09       $2.09       $0.84       $0.83
  Diluted.................................    $2.09       $2.09       $0.84       $0.82

     These pro forma amounts may not be representative of future disclosures because the estimated fair value of options is amortized to expense over the vesting period, and additional options may be granted in future years.

     Using the Black-Scholes option pricing model the estimated weighted average fair value of options granted at date of grant was estimated to be $10.20 in 2000 and $8.56 in 2001. The Black-Scholes model was developed for the use in estimating the fair value of traded options that have no vesting restrictions. In addition, such models require the use of subjective assumptions, including expected stock price volatility. In management's opinion, such valuation models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The principal assumptions used in applying the Black-Scholes option pricing model were as follows:

                                                              2000    2001
                                                              -----   -----
Risk-free interest rate.....................................   5.9%    4.7%
Expected dividend yield.....................................   2.3%    2.1%
Expected stock price volatility.............................  27.9%   26.7%
Expected life (in years)....................................      6       6

No stock options were granted or outstanding in 1999.

15.  UNAUDITED PRO FORMA INFORMATION

     The following 1999 and 2000 unaudited pro forma information presents the results of operations of the Company as if the significant 2000 acquisitions had taken place on January 1, 1999 and 2000, respectively. Additionally, the 2000 and 2001 unaudited pro forma information includes the estimated effect of significant

                            THE THOMSON CORPORATION

 NOTES TO RECONCILIATION TO GAAP IN THE UNITED STATES OF AMERICA -- (CONTINUED)
          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

2001 acquisitions as if the acquisitions had occurred on January 1, 2000 and 2001, respectively. For each period shown, the unaudited pro forma information does not include adjustments to reflect the estimated effects of disposals of businesses, including the disposal of Mitchell International in April 2000, The Globe and Mail in January 2001, and Jane's Information Group in April 2001. Revenues from these and other smaller businesses disposed of over the period totaled $628 in 1999, $410 in 2000, and $62 in 2001. Refer to Note 17 of the Company's consolidated financial statements for a description of significant acquisitions in each year.

     The unaudited pro forma results may not be indicative of the results that would have been reported if the transactions had actually occurred at the beginning of the respective periods, or of operating results that may be attained in the future. The following unaudited pro forma information does not reflect any synergies anticipated by the Company as a result of the acquisitions, and assumes that the Company would have obtained similar financing as that which followed the acquisitions. Income from continuing operations is after income taxes, interest, and amortization charges. The pro forma data includes the full year effect of each of these items for each significant acquisition.

                               1999                    2000                    2001
                       ---------------------   ---------------------   ---------------------
                                   UNAUDITED               UNAUDITED               UNAUDITED
                       U.S. GAAP   PRO FORMA   U.S. GAAP   PRO FORMA   U.S. GAAP   PRO FORMA
                       ---------   ---------   ---------   ---------   ---------   ---------
Revenues.............    5,752       6,676       6,514       7,665       7,237       7,614
                        ------      ------      ------      ------      ------      ------
Income from
  continuing
  operations.........      365         243         589         390         543         452
Income from
  discontinued
  operations.........      120         120         743         743           9           9
                        ------      ------      ------      ------      ------      ------
Net income...........      485         363       1,332       1,133         552         461
                        ======      ======      ======      ======      ======      ======
Basic and diluted
  earnings per common
  share..............   $ 0.74      $ 0.54      $ 2.09      $ 1.77      $ 0.84      $ 0.69
                        ======      ======      ======      ======      ======      ======

16.  VALUATION ACCOUNT ACTIVITY

     The following table presents the activity in the Company's allowances against accounts receivable for the years ended December 31, 2000 and 2001:

                                                     ADDITIONS
                                                -------------------
                                 BEGINNING OF   CHARGED TO                              END OF
YEAR                             YEAR BALANCE    EXPENSE     OTHER*    WRITE-OFFS    YEAR BALANCE
----                             ------------   ----------   ------   ------------   ------------
2000...........................      273           379         14         (381)          285
2001...........................      285           425         58         (387)          381

---------------

* Other includes additions from acquisitions, net of reductions from disposals and impact from foreign currency translation.

17.  NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). This standard, which must be adopted as of January 1, 2002, is similar in all material respects to CICA Handbook Section 3062 "Goodwill and Other Intangible Assets," which also must be adopted under Canadian GAAP as of January 1, 2002. The Company recently completed its initial impairment review under the requirements of Handbook

                            THE THOMSON CORPORATION

 NOTES TO RECONCILIATION TO GAAP IN THE UNITED STATES OF AMERICA -- (CONTINUED)
          (MILLIONS OF U.S. DOLLARS, EXCEPT PER COMMON SHARE AMOUNTS)

Section 3062 and SFAS 142, and will recognize a charge in its first quarter of 2002 of $67 and $66, net of tax, respectively, associated with its adoption. The Company anticipates recording an additional transition charge of up to $100 in the second quarter in connection with the application of the new goodwill and other intangible assets standard by its equity method investees. These charges will not affect income under Canadian GAAP because they result from a change in accounting principle and will be charged directly to retained earnings in the Consolidated Balance Sheet, but under U.S. GAAP these amounts will be charged to income.

     Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143), was issued in June 2001. SFAS 143 establishes accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets. For purposes of its reconciliation to U.S. GAAP, the Company is required to adopt SFAS 143 as of January 1, 2003. The adoption of this standard is not expected to have a material impact on the Company's financial position or results of operations.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS
144). For purposes of its reconciliation to U.S. GAAP, the Company is required to adopt SFAS 144 as of January 1, 2002. The Company has determined that adoption of the Statement will not have a material effect on the Company's financial position or results of operations, but may result in certain future disposals being classified as discontinued operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         SHARES

                                      LOGO

                            THE THOMSON CORPORATION

                                 COMMON SHARES

                            ------------------------

                                   PROSPECTUS
                            ------------------------

MERRILL LYNCH & CO.                                               MORGAN STANLEY

RBC CAPITAL MARKETS   BEAR, STEARNS & CO. INC.  CREDIT SUISSE FIRST BOSTON
GOLDMAN, SACHS & CO.  TD SECURITIES             UBS WARBURG

                                          , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

       INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

     Under the Business Corporations Act (Ontario), The Thomson Corporation (the "Corporation") may indemnify a present or former director or officer or a person who acts or acted at the Corporation's request as a director or officer of another corporation of which the Corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Corporation or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Corporation, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Corporation or such other corporation to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the Corporation as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.

     The by-laws of the Corporation provide that the Corporation shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives of such a person against all costs, charges, expenses and liabilities incurred while carrying out such acts, except as prohibited by law.

     The by-laws of the Corporation further provide that the Corporation may, to the extent permitted by the Business Corporations Act (Ontario), purchase and maintain insurance for the benefit of any director or officer, a former director or officer or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor.

     A policy of directors' and officers' liability insurance is maintained by the Corporation which insures, subject to certain exclusions, directors and officers for losses as a result of claims against the directors and officers of the Corporation in their capacity as directors and officers and also reimburses the Corporation for payments made pursuant to the indemnity provided by the Corporation pursuant to the Business Corporations Act (Ontario) and the by-laws of the Corporation.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                    EXHIBITS

The following exhibits have been filed as part of this Registration Statement:

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
 4.1      Audited comparative consolidated financial statements as set out in pages 49 to 78 of the annual report of the
          Corporation for the year ended December 31, 2001 and the
          accompanying auditors' report on these statements
          (incorporated by reference to Form 6-K dated April 9, 2002)
 4.2      Management's discussion and analysis for the annual
          comparative financial statements of the Corporation for the year ended December 31, 2001 referred to in Exhibit 4.1 as set out on pages 44 to 57 of the annual information form of the Corporation dated May 2, 2002 (incorporated by reference to Form 40-F dated May 2, 2002)
 4.3      Management information circular dated April 9, 2002 relating to the annual meeting of shareholders of the Corporation to be held on May 8, 2002, except for the sections entitled
          "Report on Executive Compensation" and "Performance Graph"
          (incorporated by reference to Form 6-K dated April 9, 2002)
 4.4      Annual information form of the Corporation dated May 2, 2002
          (incorporated by reference to Form 40-F dated May 2, 2002)
 4.5      Press release dated May 2, 2002 in respect of the
          announcement of the financial results of the Corporation for the three months ended March 31, 2002 except for the section entitled "Financial Outlook" (incorporated by reference to
          Form 6-K dated May 2, 2002)
 5.1      Consent of PricewaterhouseCoopers LLP
 5.2      Consent of Torys LLP
 6.1      Powers of Attorney (included on the signature pages of this
          Registration Statement)

                                    PART III

                 UNDERTAKINGS AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKINGS

     The Registrant hereby undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Registration Statement on Form F-10 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS

     Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written Irrevocable Consent and Power of Attorney on Form F-X.

                                      III-1

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 2nd day of May, 2002.

                                          THE THOMSON CORPORATION

                                          By: /s/ RICHARD J. HARRINGTON
                                            ------------------------------------
                                                   Richard J. Harrington
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     The Thomson Corporation and each person whose signature appears below hereby appoints Stephane Bello and David J. Hulland as attorneys-in-fact with full power of substitution, severally, to execute in the name and on behalf of The Thomson Corporation and each such person, individually, and in each capacity stated below, one or more amendments (including post-effective amendments) to the Registration Statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to the Registration Statement with the U.S. Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

            /s/ RICHARD J. HARRINGTON                President, Chief Executive Officer    May 2, 2002
 ------------------------------------------------    and Director (Principal Executive
              Richard J. Harrington                               Officer)

               /s/ ROBERT D. DALEO                    Executive Vice-President, Chief      May 2, 2002
 ------------------------------------------------      Financial Officer and Director
                 Robert D. Daleo                          (Principal Financial and
                                                            Accounting Officer)

              /s/ KENNETH R. THOMSON                              Director                 May 2, 2002
 ------------------------------------------------
                Kenneth R. Thomson

             /s/ W. GEOFFREY BEATTIE                              Director                 May 2, 2002
 ------------------------------------------------
               W. Geoffrey Beattie

                                                                  Director                 May   , 2002
 ------------------------------------------------
                   John A. Tory

                                                                  Director                 May   , 2002
 ------------------------------------------------
                Ronald D. Barbaro

                                                                  Director                 May   , 2002
 ------------------------------------------------
            V. Maureen Kempston Darkes

              /s/ STEVEN A. DENNING                               Director                 May 2, 2002
 ------------------------------------------------
                Steven A. Denning

                                      III-2

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----


                                                                  Director                 May   , 2002
 ------------------------------------------------
                  John F. Fraser

                                                                  Director                 May   , 2002
 ------------------------------------------------
                 Roger L. Martin

              /s/ VANCE K. OPPERMAN                               Director                 May 2, 2002
 ------------------------------------------------
                Vance K. Opperman

                                                                  Director                 May   , 2002
 ------------------------------------------------
                 David H. Shaffer

              /s/ DAVID K.R. THOMSON                              Director                 May 2, 2002
 ------------------------------------------------
                David K.R. Thomson

              /s/ RICHARD M. THOMSON                              Director                 May 2, 2002
 ------------------------------------------------
                Richard M. Thomson

               /s/ PETER J. THOMSON                               Director                 May 2, 2002
 ------------------------------------------------
                 Peter J. Thomson

                                      III-3

                           AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative certifies that it is the duly authorized United States representative of The Thomson Corporation and has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of The Thomson Corporation in the United States, in the City of Stamford, State of Connecticut, on this 2nd day of May, 2002.

                                          THOMSON U.S. HOLDINGS INC.
                                          (Authorized Representative)

                                          By: /s/ EDWARD A. FRIEDLAND
                                            ------------------------------------
                                                    Edward A. Friedland
                                                Vice President and Assistant
                                                          Secretary

                                      III-4

                                    EXHIBITS

The following exhibits have been filed as part of this Registration Statement:

                                                                         SERIALLY
EXHIBIT                                                                  NUMBERED
NUMBER    DESCRIPTION                                                      PAGE
-------   -----------                                                    --------
 4.1      Audited comparative consolidated financial statements as set out in pages 49 to 78 of the annual report of the
          Corporation for the year ended December 31, 2001 and the
          accompanying auditors' report on these statements
          (incorporated by reference to Form 6-K dated April 9, 2002)
 4.2      Management's discussion and analysis for the annual
          comparative financial statements of the Corporation for the year ended December 31, 2001 referred to in Exhibit 4.1 as set out on pages 44 to 57 of the annual information form of the Corporation dated May 2, 2002 (Incorporated by reference to Form 40-F dated May 2, 2002)
 4.3      Management information circular dated April 9, 2002 relating to the annual meeting of shareholders of the Corporation to be held on May 8, 2002, except for the sections entitled
          "Report on Executive Compensation" and "Performance Graph"
          (incorporated by reference to Form 6-K dated April 9, 2002)
 4.4      Annual information form of the Corporation dated May 2, 2002
          (incorporated by reference to Form 40-F dated May 2, 2002)
 4.5      Press release dated May 2, 2002 in respect of the
          announcement of the financial results of the Corporation for the three months ended March 31, 2002 except for the section entitled "Financial Outlook" (incorporated by reference to
          Form 6-K dated May 2, 2002)
 5.1      Consent of PricewaterhouseCoopers LLP                            164
 5.2      Consent of Torys LLP                                             165
 6.1      Powers of Attorney (included on the signature pages of this
          Registration Statement)